As filed with the Securities and Exchange Commission on February 11, 2021.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Rennova Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8062	68-0370244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Seamus Lagan

Chief Executive Officer and President

Rennova Health, Inc.

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

(Name, address. including zip code, and telephone number,
including area code, of agent for service)

Copies to:

J. Thomas Cookson, Esq.

Shutts & Bowen LLP

200 South Biscayne Boulevard, Suite 4100

Miami, Florida 33131

Tel: (305) 379-9141

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [X] Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.0001 per share, underlying Series B Warrants (2)(3)	82,877,226	(4)	$0.011	$911,650	$100

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents common stock issuable upon the exercise (at a price of $0.011 per share) of outstanding Series B Warrants.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may become issuable after the date hereof as a result of stock splits, stock dividends, anti-dilution adjustments or similar transactions.
(4)	To be offered and sold by the selling stockholders identified in this registration statement upon the exercise of Series B Warrants, based on an exercise price of $0.011,

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated February 11, 2021

82,877,226 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the resale, from time to time, by the selling stockholders listed in this prospectus under the section “Selling Stockholders,” of up to 82,877,226 shares of common stock, par value $.0001 per share, of Rennova Health, Inc., issuable upon the exercise of Series B Warrants which we sold to the Selling Stockholders in private placements on March 21, 2017.

The Selling Stockholders may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Series B Warrants which, if exercised in full in cash, would result in gross proceeds of $911,650. See the section entitled “Use of Proceeds” on page 21 of this prospectus.

Our common stock is traded on the OTC Pink under the symbol “RNVA.” The last reported sales price of our common stock on February __, 2021 was $[●] per share. There were 248,631,679 shares of our common stock outstanding as of February 10, 2021.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [_______], 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). By using such registration statement, the Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of our information contained in this prospectus before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find Additional Information,” and “Incorporation of Certain Information by Reference” in this prospectus.

We and the Selling Stockholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Rennova Health, Inc. or any Selling Stockholder. Neither the delivery of this prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Rennova Health, Inc. since the date hereof. You should assume that information contained in this prospectus is accurate only as of the date on the front cover hereof. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus or are incorporated by reference in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or the “Company” refer to Rennova Health, Inc.

Rennova Health, Inc. (“Rennova” or the “Company”) is a provider of healthcare services for healthcare providers, their patients and individuals. In late 2016, the Company decided to pursue the opportunity to acquire and operate clusters of rural hospitals and is currently focused on implementing this business model. The Company now owns three hospitals and a physician’s office in Tennessee and a rural clinic in Kentucky. During the three months ended September 30, 2020, the Company announced that it had reached an agreement to sell its last clinical laboratory outside of its hospital labs, EPIC Reference Labs, Inc., and as a result EPIC Reference Labs, Inc.’s operations have been classified as held for sale and included in discontinued operations for all periods in 2020. The Company’s operations now consist of only one business segment, Hospital Operations.

Hospital Operations

We believe that the acquisition or development of rural hospitals will create a stable revenue base from a needed service and believe that we can expand the sales of our products and services to surrounding medical providers and doctors’ groups.

Scott County Community Hospital (DBA Big South Fork Medical Center)

On January 13, 2017, we closed on an asset purchase agreement to acquire certain assets related to Scott County Community Hospital, based in Oneida, Tennessee (the “Oneida Assets”). The Oneida Assets include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital is classified as a Critical Access Hospital (rural) with 25 beds, a 24/7 emergency department, operating rooms and a laboratory that provides a range of diagnostic services. Scott County Community Hospital closed in July 2016 in connection with the bankruptcy filing of its parent company, Pioneer Health Services, Inc. We acquired the Oneida Assets out of bankruptcy for a purchase price of $1.0 million. The hospital, which has been renamed Big South Fork Medical Center, became operational on August 8, 2017.

Jamestown Regional Medical Center

On January 31, 2018, the Company entered into an asset purchase agreement to acquire certain assets related to an acute care hospital located in Jamestown, Tennessee, referred to as Jamestown Regional Medical Center. The purchase was completed on June 1, 2018. The hospital was acquired by a newly-formed subsidiary, Jamestown TN Medical Center, Inc., and is an 85-bed facility of approximately 90,000 square feet on over eight acres of land, which offers a 24-hour Emergency Department with two spacious trauma bays and seven private exam rooms, inpatient and outpatient medical services and a Progressive Care Unit which provides telemetry services. The acquisition also included a separate physician practice known as Mountain View Physician Practice, Inc. Jamestown is located 38 miles west of our Big South Fork Medical Center. The Company suspended operations at the hospital in June 2019, as a result of the termination of its Medicare agreement. The Company plans to reopen the hospital upon receiving Medicare approval and securing adequate capital to do so.

Jellico Medical Center

On March 5, 2019, the Company closed an asset purchase agreement whereby it acquired certain assets related to an acute care hospital located in Jellico, Tennessee and an outpatient clinic located in Williamsburg, Kentucky. The hospital is known as Jellico Community Hospital and the clinic is known as the CarePlus Center. The hospital and the clinic and their associated assets were acquired from Jellico Community Hospital, Inc. and CarePlus Rural Health Clinic, LLC, respectively.

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Jellico Community Hospital is a fully operational 54-bed acute care facility that offers comprehensive services, including diagnostic imaging, radiology, surgery (general, gynecological and vascular), nuclear medicine, wound care and hyperbaric medicine, intensive care, emergency care and physical therapy. Jellico is located 33 miles east of our Big South Fork Medical Center. The CarePlus Center offers sophisticated testing capabilities and compassionate care, all in a modern, patient-friendly environment. Services include diagnostic imaging services, x-ray, mammography, bone densitometry, computed tomography (CT), ultrasound, physical therapy and laboratory services on a walk-in basis.

The purchase price was $658,537. This purchase price was made available by Christopher Diamantis, a former director of the Company. Diligence, legal and other costs associated with the acquisition were approximately $250,000, meaning the total cost of acquisition to the Company was approximately $908,000.

Our hospital operations began on August 8, 2017, following the receipt of the required licenses and regulatory approvals. They generated net revenues of approximately $5.9 million and approximately $13.2 million during the nine months ended September 30, 2020 and 2019, respectively, and approximately $16.1 million and approximately $14.4 million during the years ended December 31, 2019 and 2018, respectively. During 2019 and 2018, based on our revenue collection history achieved, management recognized an approximately 13% and 17% hospital collection rate, respectively.

Discontinued Operations

On July 12, 2017, we announced plans to spin off our Advanced Molecular Services Group (“AMSG”) and in the third quarter of 2017 our Board of Directors voted unanimously to spin off the Company’s wholly-owned subsidiary, Health Technology Solutions, Inc. (“HTS”), as independent publicly traded companies by way of tax-free distributions to the Company’s stockholders. On June 10, 2020, the Company signed an agreement for the separation of these divisions into a public company. The agreement is with TPT Global Tech, Inc. (OTC: TPTW), a California-based public company, to merge HTS and AMSG into a public company after TPT completes a merger of its wholly-owned subsidiary, InnovaQor, Inc., with this public company. The public company will be known as InnovaQor going forward. Completion of the agreement is subject to a number of approvals and consents which need to be secured to complete the transaction. Subject to closing and the relevant SEC approvals it is intended that Rennova will receive approximately $22 million of preferred shares in the transaction, $5 million of which will be converted to common shares in the public company, and distributed to Rennova shareholders upon completion of the relevant registration/approvals with the SEC. The remaining approximately $17 million of preferred shares held by Rennova as an investment in InnovaQor will be convertible to common shares on achievement of certain milestones going forward. There can be no assurance that the transaction as described will be consummated or that terms including numbers or values for consideration shares will not change significantly before closing

The strategic goal of this transaction is to create a separate public company which can focus on its own strengths and operational plans and create value for Rennova and its shareholders. The Company has reflected the amounts relating to AMSG and HTS (referred to as the AMSG & HTS Group) as deposal groups classified as held for sale and included in discontinued operations in the Company’s financial statements incorporated by reference in this prospectus.

During the third quarter of 2020, the Company announced that it had reached an agreement to sell its last clinical laboratory outside of its hospital labs, EPIC Reference Labs, Inc., and as a result EPIC Reference Labs, Inc.’s operations have been classified as held for sale and included in discontinued operations for all periods in 2020 in the Company’s unaudited condensed consolidated financial statements incorporated by reference in this prospectus.

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Recent Developments

Reverse Stock Split

On July 30, 2020, the Company filed an Amendment to its Certificate of Incorporation in order to effect a 1-for-10,000 reverse stock split of the Company’s shares of common stock effective on July 31, 2020. On May 7, 2020, the holders of a majority of the total voting power of the Company’s securities approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of all of the Company’s shares of common stock at a specific ratio within a range from 1-for-100 to 1-for-10,000, and granted authorization to the Board of Directors to determine in its discretion the specific ratio and timing of the reverse split on or prior to December 31, 2020. The Board approved the specific ratio and timing on July 22, 2020.

As a result of the reverse stock split, every 10,000 shares of the Company’s pre-reverse split common stock were combined and reclassified into one share of the Company’s common stock. Proportionate voting rights and other rights of common stockholders were not affected by the reverse stock split, other than as a result of the cash payment for any fractional shares that would have otherwise been issued. Stockholders who would otherwise hold a fractional share of common stock received a cash payment in respect of such fraction of a share of common stock. No fractional shares were issued in connection with the reverse stock split.

The reverse stock split became effective at 5:00 p.m., Eastern Time, on July 31, 2020 and the Company’s common stock continued to trade on a post-split basis at the open of business on August 3, 2020. The Company’s post-reverse split common stock has a new CUSIP number, but the par value and other terms of the common stock were not affected by the reverse stock split, except that, for the first 20 days after the reverse split, the common stock traded under the symbol “RNVAD”. It currently trades under our existing symbol “RNVA”. Prior to the reverse split, the Company had approximately 9.9 billion shares of common stock outstanding, which resulted in approximately 990,000 post-split shares.

All outstanding preferred shares, stock options, warrants and equity incentive plans immediately prior to the reverse stock split have generally been appropriately adjusted by dividing the number of shares of common stock into which the preferred shares, stock options, warrants and equity incentive plans were exercisable or convertible by 10,000 and multiplying the exercise or conversion price by 10,000, as a result of the reverse stock split.

Voting Agreement

On August 13, 2020, Mr. Diamantis entered into a Voting Agreement and Irrevocable Proxy (the “Voting Agreement”) with the Company, Mr. Lagan and Alcimede LLC (of which Mr. Lagan is the sole manager) pursuant to which Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock held by Mr. Diamantis, Mr. Diamantis has retained all other rights under the Series M Preferred Stock. The foregoing description of the Voting Agreement does not purport to be complete and is qualified by reference to the Voting Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Exchange of Debentures and Preferred Stock

On August 31, 2020, the Company entered into Exchange, Redemption and Forbearance Agreements (the “Agreements”) with certain institutional investors in the Company. In the Agreements, the investors agreed to reduce their holdings of the Company’s debentures by approximately $19.3 million (including accrued interest and penalties) by exchanging the debentures and all of the outstanding shares of the Company’s Series I-1 Convertible Preferred Stock and Series I-2 Convertible Preferred Stock for 30,435 shares of the Company’s newly-authorized Series N Convertible Redeemable Preferred Stock (the “Series N Preferred Stock”). The terms of the Series N Preferred Stock are set forth under “Description of Capital Stock – Preferred Stock”. Christopher Diamantis, a former director of the Company, is also a party to the Agreements as he continues to be a guarantor of a portion of the remaining debt.

The investors continue to own, after the initial exchange, approximately $14.9 million (including accrued interest and penalties) of debentures, but agreed that the Company could redeem $10 million of its obligations under these debentures held by the investors at face value, plus accrued interest and penalties. These debentures include approximately $5.0 million under debentures that have been guaranteed by Mr. Diamantis. This redemption right was exercisable for 90 days after August 31, 2020. If it had been exercised in full, the remaining debentures held by the investors (totaling approximately $4.9 million, including accrued interest and penalties) would have been exchanged for approximately 4,900 additional shares of Series N Preferred Stock.

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During the 90-day redemption period (or until the occurrence of certain specified events, if earlier), the investors agreed to forbear from exercising any remedies against the Company or Mr. Diamantis as a result of any existing defaults under the outstanding securities. During that period, additional interest and penalties did not accrue and would have been forgiven if the redemption right was exercised in full. The redemption right was not exercised and all such additional amounts have become due and payable.

Outlook

We believe that the transition of our business model from diagnostics is now complete and once stabilized will create more predictable and stable revenue. Rural hospitals provide a much-needed service to their local communities and reduce our reliance on commission-based sales employees to generate sales. We currently operate two hospitals and a rural clinic in the same general geographic location and own another hospital and physician’s office at which operations are currently suspended. Owning a number of facilities in the same geographic location will create numerous efficiencies in purchasing and staffing and will enable the provision of additional, specialized and more valuable services that are needed by rural communities but cannot be sustained by a standalone rural hospital. We remain confident that this is a sustainable model we can continue to grow through acquisition and development and believe that we can benefit from the compliance and IT and software capabilities we already have in place. The progress of the coronavirus (“COVID-19”) pandemic, which is more fully discussed below, has severely affected our operations and may cause such expectations not to be achieved or, even if achieved, not to be done in the expected timeframe.

Impact of the Pandemic

The COVID-19 pandemic was declared a global pandemic by the World Health Organization on March 11, 2020. We have been closely monitoring the COVID-19 pandemic and its impact on our operations and we have taken steps intended to minimize the risk to our employees and patients. These steps have increased our costs and our revenues have been significantly adversely affected. Demand for hospital services has substantially decreased. As noted in Notes 1 and 7 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus, we have received Paycheck Protection Program (“PPP”) loans as well as Health and Human Services (“HHS”) Provider Relief Funds from the federal government. If the COVID-19 pandemic continues for a further extended period, we expect to incur significant losses and additional financial assistance may be required. Going forward, we are unable to determine the extent to which the COVID-19 pandemic will continue to affect our business. The nature and effect of the COVID-19 pandemic on our balance sheet and results of operations will depend on the severity and length of the pandemic in our service areas; government activities to mitigate the pandemic’s effect; regulatory changes in response to the pandemic, especially those affecting rural hospitals; and existing and potential government assistance that may be provided.

The COVID-19 pandemic and the steps taken by governments to seek to reduce its spread have severely impacted the economy and the health care industry in particular. Hospitals have especially been affected. Small rural hospitals, such as ours, may be overwhelmed by patients if conditions worsen in their local areas. Staffing costs, and concerns due to the potential exposure to infections, may increase, as may the costs of needed medical supplies necessary to keep the hospitals open. Doctors and patients may defer elective procedures and other health care services. Travel bans, social distancing and quarantines may limit access to our facilities. Business closings and layoffs in our local areas may result in the loss of insurance and adversely affect demand for our services, as well as the ability of patients and other payers to pay for services as rendered.

Hospitalizations in Tennessee for COVID-19 have been increasing. In particular, infection rates in each of the three counties in which the Company owns hospitals are at the highest levels to date. These developments have had, and may continue to have, a material adverse effect on the Company and the operations of our hospitals. Our plans to reopen our Jamestown Regional Medical Center, whose operations were suspended in June 2019, have been disrupted by the pandemic and the timing of the reopening has been delayed.

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On September 14, 2020, the Company announced that it had purchased and taken delivery of equipment to provide rapid testing for COVID-19 at Jellico Community Hospital and CarePlan Center and Big South Fork Medical Center in an effort to provide the Company with an additional revenue stream.

Corporate Information

Effective November 2, 2015, the Company, a Delaware corporation, changed its name from “CollabRx, Inc.” to “Rennova Health, Inc.” The Company was previously named Tegal Corporation until 2012 when it acquired a private company named CollabRx, Inc. and changed its name to “CollabRx, Inc.” Tegal Corporation was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. Tegal’s predecessor company was founded in 1972 and was acquired by Motorola, Inc. in 1978. Tegal completed its initial public offering in October 1995.

The Company’s fiscal year-end is December 31.

Our principal executive offices are located at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number is (561) 855-1626. Our website address is www.rennovahealth.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Securities Offered by the Selling Stockholders	82,877,226 shares of our Common Stock

Offering Price per Share	The Selling Stockholders may sell all or a portion of the shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. However, we may receive proceeds from the cash exercise of the Series B Warrants which, if exercised in full in cash, would result in gross proceeds of $911,650. See “Use of Proceeds.”

Stock Symbol	RNVA

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, which are incorporated by reference in this prospectus, before deciding whether to invest in our securities. Information in this prospectus may be amended, supplemented or superseded from time to time by reports we file with the SEC in the future. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

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Risks Related to this Offering

Our common stock is subject to substantial dilution by exercises of warrants and conversions or exercises of other securities into common stock.

The Company has outstanding options, warrants, convertible preferred stock and convertible debentures. Exercise of the options and warrants, and conversions of the convertible preferred stock and debentures could result in substantial dilution of our common stock and a decline in its market price. In addition, the terms of certain of the warrants, convertible preferred stock and convertible debentures issued by us provide for reductions in the per share exercise prices of the warrants and the per share conversion prices of the debentures and preferred stock (if applicable and subject to a floor in certain cases), in the event that we issue common stock or common stock equivalents (as that term is defined in the agreements) at an effective exercise/conversion price that is less than the then exercise/conversion prices of the outstanding warrants, preferred stock or debentures, as the case may be. These provisions, as well as the issuances of debentures and preferred stock with conversion prices that vary based upon the price of our common stock on the date of conversion, have resulted in significant dilution of our common stock and have given rise to reverse splits of our common stock.

The following table presents the dilutive effect of our various potential common shares as of September 30, 2020:

September 30, 2020
Common shares outstanding	1,866,929
Dilutive potential shares:
Stock options	26
Warrants	335,446,218
Convertible debt	51,133,333
Convertible preferred stock	313,807,465
Total dilutive potential common shares, including outstanding common stock	702,253,972

Continued conversions and exercises of the Company’s outstanding securities into common stock have further depressed the market price of our common stock and have caused corresponding decreases of the exercise and conversion prices of much of the remaining convertible securities due to their anti-dilution provisions.

The sale of a substantial amount of our common stock, including resale of the shares of common stock issuable upon the exercise of the Warrants held by the Selling Stockholders, in the public market could adversely affect the prevailing market price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities.

A substantial number of shares of common stock are being offered by this prospectus, and we cannot predict if and when the Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangement, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Risks Related to the Company

The holders of our Series M Convertible Preferred Stock have, in the aggregate, votes equal to 51% of all of the Company’s voting securities.

Regardless of the number of shares of Series M Preferred Stock outstanding and so long as at least one share of Series M Preferred Stock is outstanding, the outstanding shares of Series M Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any meeting of stockholders or action by written consent. This means that the holders of Series M Preferred Stock have sufficient votes, by themselves, to approve or defeat any proposal voted on by the Company’s stockholders, unless there is a supermajority required under applicable law or by agreement. Holders of Common Stock, therefore, will not have any control on issues submitted to a vote of stockholders.

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Christopher Diamantis, a former director of the Company, owns all of the outstanding Series M Preferred Stock. On August 13, 2020, however, he granted an irrevocable proxy to vote the Series M Preferred Stock to Seamus Lagan, the Chief Executive Officer, President and Interim Chief Financial Officer of the Company. As a result, Mr. Lagan controls a majority of the voting securities of the Company.

The current and potential effects of the coronavirus pandemic have had, and may continue to have, a material adverse impact on our business, results of operations and financial condition.

Demand for services at our hospitals due to the COVID-19 pandemic has substantially decreased, resulting in materially lower revenues. If the pandemic continues for a further extended period, we expect to incur additional significant losses and additional financial assistance may be required. Hospitalizations in Tennessee for COVID-19 have been increasing. In particular, infection levels in each of the three counties in which the Company owns hospitals are at the highest levels to date. An availability of vaccines may lessen the impact of the virus but no assurance can be given as to the timing of that occurring in our service area.

The coronavirus pandemic and the steps taken by governments to seek to reduce its spread have severely impacted the economy and the health care industry in particular. Hospitals have especially been affected. Small rural hospitals, such as ours, may be overwhelmed by patients if conditions worsen in their local areas. Staffing costs, and concerns due to the potential exposure to infections, may increase, as may the costs of needed medical supplies necessary to keep the hospitals open. Doctors and patients may defer elective procedures and other health care services. Travel bans, social distancing and quarantines may limit access to our facilities. Business closings and layoffs in our local areas may result in the loss of insurance and adversely affect demand for our services, as well as the ability of patients and other payers to pay for services as rendered.

Although our financial statements have been prepared on a going concern basis, we have recently accumulated significant losses and have negative cash flows from operations that could adversely affect our ability to refinance existing indebtedness or raise additional capital to fund our operations or limit our ability to react to changes in the economy or our industry. Restrictive covenants in the agreements governing our indebtedness may adversely affect us. These or additional risks or uncertainties not presently known to us, or that we currently deem immaterial, raise substantial doubt about our ability to continue as a going concern.

If we are unable to improve our liquidity position we may not be able to continue as a going concern. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business, which could cause investors to suffer the loss of all or a substantial portion of their investment.

We have accumulated significant losses and have negative cash flows from operations, and at September 30, 2020, we had a working capital deficit and accumulated deficit of $47.6 million and $663.5 million, respectively. In addition, we incurred a loss from continuing operations of $9.7 million for the nine months ended September 30, 2020 and we used cash of $13.4 million to fund our operations for that period. As of the date of this prospectus, our cash position is critically deficient, and payments for our operations are not being made in the ordinary course of business. The continued losses and other related factors, including the payment defaults of outstanding debentures and notes payable, as more fully discussed in Notes 7 and 8 to the unaudited consolidated financial statements incorporated by reference in this prospectus, raise substantial doubt about our ability to continue as a going concern for the next 12 months.

In accordance with ASC 205-20 and having met the criteria for “held for sale”, we have reflected amounts relating to AMSG and HTS as disposal groups classified as held for sale and included as part of discontinued operations. AMSG and HTS are no longer included in the segment reporting following the reclassification to discontinued operations. The discontinued operations of AMSG and HTS are described further in Note 16 to the unaudited consolidated financial statements incorporated by reference in this prospectus.

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On June 10, 2020, the Company signed an agreement for the separation of these divisions into a public company. The agreement is with TPT Global Tech, Inc. (OTC: TPTW), a California-based public company, to merge HTS and AMSG into a public company after TPT completes a merger of its wholly-owned subsidiary, InnovaQor, Inc., with this public Company. The public company will be known as InnovaQor going forward. Completion of the agreement is subject to a number of approvals and consents which need to be secured to complete the transaction. Subject to closing and the relevant SEC approvals it is intended that Rennova will receive approximately $22 million of preferred shares in the transaction, $5 million of which will be converted to common shares in the public company, and distributed to Rennova shareholders upon completion of the relevant registration/approvals with the SEC. The remaining approximately $17 million of preferred shares held by Rennova as an investment in InnovaQor will be convertible to common shares on achievement of certain milestones going forward. There can be no assurance that the transaction as described will be consummated or that terms including numbers or values for consideration shares will not change significantly before closing.

The strategic goal of this transaction is to create a separate public company which can focus on its own strengths and operational plans and create value for Rennova and its shareholders.

In addition, during the third quarter of 2020, the Company announced that it had reached an agreement to sell its last clinical laboratory outside of its hospitals, EPIC Reference Labs, Inc., and as a result, EPIC Reference Labs, Inc.’s operations have been classified as held for sale and included in discontinued operations for all periods presented.

For the nine months ended September 30, 2020 and 2019, our hospital operations provided services to 13,217 and 33,299 patients and recognized approximately $5.9 million and $12.2 million of net revenues, respectively. Our hospital operations provided services to 41,677 and 13,349 patients and recognized approximately $124.1 million and $88.0 million of gross revenues during 2019 and 2018, respectively. On March 5, 2019, we acquired certain assets of Jellico Community Hospital and CarePlus Center. On August 15, 2019, the Company received notice from CMS that the change of ownership for Jellico was effective from March 1, 2019, enabling the hospital, after almost six months of ownership, to bill and get paid for services since March 1, 2019.

The Company’s core business is now rural hospitals which is a specialized marketplace with a requirement for capable and knowledgeable management. The Company’s current financial condition may make it difficult to attract and maintain adequate expertise in its management team to successfully operate the Company’s hospitals.

Following an inspection at Jamestown Regional Medical Center on February 5, 2019, the hospital was informed on February 15 that several conditions of participation in the CMS-approved Medicare accreditation program were deficient. The hospital was informed that if the deficiencies were not corrected by May 16 the Medicare agreement would terminate. A follow-up inspection on May 15 resulted in the determination that the hospital had failed to adequately correct the deficiencies highlighted and a notice of involuntary termination was issued effective on June 12, 2019. The Company has taken steps to re-enter the Medicare program and has received initial approval of its application to reactivate the Medicare agreement. The Company continues to plan the reopening of the hospital upon securing adequate capital to do so.

There can be no assurance that we will be able to achieve our business plan, which is to acquire and operate clusters of rural hospitals, raise any additional capital or secure the additional financing necessary to implement our current operating plan. Our ability to continue as a going concern is dependent upon our ability to raise adequate capital to fund our operations and repay our outstanding debentures and other past due obligations, fully align our operating costs, increase our revenues and eventually regain profitable operations. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

8

Our acquisitions of the Big South Fork Medical Center, Jamestown Regional Medical Center, Jellico Community Hospital and CarePlus Center do not provide assurance that the acquired operations will be accretive to our earnings or otherwise improve our results of operations.

Acquisitions, such as that of Big South Fork Medical Center, which was acquired in January of 2017 and that began operations on August 8, 2017, Jamestown Regional Medical Center, which was acquired on June 1, 2018, and Jellico Community Hospital and CarePlus Center which were acquired in March 2019, involve the integration of previously separate businesses into a common enterprise in which it is envisioned that synergistic operations will result in improved financial performance. However, realization of these envisioned results is subject to numerous risks and uncertainties, including but not limited to:

●	Diversion of management time and attention from daily operations;
●	Difficulties integrating the acquired business, technologies and personnel into our business;
●	Potential loss of key employees, key contractual relationships or key customers of the acquired business; and
●	Exposure to unforeseen liabilities of the acquired business

There is no assurance that the acquisitions of the Big South Fork Medical Center, Jamestown Regional Medical Center, Jellico Community Hospital or CarePlus Center will be accretive to our earnings or otherwise improve our results of operations.

We have decided to alter our business model to focus on hospital acquisition and development which may not succeed if we are unable to effectively compete for patients. Local residents could use other hospitals and healthcare providers.

The healthcare industry is highly competitive among hospitals and other healthcare providers for patients, affiliations with physicians and acquisitions. The most significant competition our hospitals face comes from hospitals that provide more complex services as well as other healthcare providers, including outpatient surgery, orthopedic, oncology and diagnostic centers that also compete for patients. Our hospitals, our competitors, and other healthcare industry participants are increasingly implementing physician alignment strategies, such as acquiring physician practice groups, employing physicians and participating in accountable care organizations (ACOs) or other clinical integration models, which may impact our competitive position. In addition, increasing consolidation within the payor industry, vertical integration efforts involving payors and healthcare providers, and cost-reduction strategies by large employer groups and their affiliates may impact our ability to contract with payors on favorable terms and otherwise affect our competitive position.

We expect these competitive trends to continue. If we are unable to compete effectively with other hospitals and other healthcare providers, local residents may seek healthcare services at providers other than our hospitals and affiliated businesses.

Our results of operations may be adversely affected if the Patient Protection and Affordable Care Act (“ACA”) is repealed, replaced or otherwise changed.

The ACA has increased the number of people with health care insurance. It also has reduced Medicare and Medicaid reimbursements. Numerous proposals continue to be discussed to repeal, amend or replace the law. We cannot predict whether any such repeal, amend or replace proposals, or any parts of them, will become law and, if they do, what their substance or timing will be. There is uncertainty whether, when and how the ACA may be changed, what alternative provisions, if any, will be enacted, the timing of enactment and implementation of any alternative provisions and the impact of any alternative provisions on providers as well as other healthcare industry participants. Efforts to repeal or change the ACA or implement other initiatives intended to reform healthcare delivery and financial systems may have an adverse effect on our business and results of operations.

The industry trend towards value-based purchasing may negatively impact our revenues.

There is a trend in the healthcare industry toward “value-based” purchasing of healthcare services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare and Medicaid currently require providers under such programs to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events. Many large commercial payors currently require providers under such programs to report quality data and several commercial payors do not reimburse providers under such programs for certain preventable adverse events.

9

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our financial condition or results of operations.

General economic conditions.

Much healthcare spending is discretionary and can be significantly impacted by economic downturns. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. In addition, employers may impose or patients may select a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue. Moreover, a greater number of uninsured patients may seek care in our emergency rooms.

We are unable to quantify the specific impact of current or recent economic conditions on our business, however, we believe that the economic conditions in the service areas in which our hospitals operate may have an adverse impact on our operations. Such impact can be expected to continue to affect not only the healthcare decisions of our patients and potential patients but could also have an adverse impact on the solvency of certain managed care providers and other counterparties to transactions with us.

Healthcare plans have taken steps to control the utilization and reimbursement of healthcare services.

We also face efforts by non-governmental third-party payers, including healthcare plans, to reduce utilization and reimbursement for healthcare services.

The healthcare industry has experienced a trend of consolidation among healthcare insurance plans and payers, resulting in fewer but larger insurance plans with significant bargaining power to negotiate fee arrangements with healthcare providers. These healthcare plans, and independent physician associations, may demand that providers accept discounted fee structures or assume all or a portion of the financial risk associated with providing services to their members through capped payment arrangements. There are also an increasing number of patients enrolling in consumer driven products and high deductible plans that involve greater patient cost-sharing.

The increased consolidation among healthcare plans and payers increases the potential adverse impact of not being, or ceasing to be, a contracted provider with any such insurer. The ACA includes provisions, including ones regarding the creation of healthcare exchanges, which may encourage healthcare insurance plans to increase exclusive contracting.

We expect continuing efforts to reduce reimbursements, to impose more stringent cost controls and to reduce utilization of services. These efforts, including future changes in third-party payer rules, practices and policies or ceasing to be a contracted provider to many healthcare plans, have had and may continue to have a material adverse effect on our business.

Unless we raise sufficient funds, we will not be able to succeed in our business model.

During the year ended December 31, 2019 and through the nine months ended September 30, 2020, we have relied on issuances of equity, debentures and notes payable, loans from a related party and the sale of accounts receivable under sales agreement to fund our operations. We generated negative cash flow from operating activities for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020. If this trend were to continue and we are unable to raise sufficient capital to fund our operations through other sources, our business will be adversely affected, and we may not be able to continue as a going concern (see Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources”). There can be no assurances that we will be able to raise sufficient funds on terms that are acceptable to us, or at all, to fund our operations under our current business model.

10

Some of our operations are subject to federal and state laws prohibiting “kickbacks” and other laws designed to prohibit payments for referrals and eliminate healthcare fraud.

Federal and state anti-kickback and similar laws prohibit payment, or offers of payment, in exchange for referrals of products and services for which reimbursement may be made by Medicare or other federal and state healthcare programs. Some state laws contain similar prohibitions that apply without regard to the payer of reimbursement for the services. Under a federal statute, known as the “Stark Law” or “self-referral” prohibition, physicians, subject to certain exceptions, are prohibited from referring their Medicare or Medicaid program patients to providers with which the physicians or their immediate family members have a financial relationship, and the providers are prohibited from billing for services rendered in violation of Stark Law referral prohibitions. Violations of the federal Anti-Kickback Law and Stark Law may be punished by civil and criminal penalties, and/or exclusion from participation in federal health care programs, including Medicare and Medicaid. States may impose similar penalties. The ACA significantly strengthened provisions of the Federal False Claims Act and Anti-Kickback Law provisions, and other health care fraud provisions, leading to the possibility of greatly increased qui tam suits by private citizen “relators” for perceived violations of these laws. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen relators under federal or state false claims laws.

Federal officials responsible for administering and enforcing the healthcare laws and regulations have made a priority of eliminating healthcare fraud. For example, the ACA includes significant new fraud and abuse measures, including required disclosures of financial arrangements with physician customers, lower thresholds for violations and increased potential penalties for violations. Federal funding available for combating health care fraud and abuse generally has increased. While we seek to conduct our business in compliance with all applicable laws and regulations, many of the laws and regulations applicable to our business, particularly those relating to billing and reimbursement of services and those relating to relationships with physicians, hospitals and patients, contain language that has not been interpreted by courts. We must rely on our interpretation of these laws and regulations based on the advice of our counsel and regulatory or law enforcement authorities may not agree with our interpretation of these laws and regulations and may seek to enforce legal remedies or penalties against us for violations.

From time to time we may need to change our operations, particularly pricing or billing practices, in response to changing interpretations of these laws and regulations, or regulatory or judicial determinations with respect to these laws and regulations. These occurrences, regardless of their outcome, could damage our reputation and harm important business relationships that we have with healthcare providers, payers and others. Furthermore, if a regulatory or judicial authority finds that we have not complied with applicable laws and regulations, we would be required to refund amounts that were billed and collected in violation of such laws and regulations. In addition, we may voluntarily refund amounts that were alleged to have been billed and collected in violation of applicable laws and regulations. In either case, we could suffer civil and criminal damages, fines and penalties, exclusion from participation in governmental healthcare programs and the loss of licenses, certificates and authorizations necessary to operate our business, as well as incur liabilities from third-party claims, all of which could harm our operating results and financial condition.

Moreover, regardless of the outcome, if we or physicians or other third parties with whom we do business are investigated by a regulatory or law enforcement authority we could incur substantial costs, including legal fees, and our management may be required to divert a substantial amount of time to an investigation.

To enhance compliance with applicable health care laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the federal Office of the Inspector General (“OIG”), have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the United States Sentencing Commission Guidelines Manual, and for many years the OIG has made available a model compliance program. In addition, certain states require that health care providers that engage in substantial business under the state Medicaid program have a compliance program that generally adheres to the standards set forth in the Model Compliance Program. Also, under the ACA, the U.S. Department of Health and Human Services, or HHS, will require suppliers, such as the Company, to adopt, as a condition of Medicare participation, compliance programs that meet a core set of requirements. While we have adopted, or are in the process of adopting, healthcare compliance and ethics programs that generally incorporate the OIG’s recommendations, and training our applicable employees in such compliance, having such a program can be no assurance that we will avoid any compliance issues.

11

We conduct our business in a heavily regulated industry and changes in regulations or violations of regulations could, directly or indirectly, harm our operating results and financial condition.

The healthcare industry is highly regulated and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

●	federal and state laws applicable to billing and claims payment;
●	federal and state laws relating to licensure;
●	federal and state anti-kickback laws;
●	federal and state false claims laws;
●	federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;
●	coverage and reimbursement levels by Medicare and other governmental payors and private insurers;
●	HIPAA, along with the revisions to HIPAA as a result of the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and analogous state laws;
●	federal and state regulation of privacy, security, electronic transactions and identity theft;
●	federal, state and local laws governing the handling, transportation and disposal of medical and hazardous waste;
●	Occupational Safety and Health Administration rules and regulations;
●	changes to laws, regulations and rules as a result of the ACA; and
●	changes to other federal, state and local laws, regulations and rules, including tax laws.

These laws and regulations are extremely complex and in many instances, there are no significant regulatory or judicial interpretations of these laws and regulations. Any determination that we have violated these laws or regulations, or the public announcement that we are being investigated for possible violations of these laws or regulations, could harm our operating results and financial condition. In addition, a significant change in any of these laws or regulations may require us to change our business model in order to maintain compliance with these laws or regulations, which could harm our operating results and financial condition.

Failure to comply with complex federal and state laws and regulations related to submission of claims for services can result in significant monetary damages and penalties and exclusion from the Medicare and Medicaid programs.

We are subject to extensive federal and state laws and regulations relating to the submission of claims for payment for services, including those that relate to coverage of our services under Medicare, Medicaid and other governmental health care programs, the amounts that may be billed for our services and to whom claims for services may be submitted.

Our failure to comply with applicable laws and regulations could result in our inability to receive payment for our services or result in attempts by third-party payers, such as Medicare and Medicaid, to recover payments from us that have already been made. Submission of claims in violation of certain statutory or regulatory requirements can result in penalties, including substantial civil money penalties for each item or service billed to Medicare in violation of the legal requirement, and exclusion from participation in Medicare and Medicaid. Government authorities may also assert that violations of laws and regulations related to submission or causing the submission of claims violate the federal False Claims Act (“FCA”) or other laws related to fraud and abuse, including submission of claims for services that were not medically necessary. Violations of the FCA could result in enormous economic liability. The FCA provides that all damages are trebled. For example, we could be subject to FCA liability if it was determined that the services we provided were not medically necessary and not reimbursable, particularly if it were asserted that we contributed to the physician’s referrals of unnecessary services to us. It is also possible that the government could attempt to hold us liable under fraud and abuse laws for improper claims submitted by an entity for services that we performed if we were found to have knowingly participated in the arrangement that resulted in submission of the improper claims.

12

Our hospitals are subject to potential claims for professional liability, including existing or potential claims based on the acts or omissions of third parties, which claims may not be covered by insurance.

Our hospitals are subject to potential claims for professional liability (medical malpractice) in connection with their operations, as well as potentially acquired or discontinued operations. To cover such claims, professional malpractice liability insurance and general liability insurance are maintained in amounts believed to be sufficient for operations, although some claims may exceed the scope or amount of the coverage in effect. The assertion of a significant number of claims, either within a self-insured retention (deductible) or individually or in the aggregate in excess of available insurance, could have a material adverse effect on our results of operations or financial condition. Premiums for professional liability insurance have historically been volatile and we cannot assure you that professional liability insurance will continue to be available on terms acceptable to us, if at all. The operations of hospitals also depend on the professional services of physicians and other trained healthcare providers and technicians in the conduct of their respective operations, including independent laboratories and physicians rendering diagnostic and medical services. There can be no assurance that any legal action stemming from the act or omission of a third party provider of healthcare services would not be brought against one of our hospitals, resulting in significant legal expenses in order to defend against such legal action or to obtain a financial contribution from the third party whose acts or omissions occasioned the legal action.

Our success depends on our ability to attract and retain qualified healthcare professionals. A shortage of qualified healthcare professionals could weaken our ability to deliver healthcare services.

Our hospitals’ operations are dependent on the efforts, ability and experience of healthcare professionals, such as physicians, nurses, therapists, pharmacists and lab technicians. Each hospital’s success has been, and will continue to be, influenced by its ability to attract and retain these skilled employees. A shortage of healthcare professionals, the loss of some or all of its key employees or the inability to attract or retain sufficient numbers of qualified healthcare professionals could cause the operating performance of one or more of our hospitals to decline.

A significant portion of our revenue is dependent on Medicare and Medicaid payments and possible reductions in Medicare or Medicaid payments or the implementation of other measures to reduce reimbursements may reduce our revenues.

A significant portion of our consolidated revenues are derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. Over 56% and 60% of consolidated net patient revenues were derived from the Medicare and Medicaid programs for the years ended December 31, 2019 and 2018, respectively. Previous legislative changes have resulted in, and future legislative changes may result in, limitations on and reduced levels of payment and reimbursement for a substantial portion of hospital procedures and costs.

Future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs may have a material adverse effect on our consolidated business, financial condition, results of operations or prospects.

Failure to timely or accurately bill for our services could have a material adverse effect on our business.

Billing for medical services is extremely complicated and is subject to extensive and non-uniform rules and administrative requirements. Depending on the billing arrangement and applicable law, we bill various payers, such as patients, insurance companies, Medicare, Medicaid, physicians, hospitals and employer groups. Changes in laws and regulations could increase the complexity and cost of our billing process. Additionally, auditing for compliance with applicable laws and regulations as well as internal compliance policies and procedures adds further cost and complexity to the billing process. Further, our billing systems require significant technology investment and, as a result of marketplace demands, we need to continually invest in our billing systems.

13

Missing, incomplete, or incorrect information on requisitions adds complexity to and slows the billing process, creates backlogs of unbilled requisitions, and generally increases the aging of accounts receivable and bad debt expense. Failure to timely or correctly bill may lead to our not being reimbursed for our services or an increase in the aging of our accounts receivable, which could adversely affect our results of operations and cash flows. Failure to comply with applicable laws relating to billing or even having to pay back amounts incorrectly billed and collected could lead to various penalties, including: (1) exclusion from participation in CMS and other government programs; (2) asset forfeitures; (3) civil and criminal fines and penalties; and (4) the loss of various licenses, certificates and authorizations necessary to operate our business, any of which could have a material adverse effect on our results of operations or cash flows.

There have been times when our accounts receivable have increased at a greater rate than revenue growth and, therefore, have adversely affected our cash flows from operations. We have taken steps to implement systems and processing changes intended to improve billing procedures and related collection results. However, we cannot assure that our ongoing assessment of accounts receivable will not result in the need for additional provisions. Such additional provisions, if implemented, could have a material adverse effect on our operating results.

Our operations may be adversely impacted by the effects of extreme weather conditions, natural disasters such as hurricanes and earthquakes, hostilities or acts of terrorism and other criminal activities.

Our operations are always subject to adverse impacts resulting from extreme weather conditions, natural disasters, hostilities or acts of terrorism or other criminal activities. Such events may result in a temporary decline in the number of patients who seek our services or in our employees’ ability to perform their job duties. In addition, such events may temporarily interrupt our ability to provide our services. The occurrence of any such event and/or a disruption of our operations as a result may adversely affect our results of operations.

Increased competition, including price competition, could have a material adverse impact on our net revenues and profitability.

We operate in a business that is characterized by intense competition. Our major competitors include large national hospitals that possess greater name recognition, larger customer bases, and significantly greater financial resources and employ substantially more personnel than we do. Many of our competitors have long established relationships. Although our hospitals operate in communities where they are currently the only general acute care hospital, they face substantial competition from other hospitals. Although these competing hospitals may be many miles away, patients in these markets may migrate to these competing hospitals as a result of local physician referrals, managed care plan incentives or personal choices. We cannot assure you that we will be able to compete successfully with such entities in the future.

The healthcare business is intensely competitive both in terms of price and service. Pricing of services is often one of the most significant factors used by patients, health care providers and third-party payers in selecting a provider. As a result of the healthcare industry undergoing significant consolidation, larger providers are able to increase cost efficiencies. This consolidation results in greater price competition. We may be unable to increase cost efficiencies sufficiently, if at all, and as a result, our net earnings and cash flows could be negatively impacted by such price competition. We may also face competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry. Additionally, we may also face changes in fee schedules, competitive bidding for services or other actions or pressures reducing payment schedules as a result of increased or additional competition. Additional competition, including price competition, could have a material adverse impact on our net revenues and profitability.

Failure to maintain the security of customer-related information or compliance with security requirements could damage the Company’s reputation with patients, and cause it to incur substantial additional costs and to become subject to litigation.

Pursuant to HIPAA and certain similar state laws, we must comply with comprehensive privacy and security standards with respect to the use and disclosure of protected health information. Under the HITECH amendments to HIPAA, HIPAA was expanded to require certain data breach notifications, to extend certain HIPAA privacy and security standards directly to business associates, to heighten penalties for noncompliance and to enhance enforcement efforts. If the Company does not comply with existing or new laws and regulations relating to protecting the privacy and security of personal or health information, it could be subject to monetary fines, civil penalties or criminal sanctions.

14

The Company receives certain personal and financial information about its patients. In addition, the Company depends upon the secure transmission of confidential information over public networks, including information permitting cashless payments. While we take reasonable and prudent steps to protect this information, a compromise in the Company’s security systems that results in patient personal information being obtained by unauthorized persons or the Company’s failure to comply with security requirements for financial transactions could adversely affect the Company’s reputation with its customers and others, as well as the Company’s results of operations, financial condition and liquidity. It could also result in litigation against the Company or the imposition of penalties.

Failure of the Company to comply with emerging electronic transmission standards could adversely affect our business.

The failure of our IT systems to keep pace with technological advances may significantly reduce our revenues or increase our expenses. Public and private initiatives to create healthcare information technology (“HCIT”) standards and to mandate standardized clinical coding systems for the electronic exchange of clinical information could require costly modifications to our existing HCIT systems. While we do not expect HCIT standards to be adopted or implemented without adequate time to comply, if we fail to adopt or delay in implementing HCIT standards, we could lose customers and business opportunities.

Compliance with the HIPAA security regulations and privacy regulations may increase the Company’s costs.

The HIPAA privacy and security regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the use and disclosure of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

●	the circumstances under which the use and disclosure of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for the Company’s services, and its healthcare operations activities;
●	a patient’s rights to access, amend and receive an accounting of certain disclosures of protected health information;
●	the content of notices of privacy practices for protected health information;
●	administrative, technical and physical safeguards required of entities that use or receive protected health information; and
●	the protection of computing systems maintaining Electronic Personal Health Information (“ePHI”).

The Company has implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy and security regulations establish a “floor” and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both federal privacy and security regulations and varying state privacy and security laws. In addition, for healthcare data transfers from other countries relating to citizens of those countries, the Company may also be required to comply with the laws of those other countries. The federal privacy regulations restrict the Company’s ability to use or disclose patient identifiable data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. HIPAA, as amended by HITECH, provides for significant fines and other penalties for wrongful use or disclosure of protected health information in violation of the privacy and security regulations, including potential civil and criminal fines and penalties. Due to the enactment of HITECH and an increase in the amount of monetary financial penalties, government enforcement has also increased. It is not possible to predict what the extent of the impact on business will be, other than heightened scrutiny and emphasis on compliance. If the Company does not comply with existing or new laws and regulations related to protecting the privacy and security of health information it could be subject to significant monetary fines, civil penalties or criminal sanctions. In addition, other federal and state laws that protect the privacy and security of patient information may be subject to enforcement and interpretations by various governmental authorities and courts resulting in complex compliance issues. For example, the Company could incur damages under state laws pursuant to an action brought by a private party for the wrongful use or disclosure of confidential health information or other private personal information.

15

Health care reform and related programs (e.g. Health Insurance Exchanges), changes in government payment and reimbursement systems, or changes in payer mix, including an increase in capitated reimbursement mechanisms and evolving delivery models, could have a material adverse impact on the Company’s net revenues, profitability and cash flow.

Our services are billed to private patients, Medicare, Medicaid, commercial clients, managed care organizations (“MCOs”) and third-party insurance companies. Bills may be sent to different payers depending on the medical insurance benefits of a particular patient. Increases in the percentage of services billed to government and managed care payers could have an adverse impact on the Company’s net revenues.

A portion of the third-party insurance fee-for-service revenues are collectible from patients in the form of deductibles, copayments and coinsurance. As patient cost-sharing increases, collectability may be impacted.

In addition, Medicare and Medicaid and private insurers have increased their efforts to control the cost, utilization and delivery of health care services. Measures to regulate health care delivery have resulted in reduced prices, added costs and decreased utilization as well as increased complexity and new regulatory and administrative requirements. Changes to, or repeal of, the ACA, the health care reform legislation passed in 2010, also may continue to affect coverage, reimbursement and utilization of services, as well as administrative requirements, in ways that are currently unpredictable.

The Company expects efforts to impose reduced reimbursement, more stringent payment policies and utilization and cost controls by government and other payers to continue. If the Company cannot offset additional reductions in the payments it receives for its services by reducing costs, increasing the number of patients treated and/or introducing new procedures, it could have a material adverse impact on the Company’s net revenues, profitability and cash flows.

As an employer, health care reform legislation also contains numerous regulations that will require the Company to implement significant process and record keeping changes to be in compliance. These changes increase the cost of providing healthcare coverage to employees and their families. Given the limited release of regulations to guide compliance, as well as potential changes to or repeal of the ACA, the exact impact to employers including the Company is uncertain.

A failure to identify and successfully close and integrate strategic acquisition targets could have a material adverse impact on the Company’s business objectives and its net revenues and profitability.

Part of the Company’s strategy involves deploying capital in investments that enhance the Company’s business, which includes pursuing strategic acquisitions to strengthen the Company’s capabilities and increase its presence in key geographic areas. However, the Company cannot assure that it will be able to identify acquisition targets that are attractive to the Company or that are of a large enough size to have a meaningful impact on the Company’s operating results. Furthermore, the successful closing and integration of a strategic acquisition entails numerous risks, including, among others:

●	failure to obtain regulatory clearance;
●	loss of key customers or employees;
●	difficulty in consolidating redundant facilities and infrastructure and in standardizing information, including lack of complete integration;
●	unidentified regulatory problems;
●	failure to maintain the quality of services that such companies have historically provided;
●	coordination of geographically-separated facilities and workforces; and
●	diversion of management’s attention from the present core business of the Company.

The Company cannot assure that current or future acquisitions, if any, or any related integration efforts will be successful, or that the Company’s business will not be adversely affected by any future acquisitions, including with respect to net revenues and profitability. Even if the Company is able to successfully integrate the operations of businesses that it may acquire in the future, the Company may not be able to realize the benefits that it expects from such acquisitions.

16

Adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon the Company’s business and financial condition.

The Company may become subject in the ordinary course of business to material legal action related to, among other things, intellectual property disputes, professional liability, contracts and employee-related matters, as well as inquiries and requests for information from governmental agencies and bodies and Medicare or Medicaid payors requesting comment and/or information on allegations of billing irregularities, billing and pricing arrangements, privacy practices and other matters that are brought to their attention through billing audits or third parties. The healthcare industry is subject to substantial Federal and state government regulation and audit. Legal actions could result in substantial monetary damages as well as damage to the Company’s reputation with customers, which could have a material adverse effect upon its business.

As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our common stock, if any, and ability to obtain any necessary equity or debt financing could suffer. Presently, our auditors are not required to audit internal controls over financial reporting. However, if in the future such a requirement arises, and in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our periodic reports with the SEC. This would likely have an adverse effect on the trading price of our common stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our common stock. In such event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

An inability to attract and retain experienced and qualified personnel could adversely affect the Company’s business.

The loss of key management personnel or the inability to attract and retain experienced and qualified employees by the Company could adversely affect the business. The success of the Company is dependent in part on the efforts of key members of its management team.

Failure in the Company’s information technology systems or delays or failures in the development and implementation of updates or enhancements to those systems could significantly delay billing and otherwise disrupt the Company’s operations or patient relationships.

The Company’s business and patient relationships depend, in part, on the continued performance of its information technology systems. Despite network security measures and other precautions, the Company’s information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Sustained system failures or interruption of the Company’s systems in one or more of its operations could disrupt the Company’s ability to conduct its business. Breaches with respect to protected health information could result in violations of HIPAA and analogous state laws, and risk the imposition of significant fines and penalties. Failure of the Company’s information technology systems could adversely affect the Company’s business, profitability and financial condition.

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Increasing health insurance premiums and co-payments or high deductible health plans may cause individuals to forgo health insurance and avoid medical attention, either of which may reduce demand for our products and services.

Health insurance premiums, co-payments and deductibles have generally increased in recent years. These increases may cause individuals to forgo health insurance, as well as medical attention. This behavior may reduce demand for services at our hospitals.

Our business has substantial indebtedness.

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, make it more difficult for us to satisfy our debt and other obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions and place us at a competitive disadvantage. As of September 30, 2020, we had total debt outstanding of approximately $20.6 million, primarily all of which is short term and much of which is past due. As a result of non-payment of past due debentures, notes payable and finance leases, we have recorded penalties of approximately $6.7 million and penalty interest of approximately $6.9 million as of September 30, 2020.

Our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt, and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forego attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

Failure to achieve and maintain an effective system of internal control over financial reporting may result in our not being able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Our management has determined that as of September 30, 2020, we did not maintain effective internal control over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework as a result of material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. If the results of our remediation efforts regarding our material weaknesses are not successful, or if additional material weaknesses or significant deficiencies are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and potentially subject us to litigation.

Hardware and software failures, delays in the operation of computer and communications systems, the failure to implement new systems or system enhancements to existing systems or cyber security breaches may harm the Company.

The Company’s success depends on the efficient and uninterrupted operation of its computer and communications systems. A failure of the network or data gathering procedures could impede the processing of data, delivery of databases and services and day-to-day management of the business and could result in the corruption or loss of data. While certain operations have appropriate disaster recovery plans in place, we currently do not have sufficient redundant facilities to provide IT capacity in the event of a system failure. Despite any precautions the Company may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, cybersecurity breaches and similar events at our computer facilities could result in interruptions in the flow of data to the servers and from the servers to clients.

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In addition, any failure by the computer environment to provide required data communications capacity could result in interruptions in service. In the event of a delay in the delivery of data, the Company could be required to transfer data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in the ability to deliver products and services to clients. Additionally, significant delays in the planned delivery of system enhancements, and improvements and inadequate performance of the systems once they are completed could damage the Company’s reputation and harm the business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, acts of terrorism (particularly involving cities in which the Company has operations) and cybersecurity breaches could adversely affect the business. Although the Company carries property and business interruption insurance, the coverage may not be adequate to compensate for all losses that may occur.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control of the Company or deterring tender offers for our common stock that other stockholders may consider in their best interests.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device.

Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

As a public company, we incur significant administrative workload and expenses.

As a public company, we must comply with various laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC. Complying with these statutes, regulations and requirements, including our public company reporting requirements, continues to occupy a significant amount of the time of our board of directors and management and involves significant accounting, legal and other expenses. We will need to hire additional accounting personnel to handle these responsibilities, which will increase our operating costs. Furthermore, these laws, regulations and requirements could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, would likely result in increased costs to us as we respond to their requirements. We are investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

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We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock and certain of our financing agreements, while outstanding, prohibit us from declaring or paying cash dividends without approval which may not be granted. In addition, we anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying any cash dividends in the foreseeable future. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates, which is uncertain and unpredictable.

We may use our stock to pay, to a large extent, for future acquisitions or for the repayment of debt, which would be dilutive to investors.

We may choose to use additional stock to pay, to a large extent, for future acquisitions or for the repayment of debt, and believe that doing so will enable us to retain a greater percentage of our operating capital to pay for operations and marketing. Price and volume fluctuations in our stock might negatively impact our ability to effectively use our stock to pay for acquisitions, or could cause us to offer stock as consideration for acquisitions on terms that are not favorable to us and our stockholders. If we did resort to issuing stock in lieu of cash for acquisitions or the repayment of debt under unfavorable circumstances, it would result in increased dilution to investors.

The success of our hospitals depends upon their ability to maintain good relationships with physicians and, if a hospital is unable to successfully maintain good relationships with physicians, admissions and outpatient revenues may decrease and operating performance could decline.

Because physicians generally direct the majority of hospital admissions and outpatient services, a hospital’s success is, in part, dependent upon the number and quality of physicians on the medical staffs, the admissions and referrals practices of the physicians and the ability to maintain good relations with physicians. If one or more of our hospitals is unable to successfully maintain good relationships with physicians, admissions may decrease and operating performance could decline.

Our hospital operations are dependent on the local economies and the surrounding areas in which they operate. A significant deterioration in those economies could cause a material adverse effect on our hospitals’ businesses.

Each of our hospital operations is dependent upon the local economy where it is located. A significant deterioration in that economy would negatively impact the demand for the hospital’s services, as well as the ability of patients and other payers to pay for service as rendered.

On June 1, 2018, we acquired certain assets related to our Jamestown Regional Medical Center. This hospital is 38 miles west of our Big South Fork Medical Center. On March 5, 2019, we acquired certain assets related to Jellico Community Hospital and CarePlus Center. Jellico Community Hospital is 33 miles east of our Big South Fork Medical Center, and CarePlus is nearby in Kentucky. Although the Company believes the synergies of management and services in a close geographic location will create numerous efficiencies for the Company, it has exposed the Company to a much greater degree to the effects of the economy in that one area.

Our revenues are concentrated in Tennessee, which makes us particularly sensitive to changes in that state.

Our revenues are particularly sensitive to regulatory and economic changes in the State of Tennessee. Any change in the current demographic, economic, competitive or regulatory conditions in the state could have an adverse effect on our business, financial condition or results of operations. Changes to the Medicaid program or other health care laws or regulations in that state could also have an adverse effect.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and those documents incorporated by reference in this prospectus contain forward-looking statements. Statements contained in this prospectus that refer to the Company’s estimated or anticipated future results are forward-looking statements that reflect current perspective of existing trends and information as of the date of this prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include statements about the Company’s plans, objectives, expectations and intentions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon a number of factors affecting the Company’s business. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 5, as well as, among others, business effects, including the effects of industry, economic or political conditions outside of the Company’s control; the inherent uncertainty associated with financial projections; the anticipated size of the markets and continued demand for the Company’s products and services; the impact of competitive products and pricing; and access to available financing on a timely basis and on reasonable terms. We caution you that the foregoing list of important factors that may affect future results is not exhaustive.

When relying on forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read the Company’s filings with the SEC for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statement, except as may be required by law. The Company qualifies all forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will incur all costs associated with this registration statement and prospectus, which we anticipate to be approximately $______. We will not receive any proceeds from the sale of our common stock covered hereby by any of the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Class B Warrants which, if exercised in full in cash, would result in gross proceeds of $911,650. The shares of common stock to be sold in this offering have not yet been issued and will only be issued upon exercise of the Class B Warrants.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since October 25, 2017, our common stock has been traded on the OTC Pink under the symbol “RNVA”. The following table sets forth the high and low closing sales prices per share of our common stock as reported for the periods indicated, as adjusted to reflect all applicable reverse stock splits. Such quotations represent inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. On February __, 2021, the closing price for our common stock as reported on the OTC Pink was $[●] per share.

Quarter Ended	High		Low
March 31, 2018		$200,000.00		$21,500.00
June 30, 2018		$145,500.00		$9,500.00
September 30, 2018		$13,950.00		$1,500.00
December 31, 2018		$1,500.00		$12.00
March 31, 2019		$18.00		$1.00
June 30, 2019		$1.00		$0.10
September 30, 2019		$2.00		$1.00
December 31, 2019		$2.00		$0.50
March 31, 2020		$2.00		$1.00
June 30, 2020		$3.00		$0.50
September 30, 2020		$3.00		$0.17
December 31, 2020		$0.25		$0.013
March 31, 2021 (through ____________, 2021)	$		$

As of February __, 2021, there were approximately [●] stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

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Dividend Policy

Holders of the Company’s common stock are entitled to dividends when, as, and if declared by the board of directors out of funds legally available therefor. The holders of the Rennova Series F Preferred Stock and Series H Preferred Stock receive dividends at the same time any dividend is paid on shares of common stock in an amount equal to the amount such holder would have received if such shares of preferred stock were converted into common stock. Except for stock dividends, the holders of Rennova’s Series L Preferred Stock are not entitled to receive dividends on their shares. For each of Rennova’s Series M Preferred Stock and Series N Preferred Stock, dividends at the rate per annum of 10% of the stated value per share accrue on each outstanding share from and after the date of the original issuance of such share. Such accruing dividends accrue from day to day, whether or not declared, and are cumulative and non-compounding, provided, however, that such accruing dividends are payable only when, as and if declared by the Company’s Board of Directors. No cash dividends may be paid on the common stock unless these accruing dividends are paid.

We have never declared or paid any cash dividends on our common stock, nor do we anticipate any cash dividends on our common stock in the foreseeable future. Certain of our financing agreements prohibit the payment of cash dividends.

The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, the Company’s financial condition, capital requirements, general business conditions, restrictions under the Company’s financing agreements and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid on the Company’s common stock.

BUSINESS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes incorporated by reference in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Rennova Health, Inc. (“Rennova” or the “Company”) is a provider of healthcare services for healthcare providers, their patients and individuals. In late 2016, the Company decided to pursue the opportunity to acquire and operate clusters of rural hospitals and is currently focused on implementing this business model. The Company now owns three hospitals and a physician’s office in Tennessee and a rural clinic in Kentucky. During the three months ended September 30, 2020, the Company announced that it had reached an agreement to sell its last clinical laboratory outside of its hospital labs, EPIC Reference Labs, Inc., and as a result EPIC Reference Labs, Inc.’s operations have been classified as held for sale and included in discontinued operations for all periods in 2020. The Company’s operations now consist of only one business segment, Hospital Operations.

Hospital Operations

We believe that the acquisition or development of rural hospitals will create a stable revenue base from a needed service and believe that we can expand the sales of our products and services to surrounding medical providers and doctors’ groups.

Scott County Community Hospital (DBA Big South Fork Medical Center)

On January 13, 2017, we closed on an asset purchase agreement to acquire certain assets related to Scott County Community Hospital, based in Oneida, Tennessee (the “Oneida Assets”). The Oneida Assets include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital is classified as a Critical Access Hospital (rural) with 25 beds, a 24/7 emergency department, operating rooms and a laboratory that provides a range of diagnostic services. Scott County Community Hospital closed in July 2016 in connection with the bankruptcy filing of its parent company, Pioneer Health Services, Inc. We acquired the Oneida Assets out of bankruptcy for a purchase price of $1.0 million. The hospital, which has been renamed Big South Fork Medical Center, became operational on August 8, 2017.

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Jamestown Regional Medical Center

On January 31, 2018, the Company entered into an asset purchase agreement to acquire certain assets related to an acute care hospital located in Jamestown, Tennessee, referred to as Jamestown Regional Medical Center. The purchase was completed on June 1, 2018. The hospital was acquired by a newly-formed subsidiary, Jamestown TN Medical Center, Inc., and is an 85-bed facility of approximately 90,000 square feet on over eight acres of land, which offers a 24-hour Emergency Department with two spacious trauma bays and seven private exam rooms, inpatient and outpatient medical services and a Progressive Care Unit which provides telemetry services. The acquisition also included a separate physician practice known as Mountain View Physician Practice, Inc. Jamestown is located 38 miles west of our Big South Fork Medical Center. The Company suspended operations at the hospital in June 2019, as a result of the termination of its Medicare agreement. The Company plans to reopen the hospital upon receiving Medicare approval and securing adequate capital to do so.

Jellico Medical Center

On March 5, 2019, the Company closed an asset purchase agreement whereby it acquired certain assets related to an acute care hospital located in Jellico, Tennessee and an outpatient clinic located in Williamsburg, Kentucky. The hospital is known as Jellico Community Hospital and the clinic is known as the CarePlus Center. The hospital and the clinic and their associated assets were acquired from Jellico Community Hospital, Inc. and CarePlus Rural Health Clinic, LLC, respectively.

Jellico Community Hospital is a fully operational 54-bed acute care facility that offers comprehensive services, including diagnostic imaging, radiology, surgery (general, gynecological and vascular), nuclear medicine, wound care and hyperbaric medicine, intensive care, emergency care and physical therapy. Jellico is located 33 miles east of our Big South Fork Medical Center. The CarePlus Center offers sophisticated testing capabilities and compassionate care, all in a modern, patient-friendly environment. Services include diagnostic imaging services, x-ray, mammography, bone densitometry, computed tomography (CT), ultrasound, physical therapy and laboratory services on a walk-in basis.

The purchase price was $658,537. This purchase price was made available by Christopher Diamantis, a former director of the Company. Diligence, legal and other costs associated with the acquisition were approximately $250,000, meaning the total cost of acquisition to the Company was approximately $908,000.

Our hospital operations began on August 8, 2017, following the receipt of the required licenses and regulatory approvals. They generated net revenues of approximately $5.9 million and approximately $13.2 million during the nine months ended September 30, 2020 and 2019, respectively, and approximately $16.1 million and approximately $14.4 million during the years ended December 31, 2019 and 2018, respectively. During 2019 and 2018, based on our revenue collection history achieved, management recognized an approximately 13% and 17% hospital collection rate, respectively.

Discontinued Operations

On July 12, 2017, we announced plans to spin off our Advanced Molecular Services Group (“AMSG”) and in the third quarter of 2017 our Board of Directors voted unanimously to spin off the Company’s wholly-owned subsidiary, Health Technology Solutions, Inc. (“HTS”), as independent publicly traded companies by way of tax-free distributions to the Company’s stockholders. On June 10, 2020, the Company signed an agreement for the separation of these divisions into a public company. The agreement is with TPT Global Tech, Inc. (OTC: TPTW), a California-based public company, to merge HTS and AMSG into a public company after TPT completes a merger of its wholly-owned subsidiary, InnovaQor, Inc., with this public company. The public company will be known as InnovaQor going forward. Completion of the agreement is subject to a number of approvals and consents which need to be secured to complete the transaction. Subject to closing and the relevant SEC approvals it is intended that Rennova will receive approximately $22 million of preferred shares in the transaction, $5 million of which will be converted to common shares in the public company, and distributed to Rennova shareholders upon completion of the relevant registration/approvals with the SEC. The remaining approximately $17 million of preferred shares held by Rennova as an investment in InnovaQor will be convertible to common shares on achievement of certain milestones going forward. There can be no assurance that the transaction as described will be consummated or that terms including numbers or values for consideration shares will not change significantly before closing

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The strategic goal of this transaction is to create a separate public company which can focus on its own strengths and operational plans and create value for Rennova and its shareholders. The Company has reflected the amounts relating to AMSG and HTS (referred to as the AMSG & HTS Group) as deposal groups classified as held for sale and included in discontinued operations in the Company’s financial statements incorporated by reference in this prospectus.

During the third quarter of 2020, the Company announced that it had reached an agreement to sell its last clinical laboratory outside of its hospital labs, EPIC Reference Labs, Inc., and as a result EPIC Reference Labs, Inc.’s operations have been classified as held for sale and included in discontinued operations for all periods in 2020 in the Company’s unaudited condensed consolidated financial statements incorporated by reference in this prospectus.

Recent Developments

Reverse Stock Split

On July 30, 2020, the Company filed an Amendment to its Certificate of Incorporation in order to effect a 1-for-10,000 reverse stock split of the Company’s shares of common stock effective on July 31, 2020. On May 7, 2020, the holders of a majority of the total voting power of the Company’s securities approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of all of the Company’s shares of common stock at a specific ratio within a range from 1-for-100 to 1-for-10,000, and granted authorization to the Board of Directors to determine in its discretion the specific ratio and timing of the reverse split on or prior to December 31, 2020. The Board approved the specific ratio and timing on July 22, 2020.

As a result of the reverse stock split, every 10,000 shares of the Company’s pre-reverse split common stock were combined and reclassified into one share of the Company’s common stock. Proportionate voting rights and other rights of common stockholders were not affected by the reverse stock split, other than as a result of the cash payment for any fractional shares that would have otherwise been issued. Stockholders who would otherwise hold a fractional share of common stock received a cash payment in respect of such fraction of a share of common stock. No fractional shares were issued in connection with the reverse stock split.

The reverse stock split became effective at 5:00 p.m., Eastern Time, on July 31, 2020 and the Company’s common stock continued to trade on a post-split basis at the open of business on August 3, 2020. The Company’s post-reverse split common stock has a new CUSIP number, but the par value and other terms of the common stock were not affected by the reverse stock split, except that, for the first 20 days after the reverse split, the common stock traded under the symbol “RNVAD”. It currently trades under our existing symbol “RNVA”. Prior to the reverse split, the Company had approximately 9.9 billion shares of common stock outstanding, which resulted in approximately 990,000 post-split shares.

All outstanding preferred shares, stock options, warrants and equity incentive plans immediately prior to the reverse stock split have generally been appropriately adjusted by dividing the number of shares of common stock into which the preferred shares, stock options, warrants and equity incentive plans were exercisable or convertible by 10,000 and multiplying the exercise or conversion price by 10,000, as a result of the reverse stock split.

Voting Agreement

On August 13, 2020, Mr. Diamantis entered into a Voting Agreement and Irrevocable Proxy (the “Voting Agreement”) with the Company, Mr. Lagan and Alcimede LLC (of which Mr. Lagan is the sole manager) pursuant to which Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock held by Mr. Diamantis, Mr. Diamantis has retained all other rights under the Series M Preferred Stock. The foregoing description of the Voting Agreement does not purport to be complete and is qualified by reference to the Voting Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

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Exchange of Debentures and Preferred Stock

On August 31, 2020, the Company entered into Exchange, Redemption and Forbearance Agreements (the “Agreements”) with certain institutional investors in the Company. In the Agreements, the investors agreed to reduce their holdings of the Company’s debentures by approximately $19.3 million (including accrued interest and penalties) by exchanging the debentures and all of the outstanding shares of the Company’s Series I-1 Convertible Preferred Stock and Series I-2 Convertible Preferred Stock for 30,435 shares of the Company’s newly-authorized Series N Convertible Redeemable Preferred Stock (the “Series N Preferred Stock”). The terms of the Series N Preferred Stock are set forth under “Description of Capital Stock – Preferred Stock”. Christopher Diamantis, a former director of the Company, is also a party to the Agreements as he continues to be a guarantor of a portion of the remaining debt.

The investors continue to own, after the initial exchange, approximately $14.9 million (including accrued interest and penalties) of debentures, but agreed that the Company could redeem $10 million of its obligations under these debentures held by the investors at face value, plus accrued interest and penalties. These debentures include approximately $5.0 million under debentures that have been guaranteed by Mr. Diamantis. This redemption right was exercisable for 90 days after August 31, 2020. If it had been exercised in full, the remaining debentures held by the investors (totaling approximately $4.9 million, including accrued interest and penalties) would have been exchanged for approximately 4,900 additional shares of Series N Preferred Stock.

During the 90-day redemption period (or until the occurrence of certain specified events, if earlier), the investors agreed to forbear from exercising any remedies against the Company or Mr. Diamantis as a result of any existing defaults under the outstanding securities. During that period, additional interest and penalties did not accrue and would have been forgiven if the redemption right was exercised in full. The redemption right was not exercised and all such additional amounts have become due and payable.

Outlook

We believe that the transition of our business model from diagnostics is now complete and once stabilized will create more predictable and stable revenue. Rural hospitals provide a much-needed service to their local communities and reduce our reliance on commission-based sales employees to generate sales. We currently operate two hospitals and a rural clinic in the same general geographic location and own another hospital and physician’s office at which operations are currently suspended. Owning a number of facilities in the same geographic location will create numerous efficiencies in purchasing and staffing and will enable the provision of additional, specialized and more valuable services that are needed by rural communities but cannot be sustained by a standalone rural hospital. We remain confident that this is a sustainable model we can continue to grow through acquisition and development and believe that we can benefit from the compliance and IT and software capabilities we already have in place. The progress of the coronavirus (“COVID-19”) pandemic, which is more fully discussed below, has severely affected our operations and may cause such expectations not to be achieved or, even if achieved, not to be done in the expected timeframe.

Impact of the Pandemic

The COVID-19 pandemic was declared a global pandemic by the World Health Organization on March 11, 2020. We have been closely monitoring the COVID-19 pandemic and its impact on our operations and we have taken steps intended to minimize the risk to our employees and patients. These steps have increased our costs and our revenues have been significantly adversely affected. Demand for hospital services has substantially decreased. As noted in Notes 1 and 7 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus, we have received Paycheck Protection Program (“PPP”) loans as well as Health and Human Services (“HHS”) Provider Relief Funds from the federal government. If the COVID-19 pandemic continues for a further extended period, we expect to incur significant losses and additional financial assistance may be required. Going forward, we are unable to determine the extent to which the COVID-19 pandemic will continue to affect our business. The nature and effect of the COVID-19 pandemic on our balance sheet and results of operations will depend on the severity and length of the pandemic in our service areas; government activities to mitigate the pandemic’s effect; regulatory changes in response to the pandemic, especially those affecting rural hospitals; and existing and potential government assistance that may be provided.

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The COVID-19 pandemic and the steps taken by governments to seek to reduce its spread have severely impacted the economy and the health care industry in particular. Hospitals have especially been affected. Small rural hospitals, such as ours, may be overwhelmed by patients if conditions worsen in their local areas. Staffing costs, and concerns due to the potential exposure to infections, may increase, as may the costs of needed medical supplies necessary to keep the hospitals open. Doctors and patients may defer elective procedures and other health care services. Travel bans, social distancing and quarantines may limit access to our facilities. Business closings and layoffs in our local areas may result in the loss of insurance and adversely affect demand for our services, as well as the ability of patients and other payers to pay for services as rendered.

Hospitalizations in Tennessee for COVID-19 have been increasing. In particular, infection rates in each of the three counties in which the Company owns hospitals are at the highest levels to date. These developments have had, and may continue to have, a material adverse effect on the Company and the operations of our hospitals. Our plans to reopen our Jamestown Regional Medical Center, whose operations were suspended in June 2019, have been disrupted by the pandemic and the timing of the reopening has been delayed.

On September 14, 2020, the Company announced that it had purchased and taken delivery of equipment to provide rapid testing for COVID-19 at Jellico Community Hospital and CarePlan Center and Big South Fork Medical Center in an effort to provide the Company with an additional revenue stream.

Clinical Diagnostics

Prior to our focus on hospital operations, our principal focus had been clinical laboratory blood and urine testing services, with a particular emphasis on the provision of urine drug toxicology testing to physicians, clinics and rehabilitation facilities in the United States. Testing services to physicians, clinics and rehabilitation facilities represented less than 1% of our revenues for the years ended December 31, 2019 and 2018, respectively. This sector has been fraught with difficulties over the past number of years as payers reduced reimbursement and coverage for diagnostics in this sector. The lack of consistency between payer’s policies and their requirement for proof of medical necessity created uncertainty for ordering physicians and testing laboratories and their ability to receive payment. In the first quarter of 2018, we reduced the number of laboratories we operated to one facility operated by EPIC Reference Labs, Inc. in Palm Beach County, Florida.

During the three months ended September 30, 2020, the Company announced that it had reached an agreement to sell this last clinical laboratory and, as a result, the Company no longer owns or operates clinical laboratories outside of the hospital labs.

Competition

The healthcare industry is highly competitive among hospitals and other healthcare providers for patients, affiliations with physicians and acquisitions. The most significant competition our hospitals, and any other hospitals we may acquire, face comes from hospitals that provide more complex services, and other healthcare providers, including outpatient surgery, orthopedic, oncology and diagnostic centers that also compete for patients. Our hospitals, our competitors, and other healthcare industry participants are increasingly implementing physician alignment strategies, such as acquiring physician practice groups, employing physicians and participating in accountable care organizations (“ACOs”) or other clinical integration models, which may impact our competitive position. In addition, increasing consolidation within the payor industry, vertical integration efforts involving payors and healthcare providers, and cost-reduction strategies by large employer groups and their affiliates may impact our ability to contract with payors on favorable terms and otherwise affect our competitive position.

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Governmental Regulation

Overview

The healthcare industry is governed by an extremely complex framework of federal, state and local laws, rules and regulations, and there continue to be federal and state proposals that would, and actions that do, impose limitations on government and private payments to providers. In addition, there regularly are proposals to increase co-payments and deductibles from program and private patients. Facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls include what is commonly referred to as “utilization review”. Utilization review entails the review of a patient’s admission and course of treatment by a third party. Historically, utilization review has resulted in a decrease in certain treatments and procedures being performed. Utilization review is required in connection with the provision of care which is to be funded by Medicare and Medicaid and is also required under many managed care arrangements.

Many states have enacted, or are considering enacting, additional measures that are designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. Various states have applied, or are considering applying, for a waiver from current Medicaid regulations in order to allow them to serve some of their Medicaid participants through managed care providers. These proposals also may attempt to include coverage for some people who presently are uninsured, and generally could have the effect of reducing payments to hospitals, physicians and other providers for the same level of service provided under Medicaid.

Healthcare Facility Regulation

Certificate of Need Requirements

A number of states require approval for the purchase, construction or expansion of various healthcare facilities, including findings of need for additional or expanded healthcare services. Certificates of Need (“CONs”), which are issued by governmental agencies with jurisdiction over applicable healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or the addition of services and certain other matters. Tennessee, the state in which we currently operate our hospitals, has a CON law that applies to such facilities. States periodically review, modify and revise their CON laws and related regulations. Any violation of state CON laws can result in the imposition of civil sanctions or the revocation of licenses for such facilities. We are unable to predict whether our hospitals will be able to obtain any CONs that may be necessary to accomplish their business objectives in any jurisdiction where such certificates of need are required. Violation of these state laws may result in the imposition of civil sanctions or the revocation of licenses for such facilities. In addition, future healthcare facility acquisitions also may occur in states that require CONs.

Future healthcare facility acquisitions also may occur in states that do not require CONs or which have less stringent CON requirements than the state in which Rennova currently operates its hospitals. Any healthcare facility operated by the Company in such states may face increased competition from new or expanding facilities operated by competitors, including physicians.

Utilization Review Compliance and Hospital Governance

Healthcare facilities are subject to, and are required to comply with, various forms of utilization review. In addition, under the Medicare prospective payment system, each state must have a peer review organization to carry out a federally mandated system of review of Medicare patient admissions, treatments and discharges in hospitals. Medical and surgical services and physician practices are supervised by committees of staff doctors at each healthcare facility, are overseen by each healthcare facility’s local governing board, the primary voting members of which are physicians and community members, and are reviewed by quality assurance personnel. The local governing boards also help maintain standards for quality care, develop long-range plans, establish, review and enforce practices and procedures and approve the credentials and disciplining of medical staff members.

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Emergency Medical Treatment and Active Labor Act

The Emergency Medical Treatment and Active Labor Act (“EMTALA”) is a federal law that requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency department for treatment and, if the patient is suffering from an emergency medical condition or is in active labor, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program, the Medicaid program or both. In addition, an injured patient, the patient’s family or a medical facility that suffers a financial loss as a direct result of another hospital’s violation of the law can bring a civil suit against that other hospital. Although we believe that our hospitals comply with EMTALA, we cannot predict whether the Centers for Medicare & Medicaid Services (“CMS”) will implement new requirements in the future and whether our hospitals will be able to comply with any new requirements.

General Healthcare Regulations

Drugs and Controlled Substances

Various licenses and permits are required by our hospitals to dispense narcotics. They are required to register our dispensing operations for permits and/or licenses with, and comply with certain operating and security standards of, the United States Drug Enforcement Agency (“DEA”), the Food and Drug Administration (“FDA”), state health departments and other state agencies.

Fraud and Abuse, Anti-Kickback and Self-Referral Regulations

Participation in the Medicare and/or Medicaid programs is heavily regulated by federal statutes and regulations. If we fail to comply substantially with the numerous federal laws governing our businesses, our participation in the Medicare and/or Medicaid programs may be terminated and/or civil or criminal penalties may be imposed. For example, a hospital may lose its ability to participate in the Medicare and/or Medicaid programs if it:

●	makes claims to Medicare and/or Medicaid for services not provided or misrepresents actual services provided in order to obtain higher payments;

●	pays money to induce the referral of patients or the purchase of items or services where such items or services are reimbursable under a federal or state health program;

●	fails to report or repay improper or excess payments; or

●	fails to provide appropriate emergency medical screening services to any individual who comes to a hospital’s campus or otherwise fails to properly treat and transfer emergency patients.

Hospitals continue to be one of the primary focus areas of the OIG and other governmental fraud and abuse programs and the OIG has issued and periodically updated compliance program guidance for hospitals. Each federal fiscal year, the OIG also publishes a General Work Plan that provides a brief description of the activities that the OIG plans to initiate or continue with respect to the programs and operations of the Department of Health and Human Services (“HHS”) and details the areas that the OIG believes are prone to fraud and abuse.

Sections of the Anti-Fraud and Abuse Amendments to the Social Security Act, commonly known as the “anti-kickback” statute, prohibit certain business practices and relationships that might influence the provision and cost of healthcare services reimbursable under Medicare, Medicaid, TriCare or other healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be funded by Medicare or other government programs. Sanctions for violating the anti-kickback statute include criminal penalties and civil sanctions, including fines and possible exclusion from future participation in government programs, such as Medicare and Medicaid. HHS has issued regulations that create safe harbors under the anti-kickback statute. A given business arrangement that does not fall within an enumerated safe harbor is not per se illegal; however, business arrangements that fail to satisfy the applicable safe harbor criteria are subject to increased scrutiny by enforcement authorities.

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The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) broadened the scope of the fraud and abuse laws by adding several criminal statutes that are not related to receipt of payments from a federal healthcare program. HIPAA created civil penalties for proscribed conduct, including upcoding and billing for medically unnecessary goods or services. These laws cover all health insurance programs, private as well as governmental. In addition, HIPAA broadened the scope of certain fraud and abuse laws, such as the anti-kickback statute, to include not just Medicare and Medicaid services, but all healthcare services reimbursed under a federal or state healthcare program. Finally, HIPAA established enforcement mechanisms to combat fraud and abuse. These mechanisms include a bounty system where a portion of the payment recovered is returned to the government agencies, as well as a whistleblower program, where a portion of the payment received is paid to the whistleblower. HIPAA also expanded the categories of persons that may be excluded from participation in federal and state healthcare programs.

There is increasing scrutiny by law enforcement authorities, the OIG, the courts and the U.S. Congress of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as mechanisms to exchange remuneration for patient-care referrals and opportunities. Investigators also have demonstrated a willingness to look behind the formalities of a business transaction and to reinterpret the underlying purpose of payments between healthcare providers and potential referral sources. Enforcement actions have increased, as is evidenced by highly publicized enforcement investigations of certain hospital activities.

In addition, provisions of the Social Security Act, known as the Stark Act, also prohibit physicians from referring Medicare and Medicaid patients to providers of a broad range of designated health services with which the physicians or their immediate family members have ownership or certain other financial arrangements. Certain exceptions are available for employment agreements, leases, physician recruitment and certain other physician arrangements. A person making a referral, or seeking payment for services referred, in violation of the Stark Act is subject to civil monetary penalties; restitution of any amounts received for illegally billed claims; and/or exclusion from future participation in the Medicare program, which can subject the person or entity to exclusion from future participation in state healthcare programs.

Further, if any physician or entity enters into an arrangement or scheme that the physician or entity knows or should have known has the principal purpose of assuring referrals by the physician to a particular entity, and the physician directly makes referrals to such entity, then such physician or entity could be subject to a civil monetary penalty. Compliance with and the enforcing of penalties for violations of these laws and regulations is changing and increasing. For example, CMS has issued a “self-referral disclosure protocol” for hospitals and other providers that wish to self-disclose potential violations of the Stark Act and attempt to resolve those potential violations and any related overpayment liabilities at levels below the maximum penalties and amounts set forth in the statute. In light of the provisions of the Affordable Care Act that created potential liabilities under the federal False Claims Act (discussed below) for failing to report and repay known overpayments and return an overpayment within 60 days of the identification of the overpayment or the date by which a corresponding cost report is due, whichever is later, hospitals and other healthcare providers are encouraged to disclose potential violations of the Stark Act to CMS. It is likely that self-disclosure of Stark Act violations will increase in the future. Finally, many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care.

The Federal False Claims Act and Similar State Laws

The Federal False Claims Act prohibits providers from, among other things, knowingly submitting false or fraudulent claims for payment to the federal government. The False Claims Act defines the term “knowingly” broadly, and while simple negligence generally will not give rise to liability, submitting a claim with reckless disregard to its truth or falsity can constitute the “knowing” submission of a false or fraudulent claim for the purposes of the False Claims Act. The “qui tam” or “whistleblower” provisions of the False Claims Act allow private individuals to bring actions under the False Claims Act on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. When a private party brings a qui tam action under the False Claims Act, the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation. If a provider is found to be liable under the False Claims Act, the provider may be required to pay up to three times the actual damages sustained by the government plus mandatory civil monetary penalties for each separate false claim. The government has used the False Claims Act to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, submitting false cost reports, and providing care that is not medically necessary or that is substandard in quality.

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HIPAA Transaction, Privacy and Security Requirements

HIPAA and federal regulations issued pursuant to HIPAA contain, among other measures, provisions that have required the Company to implement modified or new computer systems, employee training programs and business procedures. The federal regulations are intended to encourage electronic commerce in the healthcare industry, provide for the confidentiality and privacy of patient healthcare information and ensure the security of healthcare information.

A violation of the HIPAA regulations could result in civil money penalties per standard violated. HIPAA also provides for criminal penalties and one year in prison for knowingly and improperly obtaining or disclosing protected health information, up to five years in prison for obtaining protected health information under false pretenses and up to ten years in prison for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Since there is limited history of enforcement efforts by the federal government at this time, it is difficult to ascertain the likelihood of enforcement efforts in connection with the HIPAA regulations or the potential for fines and penalties, which may result from any violation of the regulations.

HIPAA Privacy Regulations

HIPAA privacy regulations protect the privacy of individually identifiable health information. The regulations provide increased patient control over medical records, mandate substantial financial penalties for violation of a patient’s right to privacy and, with a few exceptions, require that an individual’s individually identifiable health information only be used for healthcare-related purposes. These privacy standards apply to all health plans, all healthcare clearinghouses and all healthcare providers, such as our hospitals, that transmit health information in an electronic form in connection with standard transactions, and apply to individually identifiable information held or disclosed by a covered entity in any form. These standards impose extensive administrative requirements on our hospitals and require compliance with rules governing the use and disclosure of such health information, and they require our facilities to impose these rules, by contract, on any business associate to whom we disclose such information in order to perform functions on our behalf. In addition, our hospitals are subject to any state laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary by state and could impose stricter standards and additional penalties.

The HIPAA privacy regulations also require healthcare providers to implement and enforce privacy policies to ensure compliance with the regulations and standards. We believe all of our facilities are in compliance with current HIPAA privacy regulations.

HIPAA Electronic Data Standards

The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for all healthcare related electronic data interchange. These provisions are intended to streamline and encourage electronic commerce in the healthcare industry. Among other things, these provisions require us to use standard data formats and code sets established by HHS when electronically transmitting information in connection with certain transactions, including health claims and equivalent encounter information, healthcare payment and remittance advice and health claim status.

The HHS regulations establish electronic data transmission standards that all healthcare providers and payors must use when submitting and receiving certain electronic healthcare transactions. The uniform data transmission standards are designed to enable healthcare providers to exchange billing and payment information directly with the many payors thereby eliminating data clearinghouses and simplifying the interface programs necessary to perform this function. We believe that our management information systems comply with HIPAA’s electronic data regulations and standards.

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HIPAA Security Standards

The Administrative Simplification Provisions of HIPAA require the use of a series of security standards for the protection of electronic health information. The HIPAA security standards rule specifies a series of administrative, technical and physical security procedures for covered entities to use to assure the confidentiality of electronic protected health information. The standards are delineated into either required or addressable implementation specifications. We believe we are in compliance with all the aspects of the HIPAA security regulations.

HIPAA National Provider Identifier

HIPAA also required HHS to issue regulations establishing standard unique health identifiers for individuals, employers, health plans and healthcare providers to be used in connection with standard electronic transactions. All healthcare providers, including our hospitals, were required to obtain a new National Provider Identifier (“NPI”) to be used in standard transactions instead of other numerical identifiers by May 23, 2007. Our hospitals implemented use of a standard unique healthcare identifier by utilizing their employer identification number. HHS has not yet issued proposed rules that establish the standard for unique health identifiers for health plans or individuals. Once these regulations are issued in final form, we expect to have approximately one to two years to become fully compliant, but cannot predict the impact of such changes at this time. We cannot predict whether our facilities may experience payment delays during the transition to the new identifiers. HHS is currently working on the standards for identifiers for health plans; however, there are currently no proposed timelines for issuance of proposed or final rules. The issuance of proposed rules for individuals is on hold indefinitely.

Medical Waste Regulations

Our operations, especially our hospitals, generate medical waste that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. Our operations are also generally subject to various other environmental laws, rules and regulations. Based on our current level of operations, we do not anticipate that such compliance costs will have a material adverse effect on our cash flows, financial position or results of operations.

Compliance Program

The Company continuously evaluates and monitors its compliance with all Medicare, Medicaid and other rules and regulations. The objective of the Company’s compliance program is to develop, implement and update compliance safeguards as necessary. Emphasis is placed on developing and implementing compliance policies and guidelines, personnel training programs and various monitoring and audit procedures to attempt to achieve implementation of all applicable rules and regulations.

The Company seeks to conduct its business in compliance with all statutes, regulations, and other requirements applicable to its operations. The health care industry is, however, subject to extensive regulation, and many of these statutes and regulations have not been interpreted by the courts. There can be no assurance that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect the Company. Potential sanctions for violation of these statutes and regulations include significant civil and criminal penalties, fines, exclusions from participation in government health care programs and the loss of various licenses, certificates and authorizations, necessary to operate as well as potential liabilities from third-party claims, all of which could have a material adverse effect on the Company’s business.

Professional Liability

As part of our business, our hospitals are subject to claims of liability for events occurring in the ordinary course of operations. To cover a portion of these claims, professional malpractice liability insurance and general liability insurance are maintained in amounts which are commercially available and believed to be sufficient for operations as currently conducted, although some claims may exceed the scope or amount of the coverage in effect.

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Environmental Regulation

We believe we are in substantial compliance with applicable federal, state and local environmental regulations. To date, compliance with federal, state and local laws regulating the discharge of material into the environment or otherwise relating to the protection of the environment have not had a material effect upon our results of operations, financial condition or competitive position. Similarly, we have not had to make material capital expenditures to comply with such regulations.

Payment for Services

In each of 2019 and 2018, the Company’s Hospital Operations derived over 56% and 60% of their net sales directly from the Medicare and Medicaid programs. The Company’s Hospital Operations depend significantly on continued participation in these programs and in other government healthcare programs. In recent years, both governmental and private sector payers have made efforts to contain or reduce health care costs, including reducing reimbursement for services.

Following an inspection at Jamestown Regional Medical Center on February 5, 2019, the hospital was informed on February 15 that several conditions of participation in its Medicare agreement were deficient. The hospital was informed that if the deficiencies were not corrected by May 16 the Medicare agreement would terminate. A follow-up inspection on May 15 resulted in the determination that the hospital had failed to adequately correct the deficiencies highlighted and a notice of involuntary termination was issued that was effective on June 12, 2019. A significant percentage of patients at Jamestown Regional Medical Center are covered by Medicare and without any ability to get paid for these services the Company suspended operations at the hospital. On June 10, 2019 the Company hired a new CEO to oversee the reopening of the hospital and took steps to re-enter the Medicare program. The hospital received initial approval of its application to reactivate the Medicare agreement in August, 2019 and continues to plan the reopening of this hospital upon securing adequate capital to do so.

In 2019 and 2018, the Company’s Clinical Laboratory Operations derived less than 10% of their net sales directly from the Medicare and Medicaid programs.

Further healthcare reform could occur in 2021, including changes to the Affordable Care Act and Medicare reform, initiatives to address surprise billing and increased price transparency, as well as administrative requirements that may affect coverage, reimbursement and utilization of our hospitals and laboratory in ways that are currently unpredictable.

Employees

As of December 31, 2020, we had 199 employees for our continuing operations, of which 106 are full time. Of our total employees from continuing operations, three are assigned to corporate administration and 196 are assigned to our Hospital Operations. In addition, we have five employees associated with our discontinued operations. We continue to adjust our number of employees to achieve efficiencies and cost savings where applicable.

Legal Proceedings

From time to time, the Company may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. The Company operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company’s financial position or results of operations. The Company’s policy is to expense legal fees and expenses incurred in connection with the legal proceedings in the period in which the expense is incurred. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

Biohealth Medical Laboratory, Inc. and PB Laboratories, LLC (the “Companies”) filed suit against CIGNA Health in 2015 alleging that CIGNA failed to pay claims for laboratory services the Companies provided to patients pursuant to CIGNA - issued and CIGNA - administered plans. In 2016, the U.S. District Court dismissed part of the Companies’ claims for lack of standing. The Companies appealed that decision to the Eleventh Circuit Court of Appeals, which in late 2017 reversed the District Court’s decision and found that the Companies have standing to raise claims arising out of traditional insurance plans as well as self-funded plans. In July 2019, the Companies and EPIC Reference Labs, Inc. filed suit against CIGNA Health for failure to pay claims for laboratory services provided. Cigna Health, in turn, sued for improper billing practices. CIGNA’s case was dismissed on June 22, 2020; the suit by the Companies and EPIC remains in the early stages.

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The Company’s Epinex Diagnostics Laboratories, Inc. subsidiary was sued in a California state court by two former employees who alleged that they were wrongfully terminated, as well as for a variety of unpaid wage claims. The parties entered into a settlement agreement of this matter on July 29, 2016 for approximately $0.2 million, and the settlement was consummated on August 25, 2016. In October of 2016, the plaintiffs in this matter filed a motion with the court seeking payment for attorneys’ fees in the approximate amount of $0.7 million. On March 24, 2017, the court granted plaintiffs’ motion for payment of attorneys’ fees in the amount of $0.3 million, and the Company accrued this amount in its consolidated financial statements.

In February 2016, the Company received notice that the Internal Revenue Service (the “IRS”) placed a lien against Medytox Solutions, Inc. and its subsidiaries relating to unpaid 2014 taxes due, plus penalties and interest, in the amount of $5.0 million. The Company paid $0.1 million toward its 2014 tax liability in March 2016. The Company filed its 2015 Federal tax return on March 15, 2016 and the accompanying election to carryback the reported net operating losses was filed in April 2016. On August 24, 2016, the lien was released, and in September of 2016 the Company received a refund from the IRS in the amount of $1.9 million. In November of 2016, the IRS commenced an audit of the Company’s 2015 Federal tax return. Based upon the audit results, the Company made provisions of approximately $1.0 million as a liability and approximately $0.6 million as a receivable in its financial statements. The Company is also due a refund as a result of the five-year carryback privilege for federal net operating tax losses per the CARES Act, which is more fully discussed in Note 4 of the unaudited financial statements incorporated by reference in this prospectus.

On September 27, 2016, a tax warrant was issued against the Company by the Florida Department of Revenue (the “DOR”) for unpaid 2014 state income taxes in the approximate amount of $0.9 million, including penalties and interest. The Company entered into a Stipulation Agreement with the DOR allowing the Company to make monthly installments until July 2019. The Company has made payments to reduce the amount owed. The Company intends to renegotiate another Stipulation agreement. However, there can be no assurance the Company will be successful. The balance accrued of approximately $0.4 million remained outstanding to the DOR at September 30, 2020.

In December of 2016, TCS-Florida, L.P. (“Tetra”), filed suit against the Company for failure to make the required payment under an equipment leasing contract that the Company had with Tetra and received a judgment against the Company. In May 2018, Tetra and the Company agreed to dispose of certain equipment and the proceeds from the sale were applied to the outstanding balance. In July 2020, the Company entered into a settlement with Tetra and paid $100,000 as full and final settlement of all liability to Tetra. As a result of the settlement, the Company recorded a gain on settlement of approximately $0.9 million in the nine months ended September 30, 2020.

In December of 2016, DeLage Landen Financial Services, Inc. (“DeLage”), filed suit against the Company for failure to make the required payments under an equipment leasing contract that the Company had with DeLage (see Note 10 of the unaudited financial statements incorporated by reference in this prospectus). On January 24, 2017, DeLage received a default judgment against the Company in the approximate amount of $1.0 million, representing the balance owed on the lease, as well as additional interest, penalties and fees. The Company recognized this amount in its consolidated financial statements as of December 31, 2016. On February 8, 2017, a Stay of Execution was filed and under its terms the balance due was to be paid in variable monthly installments through January of 2019, with an implicit interest rate of 4.97%. The Company and DeLage disposed of certain equipment and reduced the balance owed to DeLage. A balance of $0.2 million remained outstanding at September 30, 2020.

On December 7, 2016, the holders of the Tegal Notes (see Note 7 of the unaudited financial statements incorporated by reference in this prospectus) filed suit against the Company seeking payment for the amounts due under the notes in the aggregate of the principal of $341,612, and accrued interest of $43,000. A request for entry of default judgment was filed on January 24, 2017. On April 23, 2018, the holders of the Tegal Notes received a judgment against the Company. As of September 30, 2020, the Company has repaid $44,544 of these notes.

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Two former employees of the Company’s CollabRx, Inc. subsidiary filed suits in a California state court in connection with amounts claimed to be owed under their respective employment agreements with the subsidiary. One former employee received a judgment in October 2018 for approximately $253,000. The other former employee received a judgment in December 2018 for approximately $173,000. While the Company has accrued these amounts claimed, it is considering its options to refute these matters and believes the claims against the Company to be frivolous and outside of entitlement and contractual agreements.

The Company, as well as many of our subsidiaries, are defendants in a case filed in Broward County Circuit Court by TCA Global Credit Master Fund, L.P. The plaintiff alleges a breach by Medytox Solutions, Inc. of its obligations under a debenture and claims damages of approximately $2,030,000 plus interest, costs and fees. The Company and the other subsidiaries are sued as alleged guarantors of the debenture. The complaint was filed on August 1, 2018. The Company has recorded the principal balance and interest owed under the debenture agreement for the period ended September 30, 2020 (see Note 7 of the unaudited financial statements incorporated by reference in this prospectus). The Company and all defendants have filed a motion to dismiss the complaint, but have not recorded any potential liability related to any further damages. In May 2020, the SEC appointed a Receiver to close down the TCA Global Master Fund, L.P. over allegations of accounting fraud. The amount recorded by the Company as being owed to TCA was based on TCA’s application of prior payments made by the Company. The Company believes that prior payments of principal and interest may have been applied to unenforceable investment banking and other fees and charges. It is the Company’s position that the amount owed to TCA is less than what is set forth in Note 7 of the unaudited financial statements incorporated by reference in this prospectus.

On September 13, 2018, Laboratory Corporation of America sued EPIC Reference Labs, Inc., a subsidiary of the Company, in Palm Beach County Circuit Court for amounts claimed to be owed. The court awarded a judgment against EPIC Reference Labs, Inc. in May 2019 for approximately $155,000. The Company has recorded the amount owed as a liability as of September 30, 2020.

In July 2019, Roche Diagnostics Corporation sued EPIC Reference Labs, Inc. in the Circuit Court for Palm Beach County claiming approximately $240,000 under an agreement to lease equipment and purchase supplies. The amount of the settlement in this case of $110,000 was accrued in 2019 and paid in full during the nine months ended September 30, 2020.

In August 2019, EPIC Reference Labs, Inc. and Medytox Diagnostics, Inc. were sued by Beckman Coulter, Inc. in the same court under an agreement to purchase laboratory supplies. The plaintiff claims damages of approximately $124,000. The Company has disputed the amount owed, and has entered settlement discussions to settle the matter, but has recorded this liability as of September 30, 2020.

In July 2019, the landlord of Medytox Solutions, Inc. received a judgment in the amount of approximately $413,000 in connection with failure to pay under an office lease in West Palm Beach, Florida. The Company reached a settlement in May 2020 to resolve the judgment in the amount of $300,000, which is being paid under a payment plan.

In February 2020, Anthony O. Killough sued the Company and Mr. Diamantis, as guarantor, in New York State Court for the County of New York, for approximately $2.0 million relating to the promissory note issued by the Company in September 2019. In May 2020, the parties entered into a Stipulation providing for a payment of a total of $2,158,168 (which includes accrued interest) in installments through November 1, 2020. (See Note 7 of the unaudited financial statements incorporated by reference in this prospectus). As of September 30, 2020, $450,000 has been paid, which is $150,000 less than the required amount through that date.

Following the Company’s decision to suspend operations at Jamestown Regional Medical Center in June 2019 a number of vendors remain unpaid. A number have initiated or threatened legal actions. The Company believes it will come to satisfactory arrangements with these parties as it works toward reopening the hospital. The Company has taken steps to re-enter the Medicare program and is currently planning the reopening of the hospital. Plans and timing have been disrupted by the current pandemic.

Two former employees of Jamestown Regional Medical Center have filed suit alleging violations of the federal Worker Adjustment and Retraining Notification Act (“WARN”). This case is in the early stages.

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In June 2019, CHSPSC, the former owners of Jamestown Regional Medical Center, obtained a judgment against the Company in the amount of $592,650. The Company believes that a number of insurance payments were made to CHSPCS after the change of ownership and will likely offset the majority of the claim made by CHSPCS.

In August 2019, Morrison Management Specialists, Inc. obtained a judgment against Jamestown Regional Medical Center and the Company in Fentress County, Tennessee in the amount of $194,455 in connection with housekeeping and dietary services. The Company has recorded this liability as of September 30, 2020.

In November 2019, Newstat, PLLC obtained a judgment against Big South Fork Medical Center in Knox County, Tennessee in the amount of $190,600 in connection with the provision of medical services. The Company has recorded this liability as of September 30, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of numerous factors including, but not limited to, those described above under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”. The discussion should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus.

Unless stated otherwise, the words “we,” “us,” “our,” “the Company,” “Rennova Health” or “Rennova Health, Inc.” means Rennova Health, Inc.

RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experiences and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions and conditions. We continue to monitor significant estimates made during the preparation of our financial statements. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances.

We have identified the policies and significant estimation processes discussed below as critical to our business and to the understanding of our results of operations. For a detailed application of these and other accounting policies, see Note 2 to the consolidated financial statements as of and for the year ended December 31, 2019 and Note 1 to the consolidated financial statements as of and for the nine months ended September 30, 2020, incorporated by reference in this prospectus.

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Revenue Recognition

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” including subsequently issued updates, related to revenue recognition. We adopted the new standard effective January 1, 2018, using the full retrospective method. This includes but is not limited to disaggregated revenue information, contract asset and liability information, including significant changes from the prior year, and judgments, and changes in judgment, that significantly affect the determination of the amount of revenue and timing. The adoption of the new standard did not have an impact on our recognition of net revenues for any periods prior to adoption. The most significant impact of adopting the new standard is to the presentation of our consolidated income statements, where we no longer present the provision for doubtful accounts as a separate line item and our revenues are presented net of estimated contract and related allowances. We also do not present “allowances for doubtful accounts” on our consolidated balance sheets as a result of the adoption of the new standard.

We review our calculations for the realizability of gross service revenues monthly to make certain that we are properly allowing for the uncollectable portion of our gross billings and that our estimates remain sensitive to variances and changes within our payer groups. The contractual allowance calculation is made based on historical allowance rates for the various specific payer groups monthly with a greater weight being given to the most recent trends; this process is adjusted based on recent changes in underlying contract provisions. This calculation is routinely analyzed by us based on actual allowances issued by payers and the actual payments made to determine what adjustments, if any, are needed.

Hospital Operations

Our revenues generally relate to contracts with patients in which our performance obligations are to provide health care services to the patients. Revenues are recorded during the period our obligations to provide health care services are satisfied. Our performance obligations for inpatient services are generally satisfied over periods that average approximately five days, and revenues are recognized based on charges incurred in relation to total expected charges. Our performance obligations for outpatient services are generally satisfied over a period of less than one day. The contractual relationships with patients, in most cases, also involve a third-party payer (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through the health insurance exchanges) and the transaction prices for the services provided are dependent upon the terms provided by (Medicare and Medicaid) or negotiated with (managed care health plans and commercial insurance companies) the third-party payers. The payment arrangements with third-party payers for the services we provide to the related patients typically specify payments at amounts less than our standard charges. Medicare generally pays for inpatient and outpatient services at prospectively determined rates based on clinical, diagnostic and other factors. Services provided to patients having Medicaid coverage are generally paid at prospectively determined rates per discharge, per identified service or per covered member. Agreements with commercial insurance carriers, managed care and preferred provider organizations generally provide for payments based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. Our revenues are based upon the estimated amounts we expect to be entitled to receive from patients and third-party payers. Estimates of contractual allowances under managed care and commercial insurance plans are based upon the payment terms specified in the related contractual agreements. Revenues related to uninsured patients and uninsured copayment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). We also record estimated implicit price concessions (based primarily on historical collection experience) related to uninsured accounts to record self-pay revenues at the estimated amounts we expect to collect.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Estimated reimbursement amounts are adjusted in subsequent periods as cost reports are prepared and filed and as final settlements are determined (in relation to certain government programs, primarily Medicare, this is generally referred to as the “cost report” filing and settlement process). There were no adjustments to estimated Medicare and Medicaid reimbursement amounts and disproportionate-share funds related primarily to cost reports filed during 2019 and 2018 or during the nine months ended September 30, 2020 and 2019.

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The Emergency Medical Treatment and Labor Act (“EMTALA”) requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. Federal and state laws and regulations require, and our commitment to providing quality patient care encourages, us to provide services to patients who are financially unable to pay for the health care services they receive. Patients treated at hospitals for non-elective care, who have income at or below 200% of the federal poverty level, were eligible for charity care. The federal poverty level is established by the federal government and is based on income and family size. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care. In implementing the uninsured discount policy, we may first attempt to provide assistance to uninsured patients to help determine whether they may qualify for Medicaid, other federal or state assistance, or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

The collection of outstanding receivables for Medicare, Medicaid, managed care payers, other third-party payers and patients is our primary source of cash and is critical to our operating performance. The primary collection risks relate to uninsured patient accounts, including patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. Implicit price concessions relate primarily to amounts due directly from patients. Estimated implicit price concessions are recorded for all uninsured accounts, regardless of the aging of those accounts. Accounts are written off when all reasonable internal and external collection efforts have been performed. The estimates for implicit price concessions are based upon management’s assessment of historical writeoffs and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators. Management relies on the results of detailed reviews of historical write offs and collections at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information in estimating the collectability of our accounts receivable. We perform the hindsight analysis quarterly, utilizing rolling twelve-months accounts receivable collection and write off data. We believe our quarterly updates to the estimated implicit price concession amounts at each of our hospital facilities provide reasonable estimates of our revenues and valuations of our accounts receivable. At September 30, 2020 and December 31, 2019, estimated contractual allowances of $14.2 million and $16.8 million, respectively, had been recorded as reductions to accounts receivable balances to enable us to record our revenues and accounts receivable at the estimated amounts we expect to collect.

Allowances for Doubtful Accounts Policy

Accounts receivable are reported at realizable value, net of allowances for credits and doubtful accounts, which are estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimating and reviewing the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for contractual credits and doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues which may impact the collectability of these receivables or reserve estimates. Receivables deemed to be uncollectible are charged against the allowance for doubtful accounts at the time such receivables are written-off. Recoveries of receivables previously written-off are recorded as credits to the allowance for doubtful accounts. Revisions to the allowances for doubtful accounts estimates are recorded as an adjustment to provision for bad debts.

Total gross revenues were reduced by approximately $6.2 million and $4.8 million for bad debt for the nine months ended September 30, 2020 and 2019, respectively. After bad debt and contractual and related allowance adjustments to revenues of $39.1 million and $86.7 million for the nine months ended September 30, 2020 and 2019, respectively, we reported net revenues of $5.9 million and $13.2 million.

Total gross revenues were reduced by approximately $8.4 million and $9.4 million for bad debt for the years ended December 31, 2019 and 2018, respectively. After bad debt and contractual and related allowance adjustments to revenues of $99.9 million and $73.5 million, for the years ended December 31, 2019 and 2018, respectively, we reported net revenues of $16.0 million and $14.5 million. We continue to review the provision for bad debt and contractual allowances.

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Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to FASB ASC Topic 360, Property, Plant and Equipment (“ASC 360”). ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. We did not record an asset impairment charge in the nine months ended September 30, 2020 or in 2019. At December 31, 2018, we recorded an asset impairment charge of $0.2 million for an intangible asset acquired in the Jamestown Regional Medical Center acquisition in 2018.

Derivative Financial Instruments and Fair Value, Including the Adoption of ASU 2017-11

We account for warrants issued in conjunction with the issuance of common stock and certain convertible debt instruments in accordance with the guidance contained in ASC Topic 815, Derivatives and Hedging (“ASC 815”) and ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). For warrant instruments and conversion options embedded in promissory notes that are not deemed to be indexed to the Company’s own stock, we classified such instruments as liabilities at their fair values at the time of issuance and adjusted the instruments to fair value at each reporting period. These liabilities were subject to re-measurement at each balance sheet date until extinguished either through conversion or exercise, and any change in fair value was recognized in our statement of operations. The fair values of these derivative and other financial instruments had been estimated using a Black-Scholes model and other valuation techniques.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815).” The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260).

When the down round feature is included in an equity-classified freestanding financial instrument, the value of the effect of the down round feature is treated as a dividend when it is triggered and as a numerator adjustment in the basic EPS calculation. This reflects the occurrence of an economic transfer of value to the holder of the instrument, while alleviating the complexity and income statement volatility associated with fair value measurement on an ongoing basis. We have determined that this amendment had a material impact on our consolidated financial statements and we early adopted this accounting standard. Deemed dividends of $123.9 million and $231.8 million were recorded in 2019 and 2018, respectively, as a result of the application of this amendment. Deemed dividends of $59.8 million and $123.9 million were recorded in the nine months ended September 30, 2020 and 2019, respectively, as a result of down round provision features.

In accordance with ASC 820, “Fair Value Measurements and Disclosures,” the Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

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●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; or quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets).
●	Level 3 applies to assets or liabilities for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including our own assumptions.

Stock Based Compensation

The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. When stock options granted to employees are forfeited prior to completion of the vesting period, any previously recorded compensation expensed is reversed in the period of forfeiture.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees.” Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the services provided or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

The Company issues stock to consultants for various services. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete. The Company recognizes consulting expense and a corresponding increase to additional paid-in-capital related to stock issued for services.

Year ended December 31, 2019 compared to year ended December 31, 2018

The following table summarizes the results of our consolidated continuing operations for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019		2018
	$	%	$	%
Net revenues	$15,986,924	100.0%	$14,548,690	100.0%
Operating expenses:
Direct costs of revenue	14,845,240	92.9%	11,509,507	79.1%
General and administrative expenses	16,677,407	104.3%	14,826,160	101.9%
Asset impairment	-	0.0%	173,799	1.2%
Depreciation and amortization	795,201	5.0%	1,263,844	8.7%
Loss from operations	(16,330,924)	-102.2%	(13,224,620)	-90.9%
Interest expense	(21,730,066)	-135.9%	(21,532,678)	-148.0%
Other (expense) income	(9,340,244)	-58.4%	672,972	4.6%
Change in fair value of derivative instruments	(105,076)	-0.7%	13,696,214	94.1%
Gain on bargain purchase	250,000	1.6%	7,566,670	52.0%
Provision for income taxes	-	0.0%	766,070	5.3%
Net loss from continuing operations	$(47,256,310)	-295.6%	$(13,587,512)	-93.4%

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Net Revenues

Consolidated net revenues were $16.0 million for the year ended December 31, 2019, as compared to $14.5 million for the year ended December 31, 2018, an increase of $1.5 million. The increase in net revenues was due to net revenue from Jellico Community Hospital and CarePlus Center of $6.6 million, which were acquired on March 5, 2019. In addition, our Big South Fork Medical Center’s net revenue increased by $0.2 million in 2019, as compared to 2018. The increases were partially offset by a decrease in net revenues from Jamestown Regional Medical Center of $5.3 million in year ended December 31, 2019 compared to the 2018. Operations at Jamestown Regional Medical Center were temporarily suspended beginning in June 2019 pending reinstatement of the hospital’s Medicare agreement. The increase in Hospital revenue of $1.7 million was offset by a $0.1 million decrease in Clinical Laboratory Operations revenue for 2019 compared to 2018. The 2019 and 2018 net revenues include bad debt expense elimination of $8.4 million and $9.4 million, respectively, for doubtful accounts. Bad debt and contractual and related allowance adjustments to revenues were $99.9 million and $73.5 million, for the years ended December 31, 2019 and 2018, respectively. In a continued effort to refine our revenue recognition estimates, the Company practices the full retrospective approach, evaluating and analyzing the realizability of gross service revenues monthly, to make certain that we are properly allowing for bad debt and contractual adjustments.

Direct Costs of Revenue

Direct costs of revenue increased by $3.3 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. We attribute the increase to Jellico Community Hospital and CarePlus Center, which were acquired on March 5, 2019. As a percentage of net revenues, direct costs increased to 92.9% in the year ended December 31, 2019 compared to 79.1% in the comparable period. We attribute the increase in the direct costs as a percentage of net revenues primarily to the Company’s decision to suspend operations at Jamestown Regional Medical Center, which did not operate during the last half of 2019, following the termination of the Medicare program. Despite the suspension, we still incurred certain direct costs of revenue. Also contributing to the increase in the direct costs as a percentage of revenue for 2019, was our decision to reassess our revenue rate at Big South Fork Medical Center to recognize revenue after contractual allowances at 10% based on the Company’s historical data compared to using an industry standard rate of 20% in the compared 2018 period.

General and Administrative Expenses

General and administrative expenses increased by $1.9 million, or 12.5%, for the year ended December 31, 2019, as compared to the same period of a year ago. The change is primarily due to Hospital Operations, which increased by $2.6 million, partially offset by the $0.4 million reduction in expenses associated with our Clinical Laboratory Operations and the $0.3 million decrease in Corporate’s general and administrative expenses.

Asset Impairment

We did not record an impairment charge during 2019. We determined that a non-compete intangible asset that was acquired in the Jamestown Regional Medical Center acquisition on June 1, 2018 was impaired and, accordingly, we recorded an impairment charge of $0.2 million in the year ended December 31, 2018.

Depreciation and Amortization Expenses

Depreciation and amortization expense decreased by $0.5 million during the year ended December 31, 2019, as compared with the year ended December 31, 2018, as we sold some Clinical Laboratory Operations equipment in 2018. We expect our depreciation and amortization expense to increase going forward as a result of the fixed assets associated with our hospital acquisitions.

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Loss from Operations Before Other Income (Expense) and Income Taxes

Our operating loss increased by $3.1 million for the year ended December 31, 2019, as compared to the same period a year ago due to additional losses for our Hospital Operations. The increase in the loss from operations was due to the suspension of operations at Jamestown Regional Medical Center, which did not operate during the second half of 2019, following the termination of the Medicare program. Despite the suspension, we still incurred certain direct costs of revenue as well as general and administrative expenses. We also attribute the increase in the loss to the reassessment of our revenue rate at Big South Fork Medical Center to recognize revenue after contractual allowances at 10% based on the Company’s historical data compared to using an industry standard rate of 20% in the comparable 2018 period, among other items.

Interest Expense

Interest expense for the year ended December 31, 2019 was $21.7 million, as compared to $21.5 million for the year ended December 31, 2018. Interest expense for the year ended December 31, 2019 included $1.6 million for interest on loans from a former member of our board of directors, and $16.2 million for the amortization of debt discount and deferred financing costs related to debentures and note payable, including $9.5 million for the modification of warrants issued in connection with debentures and approximately $3.6 million of interest expense on debentures, notes payable, finance lease obligations and the settlement of a prepaid forward purchase contract. Interest expense for the year ended December 31, 2018 included $17.6 million for the amortization of debt discount and deferred financial costs, including $6.4 million for the modification of warrants, related to convertible debentures and warrants.

Other Income (Expense)

We incurred other loss of $9.3 million in the year ended December 31, 2019, as compared to income of $0.7 million in the same period a year ago. The loss in 2019 was due to $6.9 million in penalties for non-payment of debentures on the maturity dates, $1.2 million of loss on the sale of accounts receivable under sales agreements and approximately $1.2 million of penalties related to past due payments of payroll taxes. The gain in 2018 resulted primarily from the sale of Clinical Laboratory Operations’ fixed assets.

Change in Fair Value of Derivative Instruments

For the year ended December 31, 2019, the Company realized a loss of $0.1 million for the change in fair value of derivative instruments, which represented the increase in the fair value of a derivative debenture due to the increase in the spread between the price of our common stock and the conversion price of the derivative in the year ended December 31, 2019. For the year ended December 31, 2018, the Company realized income of $13.7 million for the change in fair value of derivative instruments. On September 23, 2018, the Company’s board of directors approved a reverse split of its common stock, which would provide sufficient authorized and unissued shares to allow for otherwise equity classified instruments to be classified in equity. As of September 23, 2018, the fair value of these instruments was evaluated for reclassification. As a result of the evaluation, the Company reclassified the derivative liability previously reported as a current liability to derivative income.

Gain on Bargain Purchase

The gain on bargain purchase of $0.3 million for year ended December 31, 2019 resulted primarily from intangible assets of Jellico Community Hospital and CarePlus Center, which were acquired on March 5, 2019. The gain on bargain purchase of $7.6 million for year ended December 31, 2018 resulted from real property of Jamestown Regional Medical Center, which was acquired on June 1, 2018.

Provision for Income Taxes

We did not incur a tax provision for the year ended December 31, 2019. The provision for income taxes for the year ended December 31, 2018 of $0.8 million resulted from the completion of the Federal income tax audit for 2015 during 2018.

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Net Loss from Continuing Operations

Our net loss from continuing operations for the year ended December 31, 2019 was $47.3 million compared to net loss of $13.6 million for the same period of a year ago. The increase in the loss is primarily due to a gain of $13.7 million from the change in fair value of derivative instruments in the year ended December 31, 2018 compared to a loss of $0.1 million from the change in fair value of derivative instruments during the year ended December 31, 2019, other expense of $9.3 million in the year ended December 31, 2019 compared to other income of $0.7 million in the comparable 2018 period, a $7.6 million gain on bargain purchase related to the Jamestown Regional Medical Center acquisition in 2018 compared to a gain of bargain purchase of $0.3 million on the purchase of Jellico Community Hospital and CarePlus Center in 2019, and the loss from continuing operations before other income (expense) and income taxes of $16.3 million in the year ended December 31, 2019 compared to $13.2 million in the year ended December 31, 2018. Partially offsetting the increase in the loss was a reduction of interest expense of $0.1 million in the year ended December 31, 2019 compared to the year ended December 31, 2018 and a decrease of $0.8 million in the provision for income taxes in 2019 versus 2018.

We have made progress in expanding into a wider and more varied market place with our Hospital Operations, and that combined with our aggressive consolidation and cost cutting is expected to reduce the losses incurred in the future.

The following table presents key financial metrics for our Hospital Operations segment:

	Year Ended December 31,
Hospital Operations	2019	2018	Change	%

Net revenues	$15,927,983	$14,417,676	$1,510,307	10.5%
Operating expenses:
Direct costs of revenue	14,759,258	11,286,278	3,472,980	30.8%
General and administrative expenses	11,513,840	8,893,785	2,620,055	29.5%
Asset impairment	-	173,799	(173,799)	0.0%
Depreciation and amortization	715,286	498,352	216,934	43.5%

Loss from operations	$(11,060,401)	$(6,434,538)	$(4,625,863)	71.9%

Number of Patients Served	41,677	13,349	28,328	212.2%

Key Operating Measures - Revenue per patient served	$382.18	$1,080.06	$(697.88)	-64.6%

Key Operating Measures - Direct costs of revenue per patient served	$354.13	$845.48	$(491.34)	-58.1%

In the year ended December 31, 2019, we reassessed our revenue rate at Big South Fork Medical Center to recognize revenue after contractual allowances at 10% based on the Company’s historical data compared to using an industry standard rate of 20% in the year ended December 31, 2018 period. Our aggregate collection rate for the years ended December 31, 2019 and 2018 was approximately 15% and 17%, respectively.

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The following table presents key financial and operating metrics for our Clinical Laboratory Operations segment:

	Year Ended December 31,
Clinical Laboratory Operations	2019	2018	Change	%

Net revenues	$58,941	$131,014	$(72,073)	-55.0%
Operating expenses:
Direct costs of revenue	85,982	223,229	(137,247)	-61.5%
General and administrative expenses	954,872	1,390,839	(435,967)	-31.3%
Depreciation and amortization	79,232	764,445	(685,213)	-89.6%

Loss from operations	$(1,061,145)	$(2,247,499)	$1,186,354	-52.8%

Key Operating Measures - Revenues: (1)
Insured tests performed	78	3,593	(3,515)	-97.8%
Net revenue per insured test	$755.65	$36.46	$719.19	1972.3%
Revenue recognition percent of gross billings	11.0%	11.0%	0.0%

Key Operating Measures - Direct Costs: (1)
Total samples processed	19	4,560	(4,541)	-99.6%
Direct costs per sample	$4,525.37	$48.95	$4,476.41	9144.2%

(1)	Net revenue per insured test and direct costs of insured tests are not meaningful for the year ended December 31, 2019 due to the impact of the recovery of $77,000 of bad debt in the year, partially offset by additional bad debt expense recorded in the period.

The decrease in general and administrative expenses is primarily due to the reduction in employee compensation and related costs, as we significantly reduced our headcount. Depreciation and amortization decreased as a result of the sale of certain fixed assets during 2018 as well as fully depreciating certain fixed assets during 2018 and 2019.

The following table presents key financial metrics for our Corporate group:

	Year Ended December 31,
Corporate	2019	2018	Change	%

Operating expenses:
General and administrative expenses	$4,208,695	$4,541,536	$(332,841)	-7.3%
Depreciation and amortization	683	1,047	(364)	-34.8%

Loss from operations	$(4,209,378)	$(4,542,583)	$333,205	-7.3%

The $0.3 million decrease in general and administrative expenses is mainly the result of a $0.8 million reduction in stock related compensation expense, partially offset by an increase in legal settlement expenses of approximately $0.5 million, among other fluctuations.

Three months ended September 30, 2020 compared to the three months ended September 30, 2019

The following table summarizes the results of our consolidated continuing operations for the three months ended September 30, 2020 and 2019:

	Three Months Ended September 30,
	2020		2019
	$	%	$	%
Net revenues	$1,950,698	100.0%	$3,920,607	100.0%
Operating expenses:
Direct costs of revenue	2,805,829	143.8%	3,227,709	82.3%
General and administrative expenses	3,274,508	167.9%	3,074,522	78.4%
Depreciation and amortization	53,579	2.7%	199,996	5.1%
Loss from operations	(4,183,218)	-214.4%	(2,581,620)	-65.8%
Other income (expense), net	169,101	8.7%	(5,784,873)	-147.6%
Loss from legal settlement	(23,652)	-1.2%	-	0.0%
Gain on extinguishment of debt	389,864	20.0%	-	0.0%
Interest expense	(2,377,980)	-121.9%	(3,637,467)	-92.8%
Benefit from income taxes	-	0.0%	-	0.0%
Net loss from continuing operations	$(6,025,885)	-308.9%	$(12,003,960)	-306.2%

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Net Revenues

Consolidated net revenues were $2.0 million for the three months ended September 30, 2020, as compared to $3.9 million for the three months ended September 30, 2019, a decrease of $1.9 million. The decrease in net revenues in the three months ended September 30, 2020, as compared to the 2019 period was primarily a result of the COVID-19 pandemic, which we attribute, in part, to decreasing net revenues from Jellico Community Hospital and CarePlus Center by $1.3 million and from Big South Fork by $0.7 million, partially offset by a $0.1 million adjustment to revenue from Jamestown Regional Medical Center for bad debt recoveries. As a result of the COVID-19 pandemic, we believe demand for our hospital services was reduced. Also reducing revenues at Jellico Community Hospital and CarePlus Center and Big South Fork Medical Center were staffing issues during the 2020 period, which required us to divert patients to third party facilities.

Net revenues for the three months ended September 30, 2020 and 2019 included bad debt expense elimination of $2.2 million and $0.9 million, respectively, for doubtful accounts and $14.0 million and $21.0 million, respectively, for contractual allowances. In a continued effort to refine our revenue recognition estimates, the Company practices the full retrospective approach, evaluating and analyzing the realizability of gross service revenues quarterly, to make certain that we are properly allowing for bad debt and contractual adjustments.

Direct Costs of Revenue

Direct costs of revenue decreased by $0.4 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. We attribute the decreases primarily to decreases in the number of patients served at Jellico Community Hospital and CarePlus Center and Big South Fork Medical Center. As a percentage of net revenues, direct costs increased to 143.8% in the three months ended September 30, 2020 compared to 82.3% in the comparable 2019 period. We attribute the increase in the direct costs as a percentage of net revenues to the COVID-19 pandemic and the diversion of patients to third party facilities due to staffing issues during the three months ended September 30, 2020. While the number of patients served decreased, certain direct costs of revenue remained.

General and Administrative Expenses

General and administrative expenses increased by $0.2 million, or 6.5%, compared to the same period a year ago primarily due to an increase in hospital consulting fees.

Depreciation and Amortization Expenses

Depreciation and amortization expense was $53,579 for the three months ended September 30, 2020 as compared to $0.2 million for the same period a year ago as certain fixed assets were fully depreciated during 2019.

Loss from Continuing Operations Before Other Income (Expense) and Income Taxes

Our operating loss increased by $1.6 million for the three months ended September 30, 2020, as compared to the 2019 period. We attribute the increase in the operating loss primarily to the reduction in revenue.

Other Income (Expense), net

Other income (expense), net was $0.2 million for the three months ended September 30, 2020 and included income of approximately $0.6 million from HHS Provider Relief Funds that were received from the federal government, partially offset by $0.3 million of loss on the sale of accounts receivable under sales agreements and $0.1 million for the loss on disposal of property. Other income (expense) was ($5.8) million for the three months ended September 30, 2019, which resulted from the loss on sale of accounts receivable under sales agreements of $0.7 million and penalties for non-payment of debentures at maturity of $5.1 million.

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Gain on Extinguishment of Debt

We recorded a $0.4 million gain on extinguishment of debt in the three months ended September 30, 2020, which resulted from exchange, redemption and forbearance agreements that we entered into on August 31, 2020. Under these agreements preferred stock and debentures and associated accrued interest were exchanged for shares of the Company’s Series N Preferred Stock. These agreements are more fully discussed below under the heading Liquidity and Capital Resources and in Notes 8, 13 and 14 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus.

Interest Expense

Interest expense for the three months ended September 30, 2020 was $2.4 million, as compared to $3.6 million for the three months ended September 30, 2019. Interest expense for the three months ended September 30, 2020 included $1.7 million for interest on past due debentures and notes payable, $0.6 million for interest incurred by Mr. Diamantis, a former member of our Board of Directors, on borrowings he procured in order to lend funds to the Company and $55,000 of interest on loans from Mr. Diamantis. Interest expense for the three months ended September 30, 2019 included $1.8 million for interest on loans from Mr. Diamantis, $1.4 million for the amortization of debt discount and deferred financing costs related to debentures and note payable and approximately $0.4 million of interest expense on debentures, notes payable and finance lease obligations.

Net Loss from Continuing Operations

We recorded net loss from continuing operations for the three months ended September 30, 2020 of $6.0 million, as compared to a loss of $12.0 million for the same period of a year ago. The decrease in the loss was primarily due to other income (expense), net of approximately $0.2 million in the three months ended September 30, 2020 compared to other income (expense), net of ($5.8) million in the comparable 2019 period, a gain on extinguishment of debt of $0.4 million in the three months ended September 30, 2020, and a decrease in interest expense of $1.3 million in the three months ended September 30, 2020 compared to the comparable period, partially offset by an increase in the loss from operations before other income (expense) and income taxes of approximately $1.6 million.

The following table presents key financial metrics that management uses to monitor the results for our Hospital Operations:

	Three Months Ended September 30,
Hospital Operations	2020	2019	Change	%

Net revenues	$1,950,698	$3,920,607	$(1,969,909)	-50.2%

Direct costs of revenue	2,805,829	3,227,709	(421,880)	-13.1%

Number of Patients Served	4,662	9,607	(4,945)	-51.5%

Key Operating Measures - Net revenues per patient served:	$418.43	$408.10	$10.33	2.5%

Key Operating Measures - Direct costs per patient served:	$601.85	$335.97	$265.88	79.1%

Our Hospital Operations have historically generated operating losses. We served less patients during the three months ended September 30, 2020 compared to the three months ended September 30, 2019, which we attribute primarily to the COVID-19 pandemic. The increase in direct costs per patient in the three months ended September 30, 2020 compared to the 2019 period was primarily due to the use of contract labor versus employees for patient care.

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Nine months ended September 30, 2020 compared to the nine months ended September 30, 2019

The following table summarizes the results of our consolidated continuing operations for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020		2019
		%		%
Net revenues	$5,860,807	100.0%	$13,155,882	100.0%
Operating expenses:
Direct costs of revenue	8,151,478	139.1%	12,068,460	91.7%
General and administrative expenses	8,593,756	146.6%	12,277,416	93.3%
Depreciation and amortization	399,377	6.8%	609,818	4.6%
Loss from operations	(11,283,804)	-192.5%	(11,799,812)	-89.7%
Other income (expense), net	6,907,670	117.9%	(6,981,116)	-53.1%
Gain on legal settlements	1,096,613	18.7%	-	0.0%
Gain on extinguishment of debt	389,864	6.7%	-	0.0%
Gain on bargain purchase	-	0.0%	250,000	1.9%
Change in fair value of derivative instruments	-	0.0%	(105,075)	-0.8%
Interest expense	(7,926,750)	-135.3%	(19,229,233)	-146.2%
Benefit from income taxes	1,118,485	19.1%	-	0.0%
Net loss from continuing operations	$(9,697,922)	-165.5%	$(37,865,236)	-287.8%

Net Revenues

Consolidated net revenues were $5.9 million for the nine months ended September 30, 2020, as compared to $13.2 million for the nine months ended September 30, 2019, a decrease of $7.3 million. The decrease in net revenues was due to a reduction in revenues from Jamestown Regional Medical Center of $2.9 million in the nine months ended September 30, 2020 compared to the 2019 period. Operations at Jamestown Regional Medical Center were temporarily suspended beginning in June 2019 pending reinstatement of the hospital’s Medicare agreement. The decrease in net revenues in the nine months ended September 30, 2020 as compared to the 2019 period was also, in large part, a result of the COVID-19 pandemic, which we attribute to the decrease in net revenues from Jellico Community Hospital and CarePlus Center of $3.1 million and net revenues from Big South Fork Medical Center of $1.3 million. As a result of the COVID-19 pandemic, we believe demand for our services was reduced. Also reducing revenue were staffing issues and supply shortages caused by cash constraints during the 2020 period, which required us to divert patients to third party facilities.

Net revenues for the nine months ended September 30, 2020 and 2019 include bad debt expense elimination of $6.2 million and $4.8 million, respectively, for doubtful accounts and $32.9 million and $81.9 million, respectively, for contractual allowances. In a continued effort to refine our revenue recognition estimates, the Company practices the full retrospective approach, evaluating and analyzing the realizability of gross service revenues quarterly, to make certain that we are properly allowing for bad debt and contractual adjustments.

Direct Costs of Revenue

Direct costs of revenue decreased by $3.9 million for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. We attribute the decrease primarily to Jamestown Regional Medical Center, which was temporarily suspended beginning in June 2019, as well as decreases in the number of patients served at Jellico Community Hospital and CarePlus Center and Big South Fork Medical Center. As a percentage of net revenues, direct costs increased to 139.1% in the nine months ended September 30, 2020 compared to 91.7% in the comparable 2019 period. We attribute the increase in the direct costs as a percentage of net revenues to the COVID-19 pandemic and the diversion of patients to third party facilities due to staffing issues and supply shortages caused by cash constraints during the nine months ended September 30, 2020. While the number of patients served decreased, certain direct costs of revenue remained.

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General and Administrative Expenses

General and administrative expenses decreased by $3.7 million, or 30.0%, in the nine months ended September 20, 2020 compared to the same period a year ago. The decrease in general and administrative expenses was mainly due to the temporary cessation of operations of Jamestown Regional Medical Center in June 2019. Also, contributing to the decrease were acquisition costs incurred in the 2019 period for the acquisition of Jellico Community Hospital and CarePlus Center on March 5, 2019 and reductions in insurance expense, compensation related expenses and directors fees.

Depreciation and Amortization Expenses

Depreciation and amortization expense was $0.4 million for the nine months ended September 30, 2020 as compared to $0.6 million for the same period a year ago as certain fixed assets were fully depreciated during 2019.

Loss from Continuing Operations Before Other Income (Expense) and Income Taxes

Our operating loss decreased by $0.5 million for the nine months ended September 30, 2020, as compared to the 2019 period. We attribute the decrease primarily to the operations of Jamestown Regional Medical Center, which did not operate in the 2020 period and operated at a loss in the 2019 period. In addition, while Jamestown Regional Medical Center temporarily ceased operations in June of 2019, certain fixed costs continued during the third quarter of 2019.

Other Income (Expense), net

Other income (expense), net of $6.9 million for the nine months ended September 30, 2020 included $8.0 million of HHS Provider Relief Funds, partially offset by ($0.6) million in penalties and interest associated with non-payment of payroll taxes, ($0.6) million of loss on the sale of accounts receivable under a sales agreement and ($0.1) million for loss on disposal of property. Other income (expense), net of ($7.0) million for the nine months ended September 30, 2019 included ($5.7) million in penalties for non-payment of debentures on the maturity dates and ($1.4) million of losses on sales of accounts receivable under sales agreements.

Gain from Legal Settlements

We settled several legal proceedings during the nine months ended September 30, 2020, which resulted in a gain from legal settlements of $1.1 million. The settlement of obligations under a financing lease for property and equipment resulted in $0.9 million of the gain.

Gain on Bargain Purchase

In the nine months ended September 30, 2019, we realized a $0.3 million gain on the bargain purchase of Jellico Community Hospital, which was acquired on March 5, 2019. The gain was associated with the intangible asset acquired in the acquisition.

Gain on Extinguishment of Debt

We recorded a $0.4 million gain on extinguishment of debt in the three months ended September 30, 2020, which resulted from exchange, redemption and forbearance agreements that we entered into on August 31, 2020. Under these agreements preferred stock and debentures and associated accrued interest were exchanged for shares of the Company’s Series N Preferred Stock. These agreements are more fully discussed below under the heading Liquidity and Capital Resources and in Notes 8, 13 and 14 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus.

Change in Fair Value of Derivative Instruments

The change in the fair value of derivative instruments for the nine months ended September 30, 2019 of $0.1 million resulted from a reduction in the conversion price of an outstanding debenture.

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Interest Expense

Interest expense for the nine months ended September 30, 2020 was $7.9 million, as compared to $19.2 million for the nine months ended September 30, 2019. Interest expense for the nine months ended September 30, 2020 included $5.7 million for default interest on past due debentures and note payable, $1.3 million for interest incurred by Mr. Diamantis on borrowings he procured in order to lend funds to the Company and approximately $0.6 million of interest on loans from Mr. Diamantis. Interest expense for the nine months ended September 30, 2019 included $2.9 million for interest on loans from Mr. Diamantis, $6.4 million for the amortization of debt discount and deferred financing costs related to debentures and note payable, $9.5 million for the modification of warrants and approximately $0.4 million of interest expense on debentures, notes payable and finance lease obligations.

Benefit from Income Taxes

During the nine months ended September 30, 2020, the U.S. Congress approved the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act allows a five-year carryback privilege for federal net operating tax losses that arose in a tax year beginning in 2018 and through the current tax year, that is, 2020. As a result, during the nine months ended September 30, 2020, we recorded approximately $1.1 million in refunds from the carryback of certain of our federal net operating losses.

Net Loss from Continuing Operations

Our net loss from continuing operations for the nine months ended September 30, 2020 was $9.7 million, as compared to a loss of $37.9 million for the same period of a year ago. The improvement was primarily due to a decrease in the loss from operations before other income (expense) and income taxes of approximately $0.5 million, other income (expense), net of approximately $6.9 million in the nine months ended September 30, 2020 compared to other income (expense), net of ($7.0) million in the comparable 2019 period, a $1.1 million gain from legal settlements in the nine months ended September 30, 2020, a decrease in interest expense of $11.3 million and a $1.1 million income tax benefit in the nine months ended September 30, 2020.

The following table presents key financial metrics that management uses to monitor the results for our Hospital Operations:

	Nine Months Ended September 30,
Hospital Operations	2020	2019	Change	%

Net revenues	$5,860,807	$12,155,882	$(6,295,075)	-51.8%

Direct costs of revenue	8,151,478	12,068,460	(3,916,982)	-32.5%

Number of Patients Served	13,217	33,299	(20,082)	-60.3%

Key Operating Measures - Net revenues per patient served:	$443.43	$365.05	$78.38	21.5%

Key Operating Measures - Direct costs per patient served:	$616.74	$362.43	$254.31	70.2%

Our Hospital Operations have historically generated operating losses. We served less patients during the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 as a result of the suspension of operations at Jamestown Regional Medical Center, which did not operate during the nine months ended September 30, 2020 following the termination of the Medicare program in June 2019. Also, reducing the number of patients served was the COVID-19 pandemic, as well as staffing issues and shortages of hospital supplies due to cash constraints, which required us to divert patients to third-party facilities during the nine months ended September 30, 2020. Net revenues and direct costs per patient increased in the nine months ended September 30, 2020 as compared to 2019 period due to the type of services billed. Direct costs per patient was also impacted by the use of contract labor versus employees for patient care during the nine months ended September 30, 2020.

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LIQUIDITY AND CAPITAL RESOURCES

For the nine months ended September 30, 2020 and the year ended December 31, 2019, we financed our operations primarily from issuances of equity, debentures and notes payable, loans from a related party and the sale of accounts receivable under sales agreements. Also, during the nine months ended September 30, 2020 we received approximately $2.3 million from PPP notes payable (“PPP Notes”) and approximately $12.5 million from HHS Provider Relief Funds. On June 30, 2020, we entered into an exchange agreement with Mr. Diamantis, a former member of our Board of Directors, wherein we exchanged the amount owed to Mr. Diamantis for principal and interest on that date, which totaled $18.8 million, for shares of the Company’s Series M Convertible Preferred Stock On August 31, 2020, we entered into Exchange, Redemption and Forbearance Agreements (the “Exchange and Redemption Agreements”) with certain institutional investors as discussed in the paragraph below. Each of these financing transactions is more fully discussed in Notes 1, 4, 7, 8, 12 and 13 to our unaudited condensed consolidated financial statements incorporated by reference in this prospectus.

On August 31, 2020, the Company entered into the Exchange and Redemption Agreements with certain institutional investors in the Company under which the investors agreed to reduce their holdings of the Company’s debentures (the debentures are more fully discussed in Note 8 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus) by approximately $19.3 million (including accrued interest and penalties) by exchanging the debentures and all of the outstanding shares of the Company’s Series I-1 Convertible Preferred Stock and Series I-2 Convertible Preferred Stock (the preferred stock is more fully discussed in Note 12 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus) for 30,435.52 shares of the Company’s newly-authorized Series N Convertible Redeemable Preferred Stock (the “Series N Preferred Stock”).

The investors continue to own, after the initial exchange, approximately $14.9 million (including accrued interest and penalties) of debentures, but agreed that the Company could redeem $10 million of its obligations under these debentures held by the investors at face value, plus accrued interest and penalties. These debentures include approximately $4.9 million under debentures and accrued interest that have been guaranteed by Mr. Diamantis. This redemption right was exercisable for 90 days, or until November 29, 2020. If it had been exercised in full, the remaining debentures held by the investors (totaling approximately $4.9 million, including accrued interest and penalties) would have been exchanged for approximately 4,900 additional shares of Series N Preferred Stock.

During the 90-day redemption period (or until the occurrence of certain specified events, if earlier), the investors agreed to forbear from exercising any remedies against the Company or Mr. Diamantis as a result of any existing defaults under the outstanding securities. During that period, additional interest and penalties did not accrue and would have been forgiven if the redemption right was exercised in full. If the redemption right was not exercised in full, all such additional amounts would become due and payable. The redemption right was not exercised and all such additional amounts have become due and payable.

Future cash needs for working capital, capital expenditures, debt obligations and potential acquisitions will require management to seek additional equity or obtain additional credit facilities. The Company and our facilities may also receive additional government assistance. The sale/issuances of additional equity will result in additional dilution to our stockholders. A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time-to-time, in the ordinary course of business, we evaluate potential acquisitions of such businesses, products or technologies.

Going Concern and Liquidity

Under Accounting Standards Update, or ASU, 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

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As reflected in the unaudited condensed consolidated financial statements incorporated by reference in this prospectus, the Company had a working capital deficit and an accumulated deficit of $47.6 million and $663.5 million, respectively, at September 30, 2020. In addition, the Company had a loss from continuing operations of approximately $9.7 million and cash used in operating activities of $13.4 million for the nine months ended September 30, 2020. As of the date of this prospectus, our cash is deficient and payments for our operations in the ordinary course are not being made. The continued losses and other related factors, including the payment defaults under the terms of outstanding debentures and notes payable as more discussed in Notes 7 and 8 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus, raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the date of this prospectus. Our fixed operating expenses include payroll, rent, finance lease payments and other fixed expenses, as well as the costs required to operate our Hospital Operations. Our fixed operating expenses were approximately $1.5 million per month for the nine months ended September 30, 2020.

We need to raise additional funds immediately and continue to do so until we begin to realize positive cash flow from operations. There can be no assurance that we will be able to achieve our business plan, which is to acquire and operate clusters of rural hospitals, raise any additional capital or secure the additional financing necessary to implement our current operating plan. Our ability to continue as a going concern is dependent upon our ability to significantly reduce our operating costs, increase our revenues and eventually achieve profitable operations. The unaudited condensed consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Also, during the nine months ended September 30, 2020 we received approximately $2.3 million from PPP Notes and Company-owned facilities received approximately $12.5 million of HHS Provider Relief Funds. A portion of the PPP Notes and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries. The HHS Provider Relief Funds are grants, not loans, and HHS will not require repayment, but providers are restricted and the funds must be used only for grant approved purposes. We received approximately $1.2 million in cash from the issuance of a promissory note during the nine months ended September 30, 2020, which was used to repay amounts due under accounts receivable sales agreements and $0.8 million from the sale of accounts receivable under sales agreements. In addition, during the nine months ended September 30, 2020, Mr. Diamantis, a former member of our Board of Directors, loaned the Company $5.8 million, the majority of which was used for working capital purposes.

As of September 30, 2020, we were party to legal proceedings, which are presented in Note 15 to the condensed consolidated financial statements incorporated by reference in this prospectus.

Liquidity and Capital Resources during the year ended December 31, 2019 compared to the year ended December 31, 2018

The following table presents our capital resources as of December 31, 2019 and December 31, 2018:

	December 31,	December 31,
	2019	2018	Change

Cash	$16,933	$6,870	$10,063
Working capital deficit	(78,073,092)	(39,293,904)	(38,444,617)
Total debt, excluding discounts and derivative liabilities	49,010,905	26,918,305	22,092,600
Finance lease obligations	1,119,418	762,208	357,210
Stockholders’ deficit	(76,519,721)	(39,167,864)	(37,351,857)

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The following table presents the major sources and uses of cash for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018	Change

Cash used in operations	$(13,731,006)	$(7,678,731)	$(6,052,275)
Cash (used in) provided by investing activities	(658,664)	662,577	(1,321,241)
Cash provided by financing activities	14,399,733	7,023,024	7,376,709

Net change in cash	10,063	6,870	3,193
Cash and cash equivalents, beginning of the year	6,870	-	6,870
Cash and cash equivalents, end of the year	$16,933	$6,870	$10,063

The components of cash used in operations for the years ended December 31, 2019 and 2018 are presented in the following table:

	Year Ended December 31,
	2019	2018	Change

Net loss from continuing operations	$(47,256,310)	$(13,587,512)	$(33,668,798)
Non-cash adjustments to income	25,076,846	(2,054,462)	27,131,308
Accounts receivable	(959,855)	(2,840,437)	1,880,582
Inventory	156,485	234,194	(77,709)
Accounts payable and accrued expenses	9,915,648	10,493,696	(578,048)
Loss from discontinued operations	(777,511)	(434,843)	(342,668)
Other	(18,364)	882,246	(900,610)
Net cash used in operating activities	(13,863,061)	(7,307,118)	(6,555,943)
Cash provided by (used in) discontinued operations	132,055	(371,613)	503,668
Cash used in operations	$(13,731,006)	$(7,678,731)	$(6,052,275)

Cash used in investing activities for the year ended December 31, 2019 was due to $0.7 million for the acquisition of Jellico Community Hospital and CarePlus Center in March 2019. Cash provided by investing activities for the year ended December 31, 2018 was due to the sale of property and equipment of $0.7 million, and the sale of shares of stock that we owned of $0.8 million, offset by cash of $0.6 million used to acquire Jamestown Regional Medical Center and $0.2 million used to purchase property and equipment.

Cash provided by financing activities in the year ended December 31, 2019 consists of $16.7 million for the issuance of related party notes payable and advances, $2.7 million in proceeds from the sale of accounts receivable, $3.8 million from the issuances of debentures and $1.5 million from the issuance of a promissory note. Cash used in financing activities in the year ended December 31, 2019 include $2.8 million of payments under sales agreements relating to accounts receivable, $5.0 million in payments on notes payable, $2.3 million for payments of related party notes payable and advances and $0.1 million for payments of finance lease obligations. Cash provided by financing activities for the year ended December 31, 2018 of $7.0 million consists of $9.0 million from the issuances of debentures, and $3.3 million from related party loans and advances, offset by $4.0 million of repayments of related party loans and advances and $1.3 million of payments of finance lease obligations.

The Company had 964,894 and 12,856 shares of common stock issued and outstanding at December 31, 2019 and December 31, 2018, respectively. During the year ended December 31, 2019, the Company issued an aggregate of 940,075 shares of its common stock upon conversion of $1.3 million of Series I-2 Convertible Preferred Stock and 11,961 shares of its common stock for the cashless exercise of warrants.

The terms of certain of the warrants, convertible preferred stock and convertible debentures issued by the Company provide for reductions in the per share exercise prices of the warrants and the per share conversion prices of the debentures and preferred stock (if applicable and subject to a floor in certain cases), in the event that the Company issues common stock or common stock equivalents (as that term is defined in the agreements) at an effective exercise/conversion price that is less than the then exercise/conversion prices of the outstanding warrants, preferred stock or debentures, as the case may be. In addition, the majority of these equity-based securities contain exercise or conversion prices that vary based upon the price of the Company’s common stock on the date of exercise/conversion (see Notes 3, 13, 14 and 21 to the consolidated financial statements incorporated by reference in this prospectus). These provisions have resulted in significant dilution of the Company’s common stock and have given rise to reverse splits of the Company’s common stock.

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Liquidity and Capital Resources as of September 30, 2020 compared to as of December 31, 2019

The following table presents our capital resources as of September 30, 2020 and December 31, 2019:

	September 30,	December 31,
	2020	2019	Change

Cash	$220,343	$16,933	$203,410
Working capital deficit	(47,588,770)	(78,073,092)	30,484,322
Total debt, excluding discounts and derivative liabilities	20,630,596	49,010,905	(28,380,309)
Finance lease obligations	249,985	1,119,418	(869,433)
Stockholders’ deficit	(40,540,193)	(76,519,721)	35,979,528

The following table presents the major sources and uses of cash for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019	Change

Cash used in operations	$(13,424,260)	$(14,374,213)	$949,953
Cash used in investing activities	(370,890)	(709,338)	338,448
Cash provided by financing activities	13,998,560	15,188,813	(1,190,253)

Net change in cash	203,410	105,262	98,148
Cash and cash equivalents, beginning of the year	16,933	2,209	14,724
Cash and cash equivalents, end of the period	$220,343	$107,471	$112,872

The components of cash used in operations for the nine months ended September 30, 2020 and 2019 are presented in the following table:

	Nine Months Ended September 30,
	2020	2019	Change

Net loss from continuing operations	$(9,697,922)	$(37,865,236)	$28,167,314
Non-cash adjustments to income	(8,320,255)	23,413,633	(31,733,888)
Accounts receivable	1,241,398	(3,564,790)	4,806,188
Inventory	(76,065)	1,174	(77,239)
Accounts payable, checks issued in excess of bank balance and accrued expenses	4,497,662	4,602,923	(105,261)
Loss from discontinued operations	(164,293)	(1,266,764)	1,102,471
Income tax assets and liabilities	(522,885)	(45,000)	(477,885)
Other	(281,215)	47,092	(328,307)
Net cash used in operating activities	(13,323,575)	(14,676,968)	1,353,393
Cash (used in) provided by discontinued operations	(100,685)	302,755	(403,440)
Cash used in operations	$(13,424,260)	$(14,374,213)	$949,953

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Cash used by investing activities for the nine months ended September 30, 2020 was to purchase $0.4 million of hospital equipment. The cash used in investing activities for the nine months ended September 30, 2019, was due to $0.7 million used for the acquisition of Jellico Community Hospital and approximately $50,801for purchases of hospital equipment.

Cash provided by financing activities for the nine months ended September 30, 2020 totaled $14.0 million and primarily included $5.8 million in loans from a related party, $2.3 million from PPP Notes, $12.5 million from HHS Provider Relief Funds, $0.8 million from the sales of accounts receivable and $1.2 million from the issuance of an installment note payable. Partially offsetting these cash receipts were $0.9 million in payments of debentures, $1.5 million of notes payable payments, $4.2 million in payments of related party loans, $1.5 million in payments of accounts receivable under sales agreements and $0.2 million of finance lease obligation payments. Cash provided by financing activities for the nine months ended September 30, 2019 of $15.2 million primarily included $16.5 million in loans from a related party, $3.8 million from the issuances of debentures, $1.5 million in proceeds from notes payable and $2.6 million in proceeds from the sales of accounts receivable under sales agreements. Partially offsetting these cash receipts were $2.3 million in payments of related party loans, $5.0 million in payments of note payable, $1.8 million in payments of accounts receivable under sales agreements and $0.1 million of finance lease obligation payments.

The terms of certain of the warrants, convertible preferred stock and convertible debentures issued by the Company provide for reductions in the per share exercise prices of the warrants and the per share conversion prices of the debentures and preferred stock (if applicable and subject to a floor in certain cases), in the event that the Company issues common stock or common stock equivalents (as that term is defined in the agreements) at an effective exercise/conversion price that is less than the then exercise/conversion price of the outstanding warrants, preferred stock or debentures, as the case may be. In addition, the majority of these equity-based securities contain exercise/conversion prices that vary based upon the price of the Company’s common stock on the date of exercise/conversion (see Notes 3, 8 11, 12, 13 and 18 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus). These provisions have resulted in significant dilution of the Company’s common stock and have given rise to reverse splits of the Company’s common stock, including a reverse stock split effected on July 31, 2020, which is more fully described in Notes 1 and 13 to the unaudited condensed consolidated financial statements incorporated by reference in this prospectus. As a result of these down round provisions, the potential common stock equivalents, including common stock outstanding, totaled 702,253,972 at September 30, 2020.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information with respect to persons who are currently serving as directors and executive officers of the Company.

Name	Age	Positions
Seamus Lagan	51	President, Chief Executive Officer, Interim Chief Financial Officer and Director
Gary L. Blum	80	Director
Trevor Langley	58	Director

All directors of the Company serve one-year terms and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

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Executive Officers’ and Directors’ Biographies

Seamus Lagan was appointed Chief Executive Officer and President and a director of the Company on November 2, 2015 and as Chief Executive Officer and a director of Medytox Solutions, Inc., a wholly-owned subsidiary of the Company (“Medytox”), effective September 15, 2014. Mr. Lagan served as Interim Chief Financial Officer of the Company from September 30, 2016 through May 24, 2017. He was again appointed Interim Chief Financial Officer from October 13, 2017 through April 8, 2019. Mr. Lagan has also been the Interim Chief Financial Officer of the Company since the resignation of Jonathan Immordino, effective May 10, 2019. Mr. Lagan has been, either individually or through Alcimede LLC, a consultant to Medytox since May 2011. Mr. Lagan has been a manager of Alcimede since its formation in 2007. Alcimede is a privately-held, Delaware limited liability company which provides various consulting services, including management, organization, and financial consulting services. Mr. Lagan also currently serves, through Alcimede, as chief executive officer of most of the subsidiaries of the Company. From September 2008 through May 2011, Mr. Lagan was a private investor. In 2008, TecEnergy UK Limited (“TEC”), a waste management and alternative energy company in England and Wales, of which Mr. Lagan served as a director, was placed into administration to protect it from bankruptcy. The relevant taxing authorities in the United Kingdom alleged that the directors reduced the debt of TEC to its creditors at the expense of tax liabilities to the taxing authorities. There were no other allegations of wrongdoing, but based on such allegations, the taxing authorities sought to have each of the directors of TEC banned from acting as a director in the United Kingdom for a three-year period. At the time of such action, Mr. Lagan had significant health issues and did not defend himself. As a result, Mr. Lagan was banned in his absence from acting as a director of a United Kingdom company from October 8, 2010 until October 2015 (In the Matter of TecEnergy UK Limited and in the Matter of the Company Directors Disqualifications Act of 1986 between the Secretary of State for Business, Innovation and Skills and Seamus Lagan (Norwich County Court, from 2014 to 2015, UK, Claim No. 0NR00656)). Mr. Lagan graduated from Ballymena Technical College in Ireland in 1989.

Gary L. Blum has served as a director of the Company since October 11, 2017. He established the Law Offices of Gary L. Blum in 1986. Mr. Blum has served as counsel for a wide variety of closely-held and public companies for over three decades. Prior to becoming an attorney, he was a tenured professor of philosophy at the University of Nebraska, Omaha. From September 2009 to July 2017, Mr. Blum served as Chairman, Chief Executive Officer and Chief Financial Officer of Thunderclap Entertainment, Inc. (now known as TraqIQ, Inc.), a company whose business was to develop, produce and distribute low-budget independent feature films. He has also been Chairman of PotNetwork Holdings, Inc. since November 2015 and was its Chief Executive Officer from November 2015 until September 2107. That company is engaged in the development and sales of hemp-derived CBD oil containing products.

Trevor Langley has served as a director of the Company since April 9, 2017. Since 2006, he has been the Owner and Managing Partner of Avanti Capital Group LLC/Avanti Partners, LLC (“Avanti”). Avanti assists micro, small and mid-cap publicly traded companies and those looking to become public by leveraging traditional and new communication technologies, with a specialization in healthcare and alternative-energy markets. Avanti also provides comprehensive consulting services.

Family Relationships amongst Directors and Executive Officers

There are no family relationships between the executive officers and directors.

Audit Committee and Audit Committee Financial Expert

The purpose of the audit committee is to review the Company’s audited financial statements with management, review the performance of the Company’s independent registered public accountants, approve audit fees and fees for the preparation of the Company’s tax returns, review the Company’s internal accounting policies and internal control procedures and consider and appoint the Company’s independent registered public accountants. The audit committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The audit committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The audit committee of the Company consists of Trevor Langley and Gary L. Blum. Each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the rules and regulations of the SEC. In addition, the board of directors of the Company has determined that Trevor Langley qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC. John Beach and Dr. Kamran Ajami also served as a member of the audit committee through his resignation as a director on May 30, 2019 and December 11, 2019, respectively.

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Code of Conduct

The Company has adopted a written code of conduct (the “Code”), which is applicable to the Board of Directors and officers of the Company, including, but not limited to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and all persons performing similar functions to the foregoing officers of the Company. We intend to post amendments to or waivers from the Code (to the extent applicable to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions) on our website at www.rennovahealth.com. A copy of the Code will be provided to any person free of charge upon request by writing to Rennova Health, Inc., Attention: Secretary, 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

Risk Management

The board of directors as a whole monitors and considers policies to manage risk as part of its regular activities. The audit committee is primarily responsible for the identification and review of financial risk and reports its activities to the board of directors.

Director Independence

The board of directors has affirmatively determined that each of Gary L. Blum and Trevor Langley is an “independent director”. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment.

EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to each individual that served as our principal executive officer or principal financial officer during the fiscal year ended December 31, 2019. The Company did not have any other executive officers during the fiscal year ended December 31, 2019.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year		Salary	Stock Awards (4)	Option Awards (4)	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total

Seamus Lagan
President, CEO, Interim	2019	(1)	$–	$–	$–	$–	$–	$399,000	$399,000
CFO and Director	2018	(1)	$–	$178,667	$–	$–	$–	$257,500	$436,167

Marlene McLennan
Former Chief	2019	(3)	$63,900	$–	$–	$–	$–	$–	$63,900
Financial Officer	2018	(3)	$123,519	$–	$–	$–	$–	$–	$123,519

Jonathan Immordino
Former Chief Financial Officer	2019	(3)	$17,247	$–	$–	$–	$–	$–	$17,247

(1)	Mr. Lagan was appointed Medytox’s President and Chief Executive Officer on September 15, 2014 and the Company’s President and Chief Executive Officer on November 2, 2015. He served as Interim Chief Financial Officer of the Company from September 30, 2016 through May 24, 2017. He was again appointed Interim Chief Financial Officer effective October 13, 2017 and served through June 30, 2018. Mr. Lagan has also been the Interim Chief Financial Officer of the Company since the resignation of Mr. Immordino, effective May 10, 2019.

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(2)	Ms. McLennan was Vice President of Finance of the Company from April 2, 2018 until July 1, 2018, when she was appointed Chief Financial Officer. She served as Chief Financial Officer through April 8, 2019 and left the Company May 31, 2019.
(3)	Mr. Immordino was appointed Chief Financial Officer of the Company on April 8, 2019 and he served through his resignation effective May 10, 2019.
(4)	Reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. In determining the grant date fair value of stock awards, the Company used the closing price of the Company’s common stock on the grant date.
(5)	All other compensation for the year ended December 31, 2019 includes, for Mr. Lagan, consulting fees of $387,000 and an automobile allowance of $12,000 described below. All other compensation for the year ended December 31, 2018 includes, for Mr. Lagan, consulting fees of $245,500 and an automobile allowance of $12,000 described below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity awards held by the named executive officers at December 31, 2019:

Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable	Equity Incentive Plan Awards; Number of shares underlying unexercised unearned options	Option exercise price	Option Expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $
Seamus Lagan	1	-	-	$9,002,000	3/23/2023	-	-	-	-
	1	-	-	$4,500,000	3/23/2026	-	-	-	-
	1	-	1	$900,000	5/2/2026	-	-	-	-
	1	-	1	$270,000	7/17/2026	-	-	-	-
Marlene McLennan	-	-	-	$-	-	-	-	-	-
Jonathan Immordino	-	-	-	$-	-	-	-	-	-

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AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Seamus Lagan

On October 1, 2012, Medytox Solutions, Inc. (“Medytox”) entered into a consulting agreement with Alcimede LLC, which is controlled by Mr. Lagan. This agreement replaced and superseded a previous Alcimede consulting agreement. This agreement was originally for three years, and is now subject to annual renewals thereafter, unless either party gives notice of non-renewal. The agreement provided for a retainer of $20,000 per month and reimbursement to Alcimede for its out of pocket expenses. The parties agreed to cancel the options issued pursuant to the prior agreement. Under the new agreement, Alcimede was issued 4,500,000 shares of common stock of Medytox and 1,000 shares of Series B Preferred Stock of Medytox. In addition, Alcimede received options to purchase (i) 1,000,000 shares of common stock of Medytox exercisable at $2.50 per share through December 31, 2017, (ii) 1,000,000 shares of common stock of Medytox exercisable at $5.00 per share through December 31, 2017 and (iii) 1,000,000 shares of common stock of Medytox exercisable at $10.00 a share through December 31, 2022. On June 29, 2015, Alcimede exercised the option to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $2.50 per share. The parties agreed to cancel the remaining options to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $5.00 per share and 1,000,000 shares of common stock at an exercise price of $10.00 per share in connection with the merger of Medytox with the Company on November 2, 2015. The share amounts and exercise prices in this paragraph are on a pre-merger basis and do not reflect the reverse splits effected by the Company since the merger.

Effective September 11, 2014 and in conjunction with the appointment of Mr. Lagan as our Chief Executive Officer, such consulting agreement with Alcimede was amended to provide for a monthly retainer of $31,250, and we agreed to provide Mr. Lagan with an automobile. During the year ended December 31, 2016, Alcimede received a cash bonus of $200,000. On April 1, 2017, Alcimede agreed to a voluntary reduction in the monthly retainer to $20,833, which was increased back up to $31,250 in April 2018.

Director Compensation

Non-employee directors receive an annual cash retainer of $40,000 and may be granted stock options. We do not pay employee directors for Board service in addition to their regular employee compensation. The Board has the primary responsibility for considering and determining the amount of director compensation.

The following table shows amounts earned by each non-employee Director in the fiscal year ended December 31, 2019:

Director	Fees earned or paid in cash	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation (4)	Total
Dr. Kamran Ajami (1)	$40,008	$-	$-	$-	$36,000	$76,008
John Beach (2)	$16,670	$-	$-	$-	$-	$16,670
Gary L. Blum	$40,008	$-	$-	$-	$-	$40,008
Christopher E. Diamantis (3)	$40,008	$-	$-	$-	$-	$40,008
Trevor Langley	$40,008	$-	$-	$-	$73,200	$113,208

(1)	Dr. Ajami resigned from the Board of Directors on December 11, 2019.

(2)	Mr. Beach resigned from the Board of Directors on May 30, 2019.

(3)	Mr. Diamantis resigned from the Board of Directors on February 26, 2020.

(4)	For Dr. Ajami, includes $36,000 payable to American Cytopathology Associates, P.A., of which Dr. Ajami is the owner and Chief Executive Officer, for medical director services to the Company’s laboratories. For Mr. Langley, includes $73,200 for consulting services provided to the Company.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Alcimede, of which Mr. Lagan is the sole manager, billed the Company $0.4 million and $0.4 million for consulting fees pursuant to a consulting agreement for the years ended December 31, 2019 and 2018, respectively, and $0.4 million for consulting fees for the nine months ended September 30, 2020. On April 2, 2017, Alcimede agreed to a voluntary reduction in the monthly retainer payable by the Company from $31,250 to $20,833, which was increased back up to $31,250 on April 2018. On February 3, 2015, the Company borrowed $3.0 million from Alcimede. The note had an interest rate of 6% and was originally due on February 2, 2016. Alcimede later agreed to extend the maturity date of the loan to August 2, 2017. On June 29, 2015, Alcimede exercised options granted in October 2012 to purchase shares of the Company’s common stock, and the loan outstanding was reduced in satisfaction of the aggregate exercise price of $2.5 million. In August of 2016, $0.3 million was repaid by the Company through the issuance of shares of common stock. In March of 2017, the Company and Mr. Lagan agreed that a payment made to Alcimede in the amount of $50,000 would be deducted from the outstanding balance of the note. On August 2, 2017, the Company and Alcimede agreed to further extend the maturity date of the loan to August 2, 2018. On July 20, 2018, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 250,000 shares of its Series J Convertible Preferred Stock (the “Series J Preferred Stock”). On July 23, 2018, the Company entered into an Exchange Agreement (the “Series J Agreement”) with Alcimede. Pursuant to the Series J Agreement, the Company issued to Alcimede 250,000 shares of the Series J Preferred Stock in exchange for the cancellation of the outstanding principal and interest owed by the Company to Alcimede under the Note, dated February 5, 2015, and the cancellation of certain amounts owed by the Company to Alcimede under the consulting agreement between the parties. The total amount of consideration paid by Alcimede to the Company equaled $250,000. Each share of the Series J Preferred Stock had a stated value of $1.00 and was entitled to 8% per annum cumulative dividends at the discretion of the Company’s board of directors. On September 27, 2019, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 250,000 shares of its Series K Convertible Preferred Stock (the “Series K Preferred Stock”). On December 29, 2019, the Company entered into an Exchange Agreement (the “Series K Agreement”) with Alcimede. Pursuant to the Series K Agreement, the Company issued to Alcimede 250,000 shares of the Series K Preferred Stock in exchange for the 250,000 shares of Series J Preferred Stock. The shares of Series J Preferred Stock were cancelled and, under the Series K Agreement, Alcimede relinquished all rights to any cumulative dividends on the Series J Preferred Stock. The terms of the Series K Preferred Stock did not provide for cumulative dividends. On May 4, 2020, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 250,000 shares of Series L Convertible Preferred Stock (the “Series L Preferred Stock”). On May 5, 2020, the Company entered into an Exchange Agreement (the “Series L Agreement”) with Alcimede. Pursuant to the Series L Agreement, the Company issued to Alcimede 250,000 shares of the Series L Preferred Stock in exchange for the 250,000 shares of Series K Preferred Stock. The shares of Series K Preferred Stock were cancelled. The Series L Preferred Stock has been convertible since December 1, 2020 (as compared to the Series K Preferred Stock which was convertible immediately) and the Series L Preferred Stock is not entitled to receive any dividends (unlike the Series K Preferred Stock, which was entitled to share in any dividends payable on the Common Stock).

Effective March 5, 2019, the Company acquired certain assets related to Jellico Community Hospital and CarePlus Center. The purchase price was $658,537. The purchase price was made available by Mr. Diamantis, who was a director of the Company until his resignation on February 26, 2020.

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On March 31, 2016, the Company entered into an agreement to pledge certain of its accounts receivable as collateral against a prepaid forward purchase contract whereby the Company received consideration in the amount of $5.0 million. The receivables had an estimated collectable value of $8,700,000 and had been adjusted down to $0 as of December 31, 2017. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the counterparty had not been paid $6,000,000, the Company was required to pay the difference. Mr. Diamantis guaranteed the Company’s payment obligation. On March 24, 2017, the Company, the counterparty and Mr. Diamantis, as guarantor, entered into an amendment to extend the Company’s obligation to March 31, 2018. Also, what the counterparty was to receive was amended to equal (a) the $5,000,000 purchase price plus a 20% per annum investment return thereon, plus (b) $500,000, plus (c) the product of (i) the proceeds received from the accounts receivable, minus the amount set forth in clauses (a) and (b), multiplied by (ii) 40%. In connection with the extension, the counterparty received a fee of $1,000,000. On April 2, 2018, the Company, the counterparty, and Mr. Diamantis, as guarantor, entered into a second amendment to extend further the Company’s obligation to May 30, 2018. In connection with this further extension, the counterparty received a fee of $100,000. The counterparty instituted an arbitration proceeding under the agreement with regard to the outstanding balance. In December 2018, the Company, Mr. Diamantis and the counterparty entered into a preliminary settlement agreement in connection with the arbitration, with the terms of the settlement agreement revised on March 31, 2019. The Company and Mr. Diamantis agreed to pay the counterparty $2,000,000 on or before April 5, 2019 and an additional $7,694,685 plus interest at 10% per annum on or before May 20, 2019, which date was subsequently amended. On April 5, 2019 and May 31, 2019, Mr. Diamantis made payments totaling $5.0 million on behalf of the Company. The final payment of $4,937,105 was due on or before July 28, 2019. Mr. Diamantis made that payment on behalf of the Company on July 26, 2019. The Company and Mr. Diamantis have now complied with all of their obligations under the settlement agreement. As a result, the Company was obligated to repay Mr. Diamantis a total of $9,937,105.

During 2019, in addition to the $9,937,105 that Mr. Diamantis loaned the Company in connection with the settlement of the prepaid forward purchase contract discussed above, Mr. Diamantis advanced the Company: (i) $0.7 million for the purchase of Jellico Community Hospital as discussed above; (ii) $1.3 million for fees and expenses incurred in connection with the settlement of the prepaid forward purchase contract; and (iii) $4.8 million for working capital purposes. During the years ended December 31, 2018 and 2019, we accrued interest of $0.1 million and $1.6 million, respectively, on the advances from Mr. Diamantis. During the year ended December 31, 2019, we repaid $2.3 million of principal to Mr. Diamantis. Interest accrued on advances from Mr. Diamantis at a flat rate of 10%. Therefore, the total amount of loans and accrued interest payable to Mr. Diamantis at December 31, 2019 and 2018 was approximately $17.0 million and $1.1 million, respectively. Mr. Diamantis also guaranteed the debentures issued by the Company in 2019.

During the six months ended June 30, 2020, Mr. Diamantis loaned the Company $4.6 million, the majority of which was for working capital purposes. We accrued interest of $0.5 million during the six months ended June 30, 2020 on loans from Mr. Diamantis. On June 30, 2020, we exchanged the total amount owed to Mr. Diamantis for outstanding loans and accrued interest, net of repayments, of approximately $18.8 million for 22,000 shares of the Company’s Series M Preferred Stock. The terms of the Series M Preferred Stock are set forth under “Description of Capital Stock.”

As a result of the exchange, the Company recorded a deemed dividend of approximately $3.2 million in the nine months ended September 30, 2020, which represented the difference between the $18.8 million of debt and accrued interest exchanged and the $22.0 million stated value of the shares of Series M Preferred Stock received by Mr. Diamantis.

On August 31, 2020, Mr. Diamantis entered into a Voting Agreement and Irrevocable Proxy with the Company, Mr. Lagan and Alcimede, pursuant to which Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock held by Mr. Diamantis. Mr. Diamantis has retained all other rights under the Series M Preferred Stock.

During the three months ended September 30, 2020, Mr. Diamantis loaned the Company $1.3 million and the Company repaid Mr. Diamantis $0.9 million. During the three months ended September 30, 2020, we accrued interest of $55,000 on loans from Mr. Diamantis. Interest accrued on loans from Mr. Diamantis at a rate of 10% on the majority of the amounts loaned.

On September 27, 2019, the Company issued a promissory note to a lender in the principal amount of $1.9 million, which was guaranteed by Mr. Diamantis. The payments due on November 8, 2019 and December 26, 2019 were not made and in February 2020 the lender sued the Company and Mr. Diamantis. In May 2020, the parties entered into a Stipulation providing for a payment of a total of $2,158,168 (which included accrued interest) in installments through November 1, 2020. As of September 30, 2020, $450,000 has been paid, which is $150,000 less than the required amount through that date.

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PRINCIPAL STOCKHOLDERS

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our outstanding Common Stock as of August 13, 2020 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all executive officers and directors as a group. The address of each of our officers and directors is c/o Rennova Health, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401. None of the following owns any Series F Convertible Preferred Stock. Alcimede owns all of the outstanding Series L Preferred Stock. Mr. Diamantis owns all of the Series M Preferred Stock and has granted to Mr. Lagan an irrevocable proxy to vote the Series M Preferred Stock.

Name of Beneficial Owner	No. of Shares of Common Stock Owned		Percentage of Ownership(1)
Seamus Lagan	11	(2)	*

Gary L. Blum	–		–

Trevor Langley	–		–

Marlene McLennan	–	(3)	–

Jonathan Immordino	–	(4)	–

All Directors and Executive Officers as a Group (3 persons)	11	(5)	*

Sabby Healthcare Master Fund, Ltd. (6)	129,153		9.99%

Sabby Volatility Warrant Master Fund, Ltd. (6)	129,153		9.99%

Francisco Roca, III	390,387	(7)	24.93%

Dr. Thomas F. Mendolia	559,488	(8)	32.25%

Christopher E. Diamantis	600,003	(9)	33.79%

*	Less than one percent.

(1)	Based on 1,175,429 shares of Common Stock issued and outstanding as of August 13, 2020, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”). Beneficial ownership is determined in accordance with SEC rules to generally include shares of Common Stock subject to options or issuable upon conversion of convertible securities or exercise of warrants, and such shares are deemed outstanding for computing the percentage of the person holding such options, securities or warrants, but are not deemed outstanding for computing the percentage of any other person.
(2)	Includes five shares of Common Stock and six stock options to purchase a like number of shares of Common Stock, owned of record by Mr. Lagan. Alcimede also owned 250,000 shares of Series L Preferred Stock. The Series L Preferred Stock, however, did not become convertible into shares of Common Stock until December 1, 2020, although as of August 13, 2020 the shares of Series L Preferred Stock were entitled to an aggregate of 217,391 votes on all matters submitted to the holders of Common Stock. In addition, on August 13, 2020, Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock owned by Mr. Diamantis. As a result, as of August 13, 2020, Mr. Lagan and Alcimede owned, or had the right to vote, securities holding 54.4% of the total voting power of the Company’s voting securities. Because the conversion price of the Series L Preferred Stock is determined based on the market price of the shares of Common Stock, the number of shares of Common Stock into which the shares are convertible, and the votes to which the Series L Preferred Stock is entitled, will fluctuate.

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(3)	Ms. McLennan was the Vice President of Finance of the Company from April 2, 2018 until July 1, 2018, when she was appointed Chief Financial Officer. She served as Chief Financial Officer through April 8, 2019 and left the Company May 31, 2019.
(4)	Mr. Immordino was appointed Chief Financial Officer of the Company on April 8, 2019 and he served through his resignation effective May 10, 2019.
(5)	Includes Messrs. Lagan, Blum and Langley. Includes five shares of Common Stock and six stock options to purchase a like number of shares of Common Stock owned by Messrs. Lagan, Blum and Langley, as described in the above footnotes.
(6)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on January 22, 2020. The address of each of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of any pecuniary interest therein. The conversion of the Debentures and Series N Preferred Stock and the exercise of the Warrants held by these entities are subject to ownership blockers of 9.99%.
(7)	Includes 390,387 warrants to purchase a like number of shares of Common Stock owned of record by Mr. Roca.
(8)	Includes eight shares of Common Stock and 569,480 warrants to purchase a like number of shares of Common Stock, owned of record by Dr. Mendolia.
(9)	Includes 600,003 warrants to purchase a like number of shares of Common Stock, owned of record by Mr. Diamantis. Does not include any shares of Common Stock issuable upon conversion of the shares of Series M Preferred Stock owned of record by Mr. Diamantis due to the ownership blocker of 4.99% provided for in the terms of the Series M Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see copies of these documents which are included as exhibits to this registration statement. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

Our authorized capital stock consists of 10,000,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of February __, 2021, [●] shares of our common stock were outstanding and held by approximately [●] stockholders of record.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

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Preferred Stock

Our Board of Directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Rennova Series F Convertible Preferred Stock

In connection with the acquisition of Genomas, 1,750,000 shares of the Company’s Series F Convertible Preferred Stock (the “Series F Preferred Stock”) were issued. The following is a summary of certain terms and provisions of our Series F Preferred Stock.

General. Our board of directors has designated up to 1,750,000 shares of the 5,000,000 authorized shares of preferred stock as Series F Preferred Stock.

Rank. The Series F Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, (ii) senior to any class or series of preferred stock of the Company afterwards created not specifically ranking by its terms senior to or on a parity with the Series F Preferred Stock, and (iii) junior to the Company’s Series H Preferred Stock, the Company’s Series L Preferred Stock, the Company’s Series M Preferred Stock, the Company’s Series N Preferred Stock and any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series F Preferred Stock.

Conversion. Each share of the Series F Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time after the one-year anniversary of the closing date at the option of the holder at a conversion price equal to the greater of $1.75 million or the average closing price of the Company’s common stock for the 10 trading days immediately preceding the conversion. The maximum number of shares of common stock issuable upon the conversion of the Series F Preferred Stock is 1 share. Any shares of Series F Preferred Stock outstanding on the fifth anniversary of the closing will be mandatorily converted into common stock at the applicable conversion price on such date.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series F Preferred Stock will be entitled to receive the same amount that a holder of common stock would receive if the Series F Preferred Stock were fully converted into shares of our common stock at the conversion price, which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Each share of Series F Preferred Stock has one vote, and the holders of the Series F Preferred Stock vote together with the holders of our common stock as a single class.

Dividends. The holders of the Series F Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. At any time, from time to time after the first anniversary of the closing, we have the right to redeem all or any portion of the outstanding Series F Preferred Stock at a price per share equal to $[ ] plus any accrued but unpaid dividends.

Negative Covenants. As long as any shares of Series F Preferred Stock are outstanding, Rennova may not amend, alter or repeal any provision of our certificate of incorporation, the certificate of designation or our bylaws in a manner that materially adversely affects the powers, preferences or rights of the Series F Preferred Stock.

The full text of the Series F Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series F Preferred Stock Certificate of Designation.

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Rennova Series H Convertible Preferred Stock

The following is a summary of certain terms and provisions of our Series H Convertible Preferred Stock

General. Our board of directors has designated up to 14,202 shares of the 5,000,000 authorized shares of preferred stock as Series H Preferred Stock. As of February __, 2021, [●] shares of Series H Preferred Stock are issued and outstanding.

Rank. The Series H Preferred Stock ranks with respect to a liquidation, (i) on parity with the Company’s Series L Preferred Stock, the Company’s Series M Preferred Stock, and the Company’s Series N Preferred Stock, (ii) senior to the common stock and the Series F Preferred Stock, and (iii) junior to any other securities of the Company that are explicitly senior to the Series H Preferred Stock.

Conversion. Each share of the Series H Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series H Preferred Stock of $1,000 per share divided by, as of February __, 2021, $[●], subject to adjustment. Holders of Series H Preferred Stock are prohibited from converting Series H Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series H Preferred Stock will be entitled to receive an amount equal to $1,000 per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series H Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Shares of Series H Preferred Stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock is required to (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Series H Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series H Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series H Preferred Stock. Shares of Series H Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

The full text of the Series H Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series H Preferred Stock Certificate of Designation.

Rennova Series L Convertible Preferred Stock

The following is a summary of certain terms and provisions of our Series L Convertible Preferred Stock (the “Series L Preferred Stock”).

General. Our Board of Directors has designated 250,000 shares of the 5,000,000 authorized shares of preferred stock as the Series L Preferred Stock. Each share of the Series L Preferred Stock has a stated value of $1.00.

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Voting Rights. Each holder of the Series L Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of the Company’s common stock. Until November 30, 2020, each share of Series L Preferred Stock had the same number of votes as 40,000 shares of common stock in any vote of stockholders to approve a reverse split of the common stock. As to all other matters and, from and after December 1, 2020, each share of the Series L Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of common stock into which it is then convertible. The Series L Preferred Stock shall vote with the common stock as if they were a single class of securities.

Dividends. Except for stock dividends, holders of the Series L Preferred Stock shall not be entitled to receive dividends on shares of the Series L Preferred Stock.

Rank. The Series L Preferred Stock ranks with respect to a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series M Preferred Stock and the Company’s Series N Preferred Stock, (ii) senior to the Company’s Series F Preferred Stock, and (iii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series L Preferred Stock.

Conversion. Each share of the Series L Preferred Stock is convertible into shares of the Company’s common stock from and after December 1, 2020 at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series L Preferred Stock by the conversion price. The conversion price is equal to the average closing price of the common stock on the 10 trading days immediately prior to the conversion date.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series L Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series L Preferred Stock and any other fees or liquidated damages then due and owing thereon for each share of the Series L Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Series L Preferred Stock then outstanding. The Series L Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series L Preferred Stock being redeemed.

The full text of the Series L Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series L Preferred Stock Certificate of Designation.

Rennova Series M Convertible Preferred Stock

The following is a summary of certain terms and provisions of the Series M Convertible Preferred Stock (the “Series M Preferred Stock”).

General. Our Board of Directors has designated 30,000 shares of the 5,000,000 authorized shares of preferred stock as the Series M Preferred Stock. Each share of the Series M Preferred Stock has a stated value of $1,000.

Voting Rights. Each holder of the Series M Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Company’s common stock. Regardless of the number of shares of Series M Preferred Stock outstanding and so long as at least one share of Series M Preferred Stock is outstanding, the outstanding shares of Series M Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any meeting of stockholders or action by written consent. Each outstanding share of the Series M Preferred Stock shall represent its proportionate share of the 51% allocated to the outstanding shares of Series M Preferred Stock in the aggregate. The Series M Preferred Stock shall vote with the common stock and any other voting securities as if they were a single class of securities.

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Dividends. Dividends at the rate per annum of 10% of the stated value per share shall accrue on each outstanding share of Series M Preferred Stock from and after the date of the original issuance of such share of Series M Preferred Stock (the “Series M Preferred Accruing Dividends”). The Series M Preferred Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and non-compounding; provided, however, that such Series M Preferred Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors. No cash dividends shall be paid on the common stock unless the Series M Preferred Accruing Dividends are paid.

Rank. The Series M Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series L Preferred Stock and the Company’s Series N Preferred Stock, (ii) senior to the Company’s Series F Preferred Stock, and (iii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series M Preferred Stock.

Conversion. Each share of the Series M Preferred Stock is convertible into shares of the Company’s common stock, at any time and from time to time, at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series M Preferred Stock, plus any accrued declared and unpaid dividends, by the conversion price. The conversion price is equal to 90% of the average closing price of the common stock on the 10 trading days immediately prior to the conversion date. Holders of the Series M Preferred Stock are prohibited from converting Series M Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, upon election of the holder, 9.99%) of the total number of shares of common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series M Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series M Preferred Stock, plus any accrued declared and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, for each share of the Series M Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Series M Preferred Stock then outstanding. The Series M Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series M Preferred Stock being redeemed plus all accrued declared and unpaid dividends.

Transfer. No holder of Series M Preferred Stock shall Transfer (as defined in the Certificate of Designation) all of any portion of its shares of Series M Preferred Stock without the written consent of the Company.

The full text of the Series M Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to this full text of the Series M Preferred Stock Certificate of Designation.

Rennova Series N Convertible Preferred Stock

The following is a summary of certain terms of the Series N Convertible Redeemable Preferred Stock (the “Series N Preferred Stock”).

General. Our Board of Directors has designated 50,000 shares of the 5,000,000 authorized shares of preferred stock as the Series N Preferred Stock. Each share of the Series N Preferred Stock has a stated value of $1,000. As of February __, 2021, ____ shares of Series N Preferred Stock were issued and outstanding.

Voting Rights. Except as provided below or by law, the Series N Preferred Stock shall have no voting rights. However, as long as any shares of Series N Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series N Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series N Preferred Stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of the Series N Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

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Dividends. Dividends at the rate per annum of 10% of the stated value per share shall accrue on each outstanding share of Series N Preferred Stock from and after the date of the original issuance of such share of Series N Preferred Stock (the “Series N Preferred Accruing Dividends”). The Series N Preferred Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and non-compounding; provided, however, that such Series N Preferred Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors. No cash dividends shall be paid on the common stock unless the Series N Preferred Accruing Dividends are paid.

Rank. The Series N Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series L Preferred Stock and the Company’s Series M Preferred Stock, (ii) senior to the Company’s Series F Preferred Stock, and (iii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Preferred Stock.

Conversion. Each share of the Series N Preferred Stock is convertible into shares of the Company’s common stock, at any time and from time to time, at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series N Preferred Stock, plus any accrued declared and unpaid dividends, by the conversion price. The conversion price is equal to 90% of the lowest VWAP (as defined in the Certificate of Designation) during the 10 trading days immediately prior to the conversion date. Holders of the Series N Preferred Stock are prohibited from converting Series N Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, upon election of the holder, 9.99%) of the total number of shares of common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series N Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series N Preferred Stock, plus any accrued declared and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, for each share of the Series N Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Series N Preferred Stock then outstanding. The Series N Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series N Preferred Stock being redeemed plus all accrued declared and unpaid dividends.

The full text of the Series N Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series N Preferred Stock Certificate of Designation.

Warrants

As of September 30, 2020, we had outstanding warrants to purchase 335,446,218 shares of common stock at a weighted average exercise price of $0.27 per share which expire through March 31, 2022.

The Series B Warrants were issued to the Selling Stockholders and other existing institutional investors in private placements of convertible debentures and warrants on March 21, 2017. The Series B Warrants are currently exercisable through March 31, 2022 into an aggregate of ____ shares of common stock at an exercise price of $0.011. The exercise price of the Series B Warrants, and the number of shares of common stock into which they are exercisable, are subject to reset in the event of offerings or other issuances of common stock, or rights to purchase common stock, at a price below the then exercise price, as well as other customary anti-dilution protections. Since the original issuance of the Series B Warrants, the number of shares of common stock into which they are exercisable has significantly increased and the exercise price has significantly decreased as a result of equity issuances by the Company, and they are subject to further adjustment depending on the terms and prices of equity issuances (or deemed issuances) in the future.

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Of the total Series B Warrants issued on March 21, 2017, the Selling Stockholders currently own Series B Warrants exercisable into an aggregate of 1,044,836,649 shares of common stock. The holders of the Series B Warrants are prohibited from exercising the Series B Warrants for common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of common stock then outstanding; provided that such percentage may be increased or decreased to any other percentage not in excess of 9.99% by notice to the Company. The Selling Stockholders have increased the percentage limitation to which their Series B Warrants are subject to 9.99%.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board Composition and Filling Vacancies

Our bylaws provide that any Director or the entire Board may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Directors shall be elected at the annual meeting of the stockholders and each Director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any Director or the entire Board may be removed, either with or without cause, from the Board at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat. Vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining Director. The Directors so chosen shall hold office until the next annual election of Directors and until their successors are duly elected and shall qualify, unless sooner displaced.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

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Amendment to Bylaws

The Board may from time to time make, amend, supplement or repeal the Company’s Bylaws by vote of a majority of the Board, and the stockholders may change or amend or repeal these Bylaws by the affirmative vote of the majority of holders of the common stock. In addition to and not in limitation of the foregoing, the Company’s Bylaws or any of them may be amended or supplemented in any respect at any time, either: (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and provided further that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Trading Market

Our common stock is traded on the OTC Pink under the trading symbol “RNVA.” The warrants issued in July 2016 are traded on the OTC Pink under the trading symbol “RNVAZ.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 61 of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants, or the conversion of outstanding preferred stock or other convertible securities, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which currently would equal approximately [●] shares; or
●	the average weekly trading volume of our common stock on the OTC Pink market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of Series B Warrants. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Series B Warrants, as well as shares of common stock, preferred stock, convertible debentures, debentures and warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The first column lists the number of shares of common stock beneficially owned by each Selling Stockholder, as of February 8, 2021, assuming exercise of the Series B Warrants and other warrants, as well as conversion of convertible debentures and convertible preferred stock held by the Selling Stockholders on that date, subject to any limitations on exercises or conversions.

In addition, under the terms of the Series B Warrants and certain other securities, a Selling Stockholder may not exercise the Series B Warrants or convert or exercise such other securities to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding Common Stock following such exercise or conversion, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Series B Warrants or conversion or exercise of such other securities which have not been exercised or converted. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering (2)		% of shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of shares of Common Stock Owned After Offering	% of shares of Common Stock Owned After Offering

Sabby Healthcare Master Fund, Ltd. (1)	5,429,886,448	(3)	9.99	%(5)	70,553,382	5,359,333,066	9.99	%(5)
Sabby Volatility Warrant Master Fund, Ltd. (1)	1,755,555,590	(4)	9.99	%(5)	12,323,864	1,743,231,726	9.99	%(5)

(1)	This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of any pecuniary interest therein.

(2)	The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus is a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, anti-dilution adjustments or similar events with respect to our Common Stock.

(3)	Includes the following shares of Common Stock underlying convertible securities that are convertible or exercisable within 60 days of February 8, 2021: (i) 293,614,892 shares of Common Stock issuable upon conversion of Debentures; (ii) 889,436,863 shares of Common Stock issuable upon exercise of Series B Warrants; (iii) 2,740,829,184 shares of Common Stock issuable upon exercise of other warrants; and (iv) 1,506,005,509 shares of Common Stock issuable upon exercise of Series N Preferred Stock. The conversion and exercise prices of the foregoing securities are subject to adjustment. The conversion of the Debentures and the exercise of the Warrants and Series N Preferred Stock held by this entity are subject to ownership blockers of 9.99%.

(4)	Includes the following shares of Common Stock underlying convertible securities that are convertible or exercisable within 60 days of February 8, 2021: (i) 44,285,714 shares of Common Stock issuable upon conversion of Debentures; (ii) 155,399,786 shares of Common Stock issuable upon exercise of Series B Warrants; (iii) 583,661,171 shares of Common Stock issuable upon exercise of other warrants; and (iv) 972,208,919 shares of Common Stock issuable upon exercise of Series N Preferred Stock. The conversion and exercise prices of the foregoing securities are subject to adjustment. The conversion of the Debentures and the exercise of the Warrants and Series N Preferred Stock held by this entity are subject to ownership blockers of 9.99%.

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(5)	Represents the aggregate combined percentage of shares beneficially owned by Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. The conversion of the Debentures and the exercise of the Warrants held by these entities are subject to ownership blockers of 9.99%.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Shutts & Bowen LLP, Miami, Florida.

EXPERTS

The consolidated balance sheets of Rennova and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, have been audited by Haynie & Company, independent registered public accounting firm, as stated in their report which is incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

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You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Rennova Health, Inc. with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

●	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on June 29, 2020;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on July 17, 2020;

●	Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020;

●	Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 16, 2020;

●	Current Reports on Form 8-K, filed with the SEC on February 26, 2020, March 11, 2020, May 5, 2020, May 12, 2020, May 15, 2020, June 16, 2020, July 8, 2020, July 24, 2020, August 4, 2020, September 1, 2020 and February 5, 2021; and

●	Description of the common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-205733) deemed effective by the SEC on September 22, 2015.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, Rennova Health, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, telephone number (561) 855-1626. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

82,877,226 Shares of Common Stock

PROSPECTUS

[●], 2021

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee		$100
Printing and Related Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous
Total	$

Item 14. Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which Rennova’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of Rennova are covered by insurance policies maintained and held in effect by Rennova against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

Rennova is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

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Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Exculpation and Indemnification.

Rennova’s Certificate of Incorporation, as amended, provides that the personal liability of the directors of Rennova is eliminated to the fullest extent permitted by paragraph (7) of Subsection 102 of the DGCL which provides that a director of Rennova shall not be personally liable to either Rennova or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition, the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

The Rennova bylaws generally provide that Rennova shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, certain covered persons who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Rennova or, while a director or officer of Rennova, is or was serving at the request of Rennova as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such covered person. The Rennova bylaws further specify that the rights provided in the bylaws shall not be exclusive of any other rights that the covered person may have or thereafter acquire under any statute, provision of the Rennova charter, the Rennova bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15. Recent Sales of Unregistered Securities.

On September 19, 2017, the Company issued $2,604,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 and three sets of warrants to purchase shares of common stock for $2,100,000. These securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Also on September 19, 2017, the Company issued $6,412,136 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 and three sets of warrants to purchase shares of common stock in exchange for $4,136,862 principal amount of previously-issued Original Issue Discount Debentures. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On September 22, 2017, the Company issued 1,750,000 shares of Series F Convertible Preferred Stock in connection with the acquisition of Genomas, Inc. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

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On October 30, 2017, the Company issued 4,960 shares of Series I-1 Convertible Preferred Stock for $4,000,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On February 9, 2018, the Company issued 1,730.7 shares of Series I-2 Convertible Preferred Stock in exchange for $1,384,556 principal amount of Senior Secured Original Issue Discount Convertible Debentures. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On March 5, 2018, the Company issued $2,480,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $2,000,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On March 6, 2018, the Board of Directors of the Company approved grants to employees and directors of an aggregate of 14 shares of common stock. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On May 14, 2018, the Company issued $1,240,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $1,000,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On May 21, 2018, the Company issued $2,480,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $2,000,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 28, 2018, the Company issued $620,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $500,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering

On July 16, 2018, the Company issued $1,240,000 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $1,000,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Also on July 16, 2018, the Company issued 2,176.975 shares of Series I-2 Convertible Preferred Stock in exchange for $1,741,580 principal amount of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On July 23, 2018, the Company issued 250,000 shares of Series J Convertible Preferred Stock for cancellation of debt and amounts owed by the Company, totaling $250,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering.

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On August 2, 2018, the Company issued $620,000 of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $500,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On September 6, 2018, the Company issued $1,240,000 of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $1,000,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On November 8, 2018, the Company issued $1,240,000 of Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019 for $1,000,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On February 24, 2019, the Company issued $300,000 of Debentures due May 24, 2019 for $300,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On March 27, 2019, the Company issued $300,000 of Debentures due June 3, 2019 for $300,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On May 12, 2019, the Company issued $500,000 of Debentures due June 3, 2019 for $500,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 5, 2019, the Company issued $125,000 of Debentures due July 20, 2019 for $125,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 7, 2019, the Company issued $200,000 of Debentures due July 20, 2019 for $200,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 13, 2019, the Company issued $1,250,000 of Debentures due December 31, 2019 for $1,250,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 21, 2019, the Company issued $250,000 of Debentures due December 31, 2019 for $250,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 24, 2019, the Company issued $1,020,000 of Debentures due December 31, 2019 for $1,020,000. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

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On December 23, 2019, the Company issued 250,000 shares of Series K Convertible Preferred Stock in exchange for 250,000 shares of Series J Convertible Preferred Stock. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On May 5, 2020, the Company issued 250,000 shares of Series L Convertible Preferred Stock in exchange for 250,000 shares of Series K Convertible Preferred Stock. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On June 30, 2020, the Company issued 22,000 shares of Series M Convertible Preferred Stock for $18,849,637.06. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On August 31, 2020, the Company issued 30,435 shares of Series N Convertible Redeemable Preferred Stock in exchange for shares of the Company’s Series I-1 Convertible Preferred Stock and Series I-2 Convertible Preferred Stock and $19.3 million of debentures. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(l)(iii) do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on February 11, 2021.

RENNOVA HEALTH, INC.

By:	/s/ Seamus Lagan
Name:	Seamus Lagan
Title:	Director, Chief Executive Officer, Interim Chief
Financial Officer and President

We, the undersigned officers and directors of Rennova Health, Inc., hereby severally constitute and appoint Seamus Lagan and Sebastien Sainsbury, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause/ to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Seamus Lagan	Director, Chief Executive Officer, Interim Chief Financial Officer and President	February 11, 2021
Seamus Lagan	(Principal Executive Officer and Principal Financial Officer)

/s/Gary L. Blum	Director	February 11, 2021
Gary L. Blum

/s/ Trevor Langley	Director	February 11, 2021
Trevor Langley

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EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated June 29, 2012, by and among Tegal Corporation, CLBR Acquisition Corp., CollabRx, Inc. and CommerceOne, as Stockholders’ Representative (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2012).
2.2	Agreement and Plan of Merger, dated as of April 15, 2015, by and among Medytox Solutions, Inc., CollabRx, Inc. and CollabRx Merger Sub, Inc. (incorporated by reference to Annex A to the Company’s joint proxy statement/prospectus that was part of the registration statement on Form S-4, filed with the SEC on September 18, 2015).(1)
3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2013).
3.2	Restated Bylaws of Tegal Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2006).
3.3	Certificate of Amendment to Certificate of Incorporation of CollabRx, Inc., filed November 2, 2015 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.4	Certificate of Designation for Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.5	Certificate of Designation for Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.6	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed March 9, 2016 (incorporated by reference to Exhibit 3.6 of the Company’s Annual Report on Form 10-K filed with the SEC on April 19, 2016).
3.7	Certificate of Designation for Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2015).
3.8	Certificate of Designation for Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2017).
3.9	Certificate of Designation for Series G Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 19, 2016).
3.10	Certificate of Designation for Series H Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2016).
3.11	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed February 22, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2017).
3.12	Amended Certificate of Designation for Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.11 of the Company’s Current Report on Form 8-K filed with the SEC on September 25, 2017).
3.13	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 20, 2017).
3.14	Certificate of Designation for Series I-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.13 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2017).
3.15	Certificate of Designation for Series I-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.14 of the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2017).
3.16	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed May 9, 2018 (incorporated by reference to Exhibit 3.15 of the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2018).
3.17	Certificate of Designation for Series J Convertible Preferred Stock (incorporated by reference to Exhibit 3.16 of the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2018).
3.18	Amended Certificate of Designation for Series I-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.17 of the Company’s Current Report on Form 8-K filed with the SEC on August 30, 2018).
3.19	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed September 18, 2018 (incorporated by reference to Exhibit 3.18 of the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2018).

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3.20	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed November 9, 2018 (incorporated by reference to Exhibit 3.19 of the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2018).
3.21	Certificate of Designation for Series K Convertible Preferred Stock (incorporated by reference to Exhibit 3.21 of the Company’s Current Report on Form 8-K filed with the SEC on October 29, 2019).
3.22	Certificate of Designation for Series L Convertible Preferred Stock (incorporated by reference to Exhibit 3.22 of the Company’s Current Report on Form 8-K filed with SEC on May 5, 2020).
3.23	Certificate of Designation for Series M Convertible Preferred Stock (incorporated by reference to Exhibit 3.23 of the Company’s Current Report on form 8-K filed with the SEC on June 16, 2020).
3.24	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc. (incorporated by reference to Exhibit 3.24 to the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2020).
3.25	Certificate of Designation for Series N Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 3.25 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2020).
4.1	Warrant Agency Agreement, dated as of December 30, 2015, between Rennova Health, Inc. and Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2015).
4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 7, 2015).
4.3	Form of Warrant in connection with the Exchange Agreement (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-1 (File No. 333-211515) filed with the SEC on July 12, 2016).
4.4	Warrant Agency Agreement, dated as of July 19, 2016, between Rennova Health, Inc. and Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 19, 2016).
4.5	Form of Warrant in connection with the Securities Purchase Agreement, dated as of September 15, 2016 (incorporated by reference to Exhibit 10.118 of the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2016).
4.6	Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.124 of the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2017).
4.7	Form of Series A/B/C Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.134 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
4.8	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.137 of the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2017).
4.9	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.141 of the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2017).
4.10	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.146 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2017).
4.11	Form of Series A/B/C Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.149 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2017).
5.1	Opinion of Shutts & Bowen LLP*.
10.1**	2007 Incentive Award Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on July 30, 2007).
10.2**	Form of Stock Option Agreement for Employees from the 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2007).
10.3	Warrant issued to se2quel Partners LLC dated January 14, 2011 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 21, 2011).
10.4	Warrant issued to se2quel Management GmbH dated January 14, 2011 (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 21, 2011).
10.5	Warrant Transfer Agreement and replacement Warrants dated as of March 31, 2012 (incorporated by reference to Exhibit 99.5 to the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A filed with the SEC on June 15, 2012).

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10.6	Warrant Transfer Agreement dated as of March 31, 2013 (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.7	Promissory Note issued by Tegal Corporation on July 12, 2012 to Jay M. Tenenbaum (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.8	Promissory Note issued by Tegal Corporation on July 12, 2012 to CommerceNet (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.9**	Agreement regarding Termination of Employment, dated April 15, 2015, among CollabRx, Inc., Medytox Solutions, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.10**	Agreement regarding Termination of Employment, dated April 15, 2015, among CollabRx, Inc., Medytox Solutions, Inc. and Clifford Baron (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.11**	Form of Employment Agreement among New Sub, CollabRx, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.12**	Form of Employment Agreement among New Sub, CollabRx, Inc. and Clifford Baron (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.13**	Consulting Agreement, dated May 25, 2011, between Seamus Lagan and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.37 to Medytox’s Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.14**	Consulting Agreement, dated October 3, 2011, between Alcimede LLC and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.38 to Medytox’s Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.15**	Consulting Agreement, dated as of October 1, 2012, between Alcimede LLC and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.39 to Medytox’s Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.16**	Employment Agreement, dated as of October 1, 2012, between Medytox Solutions, Inc. and Dr. Thomas F. Mendolia (incorporated by reference to Exhibit 10.45 to Medytox’s Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.17**	Option Agreement, effective as of April 19, 2013, between Christopher E. Diamantis and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on April 26, 2013).
10.18**	Form of Medytox Solutions, Inc. 2013 Incentive Compensation Plan Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on March 19, 2014).
10.19**	Consulting Agreement, dated March 15, 2014, between Medytox Solutions, Inc. and SS International Consulting, Ltd. (incorporated by reference to Exhibit 10.67 to Medytox’s Annual Report on Form 10-K filed with the SEC on March 31, 2014).
10.20	Stock Purchase Agreement, dated as of August 26, 2014, by and among Epinex Diagnostics Laboratories, Inc., Epinex Diagnostics, Inc., Medytox Diagnostics, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on August 28, 2014).
10.21**	Agreement for the Retirement as CEO and Release of Any and All Claims by and between Medytox Solutions, Inc. and William G. Forhan, dated August 26, 2014, effective as of September 11, 2014 (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 12, 2014).
10.22**	Amendment to Consulting Agreement, by and between Medytox Solutions, Inc. and Alcimede LLC, dated as of September 11, 2014 (incorporated by reference to Exhibit 10.2 to Medytox’s Current Report on Form 8-K filed with the SEC on September 12, 2014).
10.23**	Amendment to the Tegal Corporation 2007 Incentive Award Plan (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on July 7, 2011).

II-11

10.24**	Amendment to Consulting Agreement, by and between SS International Consulting, Ltd. and Medytox Solutions, Inc., dated as of June 30, 2015 (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.25**	Employment Agreement, dated as of September 9, 2015, between Medytox Solutions, Inc. and Jason P. Adams (incorporated by reference to Exhibit 10.2 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.26**	Amendment to Employment Agreement, dated as of June 16, 2015, between Medytox Solutions, Inc. and Sharon Hollis (incorporated by reference to Exhibit 10.3 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.27	Securities Purchase Agreement, effective September 11, 2015, by and between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.28	Form of Guaranty Agreement (incorporated by reference to Exhibit 10.2 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.29	Security Agreement, effective September 11, 2015, by and between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.30	Form of Security Agreement (incorporated by reference to Exhibit 10.4 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.31**	Medytox Solutions, Inc. 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 4.1 to Medytox’s Registration Statement on Form S-8 filed with the SEC on December 23, 2013).
10.32**	Amendment to the Tegal Corporation 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-8 (File No. 333-210909) filed with the SEC on April 25, 2016).
10.33**	Consulting Agreement, dated August 1, 2015, between Medytox Solutions, Inc. and Monarch Capital, LLC (incorporated by reference to Exhibit 10.112 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 17, 2016).
10.34	Prepaid Forward Purchase Agreement, dated as of March 31, 2016, by and between Racine FundingCo., LLC and Rennova Health, Inc., Biohealth Medical Laboratory, Inc. and PB Laboratories, LLC (incorporated by reference to Exhibit 10.114 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 7, 2016).
10.35	Form of Exchange Agreement, dated July 11, 2016 (incorporated by reference to Exhibit 10.115 of the Company’s Registration Statement on Form S-1 (File No. 333-211515) filed with the SEC on July 12, 2016).
10.36	Securities Purchase Agreement, dated as of September 15, 2016 (incorporated by reference to Exhibit 10.116 of the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2016).
10.37	Form of Note in connection with the Securities Purchase Agreement (incorporated by reference to Exhibit 10.117 of the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2016).
10.38	Stock Purchase Agreement, dated as of September 29, 2016, by and among Genomas, Inc., the Sellers set forth in Schedule D thereto, Medytox Diagnostics, Inc. and Rennova Health, Inc. (incorporated by reference to Exhibit 10.119 of the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2016).
10.39**	Executive Transition and Separation Agreement and General Release, dated September 28, 2016, between Rennova Health, Inc. and Jason Adams (incorporated by reference to Exhibit 10.120 of the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2016).
10.40	Form of Share Redemption Agreement (incorporated by reference to Exhibit 10.120 of the Company’s Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 16, 2016).
10.41	Asset Purchase Agreement, dated as of October 26, 2016, by and among Pioneer Health Services of Oneida LLC, Pioneer Health Services of Oneida Real Estate LLC, and Rennova Health, Inc., as amended by Amendment No. 1 to the Asset Purchase Agreement, dated as of December 31, 2016, and as further amended by Amendment No. 2 to the Asset Purchase Agreement, dated as of January 6, 2017 (incorporated by reference to Exhibit 10.121 of the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017).
10.42	Securities Purchase Agreement, dated January 29, 2017, between Rennova Health, Inc. and Sabby Healthcare Master Fund, Ltd. (incorporated by reference to Exhibit 10.122 of the Company’s Current Report on Form 8-K filed with the SEC on January 30, 2017).

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10.43	Original Issue Discount Convertible Debenture due May 2, 2017 (incorporated by reference to Exhibit 10.123 of the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2017).
10.44	Subsidiary Guarantee between the subsidiaries of the Company party thereto and Sabby Healthcare Master Fund, Ltd. (incorporated by reference to Exhibit 10.125 of the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2017).
10.45	Securities Purchase Agreement, dated as of March 15, 2017, between Rennova Health, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.126 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.46	Form of Senior Secured Original Issue Discount Convertible Debenture (incorporated by reference to Exhibit 10.127 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.47	Form of Security Agreement (incorporated by reference to Exhibit 10.129 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.48	Form of Subsidiary Guarantee (incorporated by reference to Exhibit 10.130 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.49	Exchange Agreement, dated as of March 15, 2017, between Rennova Health, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.131 of the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017).
10.50	Side Letter, dated March 20, 2017, between Rennova Health, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.138 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.51	Security Agreement, dated as of March 20, 2017, between Rennova Health, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.139 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.52	Guaranty Agreement, dated as of March 20, 2017, by Rennova Health, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.140 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.53	Intercreditor Agreement, dated as of March 20, 2017, between Sabby Management, LLC, as Agent, and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.141 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.54	Services Agreement, dated as of March 20, 2017, between Rennova Health, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.142 of the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2017).
10.55	Securities Purchase Agreement, dated as of June 2, 2017, between Rennova Health, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.135 of the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2017).
10.56	Form of Original Issue Discount Debenture (incorporated by reference to Exhibit 10.136 of the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2017).
10.57	Form of Subsidiary Guarantee (incorporated by reference to Exhibit 10.138 of the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2017).
10.58	Securities Purchase Agreement, dated as of June 21, 2017, between Rennova Health, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.139 of the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2017).
10.59	Form of Original Issue Discount Debenture (incorporated by reference to Exhibit 10.140 of the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2017).
10.60	Form of Subsidiary Guarantee (incorporated by reference to Exhibit 10.142 of the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2017).
10.61	Amendment, dated July 10, 2017, among Rennova Health, Inc. and Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (incorporated by reference to Exhibit 10.143 of the Company’s Current Report on Form 8-K filed with the SEC on July 13, 2017).
10.62	Securities Purchase Agreement, dated as of July 16, 2017, between Rennova Health, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.144 of the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2017).
10.63	Form of Original Issue Discount Debenture (incorporated by reference to Exhibit 10.145 of the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2017).
10.64	Form of Subsidiary Guarantee (incorporated by reference to Exhibit 10.147 of the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2017).

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10.65**	Form of Rennova Health, Inc. 2007 Incentive Award Plan Grant Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2017).
10.66	Securities Purchase Agreement, dated as of August 31, 2017, between Rennova Health, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.147 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2017).
10.67	Form of Senior Secured Original Issue Discount Convertible Debenture (incorporated by reference to Exhibit 10.148 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2017).
10.68	Form of Exchange Agreement, dated as of August 31, 2017, between Rennova Health, Inc. and the investor signatory thereto (incorporated by reference to Exhibit 10.150 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2017).
10.69	Subsidiary Guarantee, dated as of September 19, 2017, by the Subsidiary Guarantors party thereto, in favor of the Purchasers (incorporated by reference to Exhibit 10.156 of the Company’s Current Report on Form 8-K filed with the SEC on September 25, 2017).
10.70	Consent, dated as of September 19, 2017, by TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.157 of the Company’s Current Report on Form 8-K filed with the SEC on September 25, 2017).
10.71	Amendment, dated as of October 16, 2017, among Rennova Health, Inc. and Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (incorporated by reference to Exhibit 10.158 of the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2017).
10.72	Second Amendment, dated as of October 19, 2017, among Rennova Health, Inc. and Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (incorporated by reference to Exhibit 10.159 of the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2017).
10.73	Form of Exchange Agreement, dated as of October 30, 2017, between Rennova Health, Inc. and the investor signatory thereto (incorporated by reference to Exhibit 10.160 of the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2017).
10.74	Securities Purchase Agreement, dated as of October 30, 2017, between Rennova Health, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.161 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2017).
10.75	Asset Purchase Agreement, dated as January 31, 2018, by and among HMA Fentress County General Hospital, LLC, Jamestown HMA Physician Management, LLC, Jamestown TN Medical Center, Inc., CHS/Community Health Systems, Inc. and Rennova Health, Inc. (incorporated by reference to Exhibit 10.162 of the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2018).
10.76	Common Stock Purchase Agreement, dated as of February 14, 2018, by and among Rennova Health, Inc. and the purchasers named on the signature pages thereto (incorporated by reference to Exhibit 10.163 of the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2018).
10.77	Form of Additional Issuance Agreement, dated as of March 5, 2018 (incorporated by reference to Exhibit 10.164 of the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2018).
10.78	Amendment to Prepaid Forward Purchase Agreement, dated as of March 24, 2017, between Racine FundingCo, LLC, on the one hand, and Rennova Health, Inc., Biohealth Medical Laboratory, Inc. and PB Laboratories, LLC, on the other hand, and Christopher Diamantis, as Guarantor (incorporated by reference to Exhibit 10.165 of the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2018).
10.79	Second Amendment to Prepaid Forward Purchase Agreement, dated as of March 30, 2018, between Racine FundingCo, LLC, on the one hand, and Rennova Health, Inc., Biohealth Medical Laboratory, Inc. and PB Laboratories, LLC, on the other hand, and Christopher Diamantis, as Guarantor (incorporated by reference to Exhibit 10.166 of the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2018).
10.80	Form of Additional Issuance Agreement, dated as of May 13, 2018 (incorporated by reference to Exhibit 10.166 of the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2018).
10.81	Form of Additional Issuance Agreement, dated as of May 20, 2018 (incorporated by reference to Exhibit 10.167 of the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2018).
10.82	Form of Additional Issuance Agreement, dated as of June 27, 2018 (incorporated by reference to Exhibit 10.168 of the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2018).

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10.83	Form of Additional Issuance Agreement, dated as of July 16, 2018 (incorporated by reference to Exhibit 10.169 of the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2018).
10.84	Exchange Agreement, dated as of July 23, 2018, between Rennova Health, Inc. and Alcimede LLC (incorporated by reference to Exhibit 10.170 of the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2018).
10.85	Series B Warrant Extension Agreement, dated September 14, 2018, between Rennova Health, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.171 of the Company’s Current Report on Form 8-K filed with the SEC on September 17, 2018).
10.86	Asset Purchase Agreement, dated as of February 22, 2019, by and among Jellico Community Hospital, Inc., CarePlus Rural Health Clinic, LLC, Jellico Medical Center, Inc., Community Hospital Corporation and Rennova Health, Inc. (incorporated by reference to Exhibit 10.173 of the Company’s Current Report on Form 8-K filed with the SEC on February 28, 2019).
10.87	Form of Bridge Debenture Agreement, dated as of May 12, 2019 (incorporated by reference to Exhibit 10.173 of the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2019).
10.88	Form of Bridge Debenture Agreement, dated as of June 13, 2019 (incorporated by reference to Exhibit 10.174 of the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2019).
10.89	Form of Bridge Debenture Agreement, dated as of June 24, 2019 (incorporated by reference to Exhibit 10.175 of the Company’s Current Report on Form 8-K filed with the SEC on June 25, 2019).
10.90	Form of Promissory Note, dated September 27, 2019 (incorporated by reference to Exhibit 10.176 of the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2019).
10.91	Exchange Agreement, dated as of December 23, 2019, between Rennova Health, Inc. and Alcimede LLC (incorporated by reference to Exhibit 10.177 of the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2019).
10.92	Form of Promissory Note, with Evolve Bank & Trust (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2020).
10.93	Exchange Agreement, dated as of June 30, 2020, between Rennova Health, Inc. and Christopher Diamantis (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2020).
10.94	Voting Agreement and Irrevocable Proxy, dated as of August 13, 2020, by and among Rennova Health, Inc., Seamus Lagan, Alcimede LLC and Christopher Diamantis (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2020).
10.95	Form of Exchange, Redemption and Forbearance Agreement, dated as of August 31, 2020, among Rennova Health, Inc., Christopher Diamantis and the investor signatory thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2020).
21	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on October 21, 2019).
23.1	Consent of Independent Public Accounting Firm – Haynie & Company (2)
23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5.1)
24.1	Power of Attorney for Rennova Health, Inc. (included on the signature page of this Registration Statement (2)
101.INS	XBRL Instance Document. (3)
101.SCH	XBRL Taxonomy Extension Schema Document. (3)
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document. (3)
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document. (3)
101.LAB	XBRL Taxonomy Extension Label Linkbase Document. (3)
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. (3)

(1)	The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Rennova Health, Inc. will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.
(2)	Filed herewith
(3)	Filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended September 30, 2020, filed on June 29, 2020 and November 16, 2020, respectively, with corresponding exhibit numbers, and incorporated herein by reference.
*	To be filed by Amendment
**	Management contract for compensatory plan or arrangement.

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